Exhibit 10.6

€268,000,000
FACILITIES AGREEMENT
dated 31 July 2009
among
PILOT SAS
and
NA PALI
as Borrowers
QUIKSILVER, INC.
and
PILOT SAS
as Original Guarantors
and
BNP PARIBAS
CRÉDIT LYONNAIS
and
SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING
as Mandated Lead Arrangers
and
BNP PARIBAS
as Agent
SOCIÉTÉ GÉNÉRALE
as Security Agent
and
CAISSE REGIONALE DE CRÉDIT AGRICOLE MUTUEL PYRÉNÉES-
GASCOGNE
as Issuing Bank

WHITE & CASE LLP
11, boulevard de la Madeleine
75001 Paris

i

v

		Page
44. Additional Working Capital Financing Exceptions		155

Schedule 1 The Original Lenders		156

Schedule 2 Conditions Precedent		157

Part I	Conditions precedent to signing of this Agreement	157

Part II	Conditions precedent to the first Utilisation of the Facilities	160

Part III	Conditions precedent to any Utilisation of a Facility	165

Part IV	Conditions precedent required to be delivered by an Additional Guarantor (other than Biarritz Holdings, Quiksilver Europa and QSH)	166

Part V	Transaction Security Documents and security related documents to be delivered on the Closing Date	168

Part VI	Transaction Security Documents and security related documents to be delivered by the Additional Guarantors (other than Biarritz Holdings, Quiksilver Europa and QSH)	171

Schedule 3 Requests		172

Part I	Utilisation Request Loans	172

Part II	L/C Request Letters of Credit	174

Part III	Selection Notice	176

Schedule 4 Mandatory Cost Formula		177

Schedule 5 Form of Transfer Agreement		180

Schedule 6 Form of Accession Letter		183

Schedule 7 Form of Compliance Certificate		185

Schedule 8 Timetables		187

Part I	Loans	187

Part II	Letters of Credit	188

Schedule 9 Material Subsidiaries		189

Schedule 10 Agreed Security Principles		190

Schedule 11 List of Securities		192

Schedule 12 List of Loans		196

Schedule 13 Guarantees and Off-Balance Sheet Liabilities		198

Schedule 14 Existing Financial Indebtedness		201

Schedule 15 Existing Letters of Credit		203

x

THIS AGREEMENT is dated 31 July 2009 and made between:
(1)	PILOT SAS, a société par actions simplifiée with a share capital of €124,813,632, whose registered office is at 26/28 rue Danielle Casanova, 75002 Paris, registered under the unique identification number 070 501 374 RCS Paris (“Pilot” or the “Company”) as borrower and original guarantor;

(2)	NA PALI, a société par actions simplifiée, with a share capital of €3,444,300, whose registered office is at 162, rue Belharra, 64500 Saint Jean-de-Luz, registered under the unique identification number 331 377 036 RCS Bayonne (“Na Pali”) as borrower;

(3)	QUIKSILVER, INC., a corporation incorporated under the laws of the State of Delaware, United States of America, whose registered office is at 15202 Graham Street, Huntington Beach, California 92649, United States of America (“Quiksilver, Inc.”) as original guarantor;

(4)	BNP PARIBAS, a société anonyme with a share capital of €2,508,353,266, organized and existing under the laws of the French Republic, whose registered office is at 16, boulevard des Italiens, 75009 Paris, registered at the trade registry of Paris under number 662 042 449 RCS Paris, CRÉDIT LYONNAIS, a société anonyme with a share capital of €1,847,857,783, organized and existing under the laws of the French Republic, whose registered office is at 18 rue de la République, 69002 Lyon, with a head office at 19 boulevard des Italiens, 75002 Paris, registered at the trade registry of Lyon under number 954 509 741 RCS Lyon and SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING, a société anonyme with a share capital of €812,925,836.25, organized and existing under the laws of the French Republic, whose registered office is at 29 boulevard Haussmann, 75009 Paris, registered at the trade registry of Paris under number 552 120 222 RCS Paris, as mandated lead arrangers (together the “Arrangers”);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”);

(6)	BNP PARIBAS, as agent of the other Finance Parties (the “Agent”); and

(7)	CAISSE RéGIONALE DE CRéDIT AGRICOLE MUTUEL PYRéNéES- GASCOGNE, a société anonyme with a share capital of €42,999,250, organized and existing under the laws of the French Republic, whose registered office is at 11 boulevard du President Kennedy, 65000 Tarbes, registered at the trade registry of Tarbes under number 776 983 546 RCS Tarbes, as Issuing Bank.

IT IS AGREED as follows:
SECTION 1 — INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:
“Acceptable Bank” means:
(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A2 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any Finance Party and other bank or financial institution approved by the Agent.
“Acceptable Master Agreement” means the 1992 or the 2002 Multicurrency — Cross Border Master Agreement published by the International Swaps and Derivatives Association, the AFB 1994 Master Agreement entitled “Convention Cadre relative aux Opérations de Marché à Terme”, the FBF 2001 Master Agreement entitled “Convention Cadre FBF relative aux Opérations sur Instruments Financiers à Terme” or any other form agreed by the Agent and the Security Agent.
“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).
“Accounting Principles” means (i) with respect to the financial statements of QSH, Biarritz Holdings, Quiksilver Europa and the Credit Obligors (excluding the Pilot Consolidated Financial Statements), generally accepted accounting principles as in effect from time to time in their respective jurisdictions of organization and (ii) US GAAP with respect to the financial statements of Quiksilver, Inc. and the Pilot Consolidated Financial Statements.
“Accounting Reference Date” means 31 October.
“Addendum to the Structure Memorandum” means the addendum to the Structure Memorandum prepared by Skadden, Arps, Slate, Meagher & Flom LLP, addressed to, and/or capable of being relied upon by, the Reliance Parties and referred to in Part II of Schedule 2 (Conditions Precedent).
“Additional Cost Rate” has the meaning given to that term in Schedule 4 (Mandatory Cost Formula).
“Additional Guarantor” means (i) on the Closing Date, QSH (as “caution réelle” only), Biarritz Holdings and Quiksilver Europa and (ii) otherwise, a company which becomes a Guarantor in accordance with Clause 28 (Changes to the Obligors).
“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the Paris foreign exchange market at or about 11:00 a.m. on a particular day.
“Agreed Security Principles” means the principles set out in Schedule 10 (Agreed Security Principles).
“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Revolving Facility.
“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 8 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.
“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.
“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Clause 8 (Ancillary Facilities).
“Ancillary Lender” means the Lender which manages the cash pooling scheme of the Group pursuant to the Cash Pooling Agreement and makes available an Ancillary Facility in accordance with Clause 8 (Ancillary Facilities).
“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:
(a)	the principal amount under each overdraft facility and on-demand short term loan facility (net of any credit balances on any account of any Borrower of an Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that the credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility);

(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.
“Annual Pilot Consolidated Financial Statements” has the meaning given to that term in Clause 23 (Information Undertakings).

“Approved Jurisdiction” shall mean any member state of the European Union, any of Turkey, China, Vietnam, Indonesia, Malaysia, India, Pakistan, Bangladesh, Thailande, Hong Kong, Taiwan, South Korea, Laos, Macao, Algeria, Morocco, Tunisia, Japan and Egypt or any other country approved by the Issuing Banks.
“Auditors” means Deloitte & Touche LLP and its Affiliates or any other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
“Availability Period” means:
(a)	in relation to each Term Facility, the period from and including the date of this Agreement to and including 29 September 2009;

(b)	in relation to the Revolving Facility, the period from and including the Closing Date to and including the date falling one month prior to the Termination Date; and

(c)	in relation to the L/C Facility, the period from and including the Closing Date to and including the date falling one month prior to the Termination Date.
“Available Ancillary Commitment” means in relation to an Ancillary Facility, an Ancillary Lender’s Ancillary Commitment less the Ancillary Outstandings in relation to that Ancillary Facility.
“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:
(a)	the Base Currency Amount of its participation in any outstanding Utilisations under that Facility and, in the case of the Revolving Facility only, the Base Currency Amount of the aggregate of its Ancillary Commitments; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of the Revolving Facility only, the Base Currency Amount of its Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.
For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under the Revolving Facility only, the following amounts shall not be deducted from a Lender’s Commitment under that Facility:
(i)	that Lender’s participation in any Revolving Facility Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)	that Lender’s Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.
For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under the L/C Facility only, that Lender’s participation in Letters of Credit that are due to be cancelled on or before the proposed Utilisation Date shall not be deducted from that Lender’s Commitment under that Facility.
“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.
“Base Currency” means the euro.
“Base Currency Amount” means:
(a)	in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement) and, in the case of a Letter of Credit, as adjusted under Clause 6.8 (Revaluation of Letters of Credit) at six-monthly intervals; and

(b)	in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Company pursuant to Clause 8.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility.
“Biarritz Holdings” means Biarritz Holdings S.à r.l., a Luxembourg société à responsabilité limitée, with a share capital of €1,344,530, whose registered office is at 9-11 rue Louvigny, L-1946 Luxembourg, registered with the Luxembourg Registre de Commerce et des Sociétés under number B 147.205.
“Borrowers” means the Company and Na Pali and “Borrower” means any of them.
“Borrowings” has the meaning given to that term in Clause 24.1 (Financial definitions).
“Break Costs” means the amount (if any) by which:
(a)	the interest excluding the Margin which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means:
(a)	in relation to the period beginning on 1 November 2008 and ending on 31 October 2009, the budget delivered by the Company to the Agent pursuant to paragraph 4(f) of Part I of Schedule 2 (Conditions Precedent); and
(b)	in relation to any other period, any budget delivered by the Company to the Agent in respect of that period pursuant to Clause 23.5 (Budget).
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Paris and:
(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or
(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.
“Business Plan” means:
(a)	in relation to the period beginning on the date of this Agreement and ending on 31 October 2013, the Initial Business Plan; and
(b)	in relation to any other period, any business plan delivered by the Company to the Agent pursuant to Clause 23.4 (Business Plan) in the same format as the one delivered pursuant to the definition of “Initial Business Plan”.
“Capex Basket” has the meaning given to that term in Clause 25.19 (Capital Expenditure).
“Capital Expenditure” has the meaning given to that term in Clause 24.1 (Financial definitions).
“Carried Forward Tax Losses” has the meaning given to that term in Clause 22.32 (Carried Forward Tax Losses).
“Cash” means, at any time, the amount of cash (converted into the Base Currency at the Agent’s Spot Rate of Exchange at the relevant time) in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:
(a)	that cash is repayable on demand;
(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;
(c)	there is no Security over that cash except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements; and
(d)	the cash is freely and immediately available to be applied in repayment or prepayment of the Facilities.

“Cash Collateral Agreement” means the cash collateral agreement dated 9 December 2008 entered into between Na Pali and JPMorgan Chase, NA, London Branch and JP Morgan Europe Limited as beneficiaries.
“Cash Equivalent Investments” means at any time the amount (converted into the Base Currency at the Agent’s Spot Rate of Exchange at the relevant time) of:
(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;
(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;
(c)	commercial paper not convertible or exchangeable to any other security:
(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;
(d)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days’ notice; or
(e)	any other debt security approved by the Majority Lenders (acting reasonably), in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).
“Cashflow” has the meaning given to that term in Clause 24.1 (Financial definitions).
“Cash Pooling Agreement” means:
(a)	the cash pooling agreement dated 1 May 1997 initially concluded by Na Pali with the following of its then direct and indirect Subsidiaries: Sumbawa Sarl, Gen X

Publishing Limited, Molokai Limited, Emerald Coast Europe SARL, Kauai GmbH and Lanai Limited as well as the adherence forms executed by Cariboo SARL (22 April 1998), Namotu Limited (31 October 2001), SCI Tavarua (31 October 2003), Zebraska SARL and DC Europe SARL (31 October 2004);

(b)	the cash pooling agreement dated 11 July 2000 between Na Pali and its then direct Subsidiary Gotcha Europe SA;

(c)	the cash pooling agreement dated 3 November 2003 initially concluded by Na Pali with the following of its then direct and indirect Subsidiaries: Sumbawa SL, Bakio SL, Kauai GmbH, Makaha GmbH, Pukalani BV, Tuvalu BV, Haapiti SRL and Moorea SRL as well as the adherence forms executed by Kiribati Lda (1 November 2005), Hanalei (23 May 2006), Pilot (1 March 2008), Vanuatu GmbH, Lumahai BVBA, Waimea BVBA and Namotu Ltd (16 October 2007);

(d)	the cash pooling agreement dated 1 October 2006 between Na Pali and Tanna SARL dated 1 October 2006;

(e)	the cash pooling agreement dated 31 October 2006 between Na Pali and Tyax SNC;

(f)	the cash pooling agreement dated 28 May 2007 between Na Pali and Kokolo SAS;

(g)	the cash pooling agreement dated 16 October 2007 between Na Pali and Tuamotu;
and any supplement thereto or replacement thereof
“Change of Control” means
(i)	(x) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Rhône Capital III L.P. and its Affiliates becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 35% of the equity interests of Quiksilver, Inc. entitled to vote for members of the board of directors or equivalent governing body of Quiksilver, Inc. on a fully-diluted basis (and taking into account all such equity interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(y) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Quiksilver, Inc. ceases to be composed of individuals (i) who were members of such board or equivalent governing body on the first day of such period, (ii) whose election or nomination to such board or equivalent governing body was approved by individuals referred to in preceding sub-clause (i) constituting at the time of such election or nomination at least a majority of such board or equivalent governing body or (iii) whose election or nomination to such board or other equivalent governing body was approved by individuals referred to in preceding sub-clauses (i) and (ii) constituting at the time of such election or nomination at least a majority of such board or equivalent governing body; or (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
(ii)	Quiksilver, Inc. ceasing to directly or indirectly (x) own 100% of the share capital of QSH (on a fully-diluted basis and/or on a non-diluted basis), or (y) own 100% of the voting rights in QSH (on a fully-diluted basis and/or on a non-diluted basis) or (z) have the right or ability to control the composition of the majority of the board of directors (or equivalent body) of QSH; or

(iii)	QSH ceasing to directly (x) own 100% of the share capital of Biarritz Holdings (on a fully-diluted basis and/or on a non-diluted basis), or (y) own 100% of the voting rights in Biarritz Holdings (on a fully-diluted basis and/or on a non-diluted basis) or (z) have the right or ability to control the composition of the majority of the board of directors (or equivalent body) of Biarritz Holdings; or

(iv)	Biarritz Holdings ceasing to directly (x) own 100% of the share capital of Quiksilver Europa (on a fully-diluted basis and/or on a non-diluted basis), or (y) own 100% of the voting rights in Quiksilver Europa (on a fully-diluted basis and/or on a non-diluted basis) or (z) have the right or ability to control the composition of the majority of the board of directors (or equivalent body) of Quiksilver Europa; or

(v)	Quiksilver Europa ceasing to directly (x) own 100% (less the Rossignol Vendors Restricted Shares until they are acquired by Quiksilver Europa as described in the Structure Memorandum) of the share capital of the Company (on a fully-diluted basis and/or on a non-diluted basis), or (y) own 100% (less the voting rights related to the Rossignol Vendors Restricted Shares until such shares are acquired by Quiksilver Europa as described in the Structure Memorandum) of the voting rights in the Company (on a fully-diluted basis and/or on a non-diluted basis) or (z) have the right or ability to control the composition of the majority of the board of directors (or equivalent body) of the Company; or

(vi)	the Company ceasing to directly (x) own 100% of the share capital of Na Pali (on a non-diluted basis) and/or 100% (less the shares to be issued by Na Pali to repay the NP ORAs in accordance with the NP ORAs Subscription Agreement until the date on which the NP ORAs are acquired by the Company as described in the Structure Memorandum) of the share capital of Na Pali on a fully-diluted basis, or (y) own 100% of the voting rights in Na Pali (on a non-diluted basis) and/or 100% (less the voting rights related to the shares to be issued by Na Pali to repay the NP ORAs in accordance with the NP ORAs Subscription Agreement until the date on which the NP ORAs are acquired by the Company as described in the Structure Memorandum) of the voting rights in Na Pali on a fully-diluted basis or (z) have the right or ability to control the composition of the majority of the board of directors (or equivalent body) of Na Pali.
“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security, but excluding, for the avoidance of doubt, in the case of QSH any assets other than the shares of Biarritz Holdings and certain receivables from time to time held by QSH against Biarritz Holdings and its Subsidiaries.
“Chartreuse et Montblanc” means Chartreuse et Mont-Blanc, a société par actions simplifiée unipersonnelle whose registered office is at 41, avenue George V, 75008 Paris, France, registered under the unique identification number 508 758 745 RCS Paris.
“Closing Date” means the date on which the first Utilisation is made.
“Commitment” means a Facility A Commitment, Facility B Commitment, L/C Facility Commitment or Revolving Facility Commitment.
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate) or otherwise in form and substance satisfactory to the Agent (acting reasonably).
“Confidential Information” means all information relating to the Company, any Obligor, the Group, the European Group, the Finance Documents or a Facility in respect of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:
(a)	any member of the Group, the European Group or any of its advisers, or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or the European Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 39 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any Obligor, any member of the Group or the European Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Obligors, the Group or the European Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.
“Confidentiality Undertaking” means either a confidentiality undertaking substantially in the latest recommended LMA form or any other form agreed between the Company and the Agent.
“Credit Obligors” means the Company, Na Pali and the Additional Guarantors.
“DC Shoes Business” means the business of designing, manufacturing, selling, distributing and marketing products bearing “DC”, “DC Shoes” and related trademarks and logos.
“Debt Service Cover Ratio” has the meaning given to that term in Clause 24.1 (Financial definitions).
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination in each case under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
“Defaulting Lender” means any Lender:
(a)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) or has failed to provide cash collateral (or has notified any Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender);

(b)	which has otherwise rescinded Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within 5 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.
“Designated Gross Amount” has the meaning given to that term in Clause 8.2 (Availability).
“Designated Net Amount” has the meaning given to that term in Clause 8.2 (Availability).
“Disruption Event” means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Dormant Subsidiary” means a member of the Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including, without limitation, indebtedness owed to it) which in aggregate have a value of €250,000 or more or its equivalent in other currencies.
“EBIT” has the meaning given to that term in Clause 24.1 (Financial definitions).
“EBITDA” has the meaning given to that term in Clause 24.1 (Financial definitions).
“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:
(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).
“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:
(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.
“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.
“Estacade” means Estacade Limited, an English limited company whose registered office is at 5A Fore Street, Topsham, Exeter, Devon, EX3 0HF, England, registered under number 04731282.
“EU Term Loan Credit Agreement” means that certain credit agreement dated as of 31 July 2009 among Mountain and Wave S.à. r.l., Quiksilver, Inc., the lenders party thereto and Rhône Group L.L.C.
“EURIBOR” means, in relation to any Loan in euro:
(A)	in respect of any Interest Period (other than Interest Periods of one month):
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan; and
(B)	in respect of any Interest Period of one month, the highest of
(a)	the applicable Screen Rate; and

(b)	the rate determined by the Agent to be the arithmetic mean (after excluding the highest and the lowest quotations as long as all Reference Banks give their quotation to the Agent) of the annual rates (rounded upwards to four decimal places) as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the Paris interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period of one month.
“European Group” means QSH, Biarritz Holdings and the Subsidiaries of Biarritz Holdings.

“European Obligors” means QSH, Biarritz Holdings, Quiksilver Europa, the Company and Na Pali.
“Event of Default” means any event or circumstance specified as such in Clause 26 (Events of Default).
“Excess Cashflow” has the meaning given to that term in Clause 24.1 (Financial definitions).
“Existing Letters of Credit” has the meaning given to that term in Clause 7.1 (Existing Letters of Credit).
“Expiry Date” means, for a Letter of Credit, the last day of its Term.
“Extension Request” means a written notice delivered to the Agent in accordance with Clause 6.6 (Extension of a Letter of Credit).
“Facilities” means the Term Facilities, the L/C Facility and the Revolving Facility and “Facility” means any of them as the context may require.
“Facility A” means the term loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).
“Facility A Commitment” means:
(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement, as it may be cancelled, reduced or transferred by it under this Agreement.
“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.
“Facility A Repayment Date” means each date set out in paragraph (a) of Clause 9.1 (Repayment of Term Loans).
“Facility B” means the term loan facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).
“Facility B Commitment” means:
(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement,

as it may be cancelled, reduced or transferred by it under this Agreement.
“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.
“Facility B Repayment Date” means each date set out in paragraph (b) of Clause 9.1 (Repayment of Term Loans).
“Facility Office” means:
(a)	in respect of a Lender or an Issuing Bank, the office notified by that Lender or that Issuing Bank to the Agent in writing on or before the date it becomes a Lender or an Issuing Bank (or, following that date, by not less than five Business Days’ written notice) as the office through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
“Fee Letter” means:
(a)	any letter or letters dated on or about the date of this Agreement between the Arrangers and the Company and/or Na Pali (or the Agent and the Company and/or Na Pali) (or the Security Agent and the Company and/or Na Pali) setting out any of the fees referred to in Clause 16 (Fees); and

(b)	any agreement setting out fees payable to a Finance Party referred to in Clause 16.5 (Fees payable in respect of Letters of Credit) or Clause 16.6 (Interest, commission and fees on Ancillary Facilities) of this Agreement or under any other Finance Document.
“Finance Document” means this Agreement, any Accession Letter, the TEG Letter, any Guarantee, any Ancillary Document, the Hedging Letter, any Compliance Certificate, any Fee Letter, any Hedging Agreement, the Intercreditor Agreements, any Selection Notice, any Transaction Security Document, any Utilisation Request, any L/C Request, each Letter of Credit, the Quiksilver, Inc. Undertaking/Macquarie and any other document designated as a “Finance Document” by the Agent and the Company; provided that where the term “Finance Document” is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreements, a Hedging Agreement shall be a Finance Document only for the purposes of:
(a)	the definition of “Material Adverse Effect”;

(b)	the definition of “Transaction Document”;

(c)	the definition of “Transaction Security Document”;

(d)	paragraph (a)(iv) of Clause 1.2 (Construction); and

(e)	Clause 26 (Events of Default) (other than Clause 26.21 (Acceleration)).
“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

“Finance Parties” means the Agent, the Arrangers, the Security Agent, the Lenders, the Issuing Banks, each Hedge Counterparty or any Ancillary Lender and “Finance Party” shall mean any of them; provided that, where the term “Finance Party” is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreements, a Hedge Counterparty shall be a Finance Party only for the purposes of:
(a)	the definition of “Secured Parties”;

(b)	paragraph (a)(i) of Clause 1.2 (Construction);

(c)	paragraph (c) of the definition of “Material Adverse Effect”; and

(d)	Clause 30 (Conduct of Business by the Finance Parties).
“Financial Indebtedness” means, without double counting, any indebtedness for or in respect of:
(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance raised under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis) including, for the avoidance of doubt, receivables transferred under the NP Factoring Agreements or under any other factoring program;

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of any guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of any member of the Group relating to any post-retirement benefit scheme;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the day after the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above, provided that Financial Indebtedness shall not include the obligation to pay the purchase price for the Rossignol Vendor Restricted Shares pursuant to the Shareholders’ Agreement.
“Financial Semester” means either of the six-month periods of each Financial Year commencing on the first day of the Financial Year and on 1 May.
“Financial Year” means the annual accounting period of the Group ending on 31 October in each year.
“Funds Flow Statement” means a funds flow statement in agreed form.
“Gearing” has the meaning given to that term in Clause 24.1 (Financial definitions).
“GE Factofrance” means GE Factofrance, SNC, a société en nom collectif whose registered office is at Tour Facto, 92988 Paris La Défense Cedex, registered under the unique identification number 063 002 446 RCS Nanterre.
“Group” means, at any time, the Company and each of its Subsidiaries at such time.
“Guarantee” means a guarantee, in form and substance satisfactory to the Lenders and the Company, given by an Original Guarantor or an Additional Guarantor (other than QSH) in respect of the obligations under the Finance Documents (for the Guarantees to be issued by the Guarantors on the Closing Date, as described in Part V of Schedule 2).
“Guarantor” means an Original Guarantor or an Additional Guarantor.
“Hanalei” means Hanalei, a Dutch Naamloze Vennootschap, whose registered office is at Antoon Catriestraat, 39F, 9031 Drongen, The Netherlands, registered under the Register Gent.
“Hedge Counterparty” means each Arranger which is a party to a Hedging Agreement as hedge counterparty and “Hedge Counterparties” means all such Arrangers.
“Hedging Agreement” means any Acceptable Master Agreement and related confirmations and schedules entered into or to be entered into by an Obligor and a Hedge Counterparty for the purpose of hedging interest rate liabilities in relation to the Facilities (other than the L/C Facility) in accordance with the Hedging Letter and Clause 25.31 (Post-closing conditions).
“Hedging Letter” means the letter dated the date of this Agreement from the Arrangers to the Company relating to the Hedging Agreements.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
“Impaired Agent” means the Agent at any time when:
(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within 5 Business Days of its due date; or
(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
“Infoborne” means Infoborne, a French société à responsabilité limitée whose registered office is at c/o Na Pali, ZI de Jalday, 64500 Saint Jean de Luz, registered under the unique identification number 397 872 805 RCS Bayonne.
“Information Package” means the Reports, the Business Plan and the Budget delivered to the Agent pursuant to Schedule 2 (Conditions Precedent).
“Initial Business Plan” means the business plan delivered by the Company to the Agent pursuant to paragraph 4(e) of Part I of Schedule 2 (Conditions Precedent) containing a consolidated balance sheet, a consolidated profit and loss account and a consolidated cash flow statement for the Company and its Subsidiaries for the five Financial Years ending after the date of this Agreement.
“Insolvency Event” in relation to a Finance Party means that the Finance Party:
(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:
(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
“Intellectual Property” means:
(a)	any patents, trade-marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

“Intellectual Property Memorandum” means the intellectual property memorandum delivered to the Agent pursuant to paragraph 4 (j) of Part I of Schedule 2 (Conditions Precedent).
“Intercreditor Agreements” means the Security Sharing Agreement and the Subordination Agreement.
“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 14 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 13.3 (Default interest).
“Issuance and Reimbursement Agreement” means the issuance and reimbursement agreement dated 14 September 2007 between Na Pali as applicant and JP Morgan Europe Limited as issuing bank.
“Issuing Bank” means (i) with respect to the Existing Letters of Credit, each Lender which has issued an Existing Letter of Credit and (ii) with respect to any other Letter of Credit, Caisse Régionale de Crédit Agricole Mutuel Pyrénées-Gascogne and any other Lender which has notified the Agent that it has agreed in an Accession Letter to the Company’s request to be an Issuing Bank pursuant to the terms of this Agreement (each such Lender shall be referred to, whether acting individually or together, as the “Issuing Bank”) provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.
“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
“J.P. Morgan Guarantee” means the €35,600,000 bank guarantee issued on 14 September 2007 by J.P. Morgan Europe Limited, London Branch, in favour of the Rossignol Vendors pursuant to the Issuance and Reimbursement Agreement dated 14 September 2007 between Na Pali and J.P. Morgan Europe Limited.
“L/C Facility” means the revolving letter of credit facility made available under this Agreement as described in paragraph (a)(iii) of Clause 2.1 (The Facilities).
“L/C Facility Commitment” means:
(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “L/C Facility Commitment” in Schedule 1 (The Original Lenders) and the amount of any other L/C Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any L/C Facility Commitment transferred to it under this Agreement, as it may be cancelled, reduced or transferred by it under this Agreement.
“L/C Facility Utilisation” means a Letter of Credit.
“L/C Proportion” means in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the

Available Facility in respect of the L/C Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.
“L/C Request” means either (i) a paperless letter of credit request submitted using a secured banking transaction exchange management software (“progiciel de gestion de portail transactionnel bancaire sécurisé”) or (ii) a written notice substantially in the relevant form set out in Part II of Schedule 3 (Requests).
“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 28 (Changes to the Obligors).
“Legal Reservations” means any matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.
“Lender” means:
(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 27 (Changes to the Lenders), which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.
“Letter of Credit” means (i) each Existing Letter of Credit and (ii) any letter of credit or other documentary credit issued pursuant to this Agreement by the Issuing Bank at the request of and for the account of Na Pali pursuant to an L/C Request, each such Letter of Credit to be subject to the UCP.
“Leverage Ratio” has the meaning given to that term in Clause 24.1 (Financial definitions).
“Licence Agreements” means the NP Licence Agreements, the Omareef Licence Agreements and the New Pier License Agreements.
“LMA” means the Loan Market Association.
“Loan” means a Term Loan or a Revolving Facility Loan.
“Majority Lenders” means:
(a)	(for the purposes of paragraph (a) of Clause 38.1 (Required consents) in the context of a waiver in relation to a proposed Utilisation of the Revolving Facility (other than a Utilisation on the Closing Date) of the condition in Clause 4.2 (Further conditions precedent)), a Lender or Lenders whose Revolving Facility Commitments aggregate more than 66 2/3 per cent. of the Total Revolving Facility Commitments;

(b)	(for the purposes of (i) paragraph (a) of Clause 38.1 (Required consents) in the context of a waiver in relation to a proposed Utilisation of the L/C Facility (other than a Utilisation on the Closing Date) of the condition in Clause 4.2 (Further conditions precedent) and (ii) paragraph (x) of Clause 6.3 (Completion of an L/C Request for

Letters of Credit)), a Lender or Lenders whose L/C Facility Commitments aggregate more than 66 2/3 per cent. of the Total L/C Facility Commitments; and

(c)	(in any other case), a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, whose participations in the outstanding Utilisations aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction).
“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formula).
“Mandatory Prepayment Account” means an interest-bearing account:
(a)	held by a Borrower with the Agent or Security Agent;

(b)	identified in a letter between the Company and the Agent as a Mandatory Prepayment Account;

(c)	subject to Security in favour of the Security Agent which Security is in form and substance reasonably satisfactory to the Agent and Security Agent and subject to the Agreed Security Principles; and

(d)	from which no withdrawals may be made by any members of the Group except as contemplated by this Agreement,
(as the same may be redesignated, substituted or replaced from time to time).
“Margin” means:
(a)	in relation to the Facility A Loan, 4.75 per cent. per annum;

(b)	in relation to the Facility B Loan, 4.25 per cent. per annum;

(c)	in relation to any Revolving Facility Loan, 4.25 per cent. per annum;

(d)	in relation to any Unpaid Sum in relation to a Facility, the rate per annum specified above for that Facility (or, in the case of the L/C Facility, the rate per annum specified above for the Revolving Facility); and

(e)	in relation to any other Unpaid Sum, the highest rate specified above.
but if:
(x)	no Default has occurred and is continuing; and

(y)	the Leverage Ratio in respect of the most recently completed Relevant Period is within a range set out below, then, commencing on the date of the delivery of the Pilot Consolidated Financial Statements for the Financial Year ending on 31 October 2009, the Margin for each Loan under Facility A, Facility B and the Revolving Facility will mean the percentage per annum set out below in the column for such Facility opposite that range:

		Facility B and
		Revolving Facility
	Facility A Margin	Margin
Leverage Ratio	% p.a.	% p.a.
Greater than or equal to 3.00:1.00	4.75	4.25

Less than 3.00:1.00 but greater than or equal to 2.50:1.00	4.50	4.00

Less than 2.50:1.00 but greater than or equal to 2.00:1.00	4.25	3.75

Less than 2.00:1.00 but greater than or equal to 1.50:1.00	4.00	3.50

Less than 1.50:1.00	3.75	3.25
However:
(i)	any increase or decrease in the Margin for a Loan shall take effect on the date (the “reset date”) which is the first day of the next Interest Period for that Loan following receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 23.2 (Provision and contents of Compliance Certificate);

(ii)	if, following the receipt by the Agent of the Annual Pilot Consolidated Financial Statements and related Compliance Certificate, such financial statements and Compliance Certificate do not confirm the basis for a Margin reduction or increase effected pursuant to the preceding paragraphs, then paragraphs (b) or (c) of Clause 13.2 (Payment of interest), as the case may be, shall apply;

(iii)	while a Default is continuing, the Margin for each Loan under Facility A, Facility B and the Revolving Facility shall be the highest percentage per annum set out above for a Loan under that Facility; and

(iv)	for the purpose of determining the Margin, Leverage Ratio and Relevant Period shall be determined in accordance with Clause 24.1 (Financial definitions).
“Material Adverse Effect” means in the reasonable opinion of the Majority Lenders a material adverse effect on:
(a)	the business, operations, property, performance, condition (financial or otherwise) or prospects of any European Obligor (other than QSH) or the Group taken as a whole; or

(b)	the ability of an Obligor (other than Quiksilver, Inc. and QSH) to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.
“Material Subsidiary” means, at any time:
(a)	an Obligor (other than a TopCo Obligor); or

(b)	a Subsidiary of the Company which:
(i)	is listed in Schedule 9 (Material Subsidiaries); or

(ii)	has earnings before interest, tax, depreciation and amortisation calculated on the same basis as EBITDA (as defined in Clause 24.1 (Financial definitions)) representing 5% or more of EBITDA (as defined in Clause 24.1 (Financial definitions)) or has gross assets representing 5%, or more of the gross assets of the Group, calculated on a consolidated basis; or

(iii)	(to the extent the aggregate earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) and the aggregate gross assets of all the entities constituting Material Subsidiaries pursuant to the provisions of paragraphs (a) and (b)(i) and (ii) above does not represent at least 75% of the EBITDA of the Group and at least 75% of the consolidated gross assets of the Group) any Subsidiary or Subsidiaries of the Company from time to time, in order to ensure that the aggregate earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) and the aggregate gross assets of all the Material Subsidiaries represent at least 75% of the total EBITDA and 75% of the consolidated gross assets of the Group, provided that any such Subsidiary shall constitute a Material Subsidiary by decreasing order of its respective earnings and gross assets;
Compliance with the conditions set out in paragraphs (b) (ii) and (b) (iii) shall be determined by reference to the most recent Compliance Certificate supplied by the Company and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest Pilot Consolidated Financial Statements. However, if a Subsidiary has been acquired since the date as at which the latest Pilot Consolidated Financial Statements were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary (such adjustment being certified by the Group’s Auditors as representing an accurate reflection of the revised EBITDA (as defined in Clause 24.1 (Financial definitions) or gross assets of the Group)).
A report by the Auditors of the Company that a Subsidiary is or is not a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties.
“Material Trademark” means (i) any of the following marks: QUIKSILVER, MOUNTAIN AND WAVE LOGO, ROXY, or HEART LOGO, with respect to the following jurisdictions: France, Spain, Great Britain, Italy, Germany, Poland, Czech Republic, Belgium, Greece, Switzerland, Russia, Portugal, and South Africa and (ii) any other trademarks listed on the list entitled “Material Trademarks” delivered by the Company to the Agent pursuant to Part I of Schedule 2 (Conditions Precedent) and updated from time to time pursuant to Clause

25.24 (Intellectual Property) (but excluding, for the avoidance of doubt, trademarks not owned by Biarritz Holdings and its Subsidiaries).
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.
The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly.
“New Pier Licence Agreements” means the licence agreements entered into between QSH (and transferred to Biarritz Holdings as a result of the QSH/Biarritz Holdings Contribution) and New Pier, whereby QSH (and Biarritz Holdings following the QSH/Biarritz Holdings Contribution) has granted to New Pier the right to use the QUIKSILVER, MOUNTAIN AND WAVE LOGO, ROXY, and HEART LOGO trademarks in certain territories as described therein.
“Non-Acceptable L/C Lender” means a Lender under the L/C Facility which:
(a)	is not an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” (other than a Lender which each Issuing Bank has agreed is acceptable to it notwithstanding that fact); or

(b)	which has failed to provide cash collateral (or has notified the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender);

(c)	has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 7.4 (Indemnities) or Clause 29.10 (Lenders’ indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment;

(d)	which has otherwise rescinded a Finance Document; or

(e)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraphs (b) and (c) above:
(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within 5 Business Days of its due date.

“Note” means the €10,000,000 Subordinated Promissory Note dated 12 November 2008 issued by Chartreuse et Montblanc as debtor in favour of the Company as creditor.
“NP Cash Collateral” means the €35,600,000 cash collateral granted by Na Pali to JP Morgan pursuant to the Cash Collateral Agreement.
“NP Factoring Agreements” means (i) the financing facility contract n°12692 dated 22 August 2008 entered into between Na Pali and GE Factofrance, (ii) the financing facility contract n°15106 dated 22 August 2008 entered into between Emerald Coast S.A.S. and GE Factofrance, (iii) the financing facility contract n°12014 dated 6 November 2008 entered into between Sumbawa SL and GE Factofrance and (iv) the financing facility contract n°12012 and the supplemental deed to the AR Financing Facility Contract n°12012 dated 30 October 2008 entered into between Lanai Limited and GE Factofrance.
“NP Licence Agreements” means the licence agreements entered into between QSH (and transferred to Biarritz Holdings as a result of the QSH/Biarritz Holdings Contribution) and Na Pali, whereby QSH (and Biarritz Holdings following the QSH/Biarritz Holdings Contribution) has granted to Na Pali the right to use the QUIKSILVER, MOUNTAIN AND WAVE LOGO, ROXY, and HEART LOGO trademarks in certain territories as described therein.
“NP ORAs” means the €68,500,000 mandatory convertible bonds (obligations remboursables en actions) issued by Na Pali on 26 April 2002 and initially subscribed by Quiksilver Europa, S.L (formerly designated The Aqua Division Company, S.L.).
“NP ORAs Subscription Agreement” means the mandatory convertible bonds (obligations remboursables en actions) subscription agreement dated 26 April 2002 entered into between Na Pali and Quiksilver Europa, S.L (formerly designated The Aqua Division Company, S.L.) and the amendment n°1 thereto dated 24 April 2009 entered into between Na Pali, the Company and QSH.
“NP Perimeter Indebtedness To Be Refinanced” means the Financial Indebtedness of Na Pali and its Subsidiaries outstanding under bank loans and overdraft facilities and owed to the Lenders as of the date hereof, the amount of which has been certified to the Agent pursuant to Part I of Schedule 2 (Conditions Precedent).
“NP Permanent Advance” means the permanent advances for an aggregate amount of €45,000,000 made available by Na Pali to Quiksilver, Inc. as evidenced by the €15,000,000 promissory note dated 20 August 2005 and the €30,000,000 promissory note dated 20 September 2005 issued by Quiksilver, Inc.
“Obligor” means a Borrower or a Guarantor.
“Obligors’ Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.3 (Obligors’ Agent).
“Omareef” means Omareef Europe, a French société par actions simplifiée whose registered office is at 1468 route des Lacs, 40150 Soorts-Hossegor, registered under the unique identification number 389 024 621 RCS Dax.
“Omareef Licence Agreements” means the licence agreements entered into between QSH (and transferred to Biarritz Holdings as a result of the QSH/Biarritz Holdings Contribution)

and Omareef, whereby QSH (and Biarritz Holdings following the QSH/Biarritz Holdings Contribution) has granted to Omareef the right to use the QUIKSILVER, MOUNTAIN AND WAVE LOGO, ROXY, and HEART LOGO trademarks in certain territories as described therein.
“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).
“Original Financial Statements” means:
(a)	in relation to the Company, the Pilot consolidated financial statements for its Financial Year ended 31 October 2008;

(b)	in relation to each Obligor other than QSH, Quiksilver Europa, Biarritz Holdings and the Company, its audited financial statements for its Financial Year ended 31 October 2008;

(c)	in relation to each of QSH and Quiksilver Europa, its unaudited financial statements for its Financial Year ended 31 October 2008;

(d)	in relation to any other Obligor other than Biarritz Holdings, its audited financial statements delivered to the Agent as required by Clause 28 (Changes to the Obligors); and

(e)	in relation to Biarritz Holdings, a balance sheet as of the date of this Agreement.
“Original Guarantors” means Quiksilver, Inc. and the Company and “Original Guarantor” means any of them.
“Original Obligor” means a Borrower or an Original Guarantor.
“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Party” means a party to this Agreement.
“Permitted Acquisition” means:
(i)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(ii)	an acquisition of securities which are Cash Equivalent Investments, such acquisition being made at arm’s length terms and in the ordinary course of business so long as those Cash Equivalent Investments promptly become subject to the Transaction Security (subject to the Agreed Security Principles);

(iii)	the incorporation of a company which on incorporation becomes a member of the Group, but only if:
(A)	that company is incorporated in a member state of the European Union with limited liability; and

(B)	if the shares in the company are owned by an Obligor, Security over the shares of that company (in form and substance satisfactory to the Agent (acting reasonably)) is created in favour of the Security Agent (subject to the Agreed Security Principles) within 30 days of the date of its incorporation;
(iv)	an acquisition contemplated by the Structure Memorandum;

(v)	an acquisition of all of the issued share capital of a limited liability company, but only if:
(A)	no Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

(B)	the acquired company is incorporated or established, and carries on its principal business in, a member state of the European Union and is engaged in a business substantially the same as that carried on by the Group;

(C)	the consideration (including associated costs and expenses) for the acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case which is not discharged at the date of acquisition (when aggregated with the consideration (including associated costs and expenses) for any other Permitted Acquisition consummated in such Financial Year and any Financial Indebtedness or other actual or contingent liability assumed pursuant to a Permitted Acquisition consummated in such Financial Year, in each case which is not discharged at the time of acquisition (the “Total Purchase Price”)) does not exceed in any Financial Year of the Company €4,000,000 (or its equivalent) in the aggregate;

(D)	the acquisition is not funded by a Revolving Facility Utilisation or financed by a L/C Facility Utilisation; and

(E)	the Company has delivered to the Agent not later than 30 Business Days before legally committing to make such acquisition a certificate signed by two legal representatives of the Company to which is attached a copy of the latest audited accounts (or if not available, management accounts) of the target company. Such certificate shall (i) confirm that the target company has positive EBIT for the latest financial year and (ii) include reasonably detailed calculations demonstrating that the Company would have remained in compliance with its obligations under Clause 24.2 (Financial condition) and the Leverage Ratio would be less than 3.0 if the Ratios were recalculated for the Relevant Period ending on the most recent test date consolidating the financial statements of the target company (consolidated if it has Subsidiaries) with the financial statements of the Group for such period on a pro forma basis and as if the consideration for the proposed acquisition had been paid at the start of that relevant period;
(vi)	the acquisition of shares in members of the Group from an employee on the death, retirement or resignation of that employee, but only if the consideration for such acquisition (when aggregated with the consideration for any other acquisition of shares in members of the Group from employees) does not in any Financial Year of the Company exceed €250,000 or its equivalent in the aggregate;

(vii)	the acquisition of the Rossignol Vendor Restricted Shares pursuant to the Shareholders Agreement as described in the Structure Memorandum for a maximum purchase price of €35,600,000, provided that simultaneously with such acquisition the NP Cash Collateral is released in full in favor of (or to the order of) Na Pali and Na Pali has no longer any obligation under the Cash Collateral Agreement;

(viii)	the acquisition of shares representing 49% of the share capital of Hanalei for a maximum purchase price not exceeding €3,000,000 and 49% of Estacade for a maximum purchase price not exceeding €1,000,000; and

(ix)	the acquisition of shares representing 49% of the share capital of Tanna for a maximum purchase price not exceeding €500,000.
“Permitted Disposal” means any sale, lease, licence, transfer or other disposal:
(a)	of trading stock or cash (which is not subject to Transaction Security) made by any member of the Group in the ordinary course of trading of the disposing entity;

(b)	of any asset (which is not subject to Transaction Security) by a member of the Group (the “Disposing Company”) to another member of the Group (the “Acquiring Company”), but if:
(i)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor; and

(ii)	the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;
(c)	of assets (other than shares, businesses and assets which are subject to Transaction Security) in exchange for other assets of a comparable or superior type, value and quality;

(d)	of obsolete or redundant vehicles, plant and equipment for cash;

(e)	of Cash Equivalent Investments for Cash or in exchange for other Cash Equivalent Investments;

(f)	arising as a result of any Permitted Security or in connection with a Permitted Loan;

(g)	of receivables transferred pursuant to the NP Factoring Agreements (or any other factoring programme entered into in replacement thereof in accordance with this Agreement);

(h)	of receivables and intra-Group loans as described in the Structure Memorandum;

(i)	of the DC Shoes Business;

(j)	of the shares of Infoborne;

(k)	of 51% of the share capital of Tuamotu, Estacade and Tanna;

(l)	of real estate properties located at
(i)	Lieudit “Les Terrasses de l’Océan”, Capbreton Landes, France, namely an apartment with one basement and car park (lot number 115, lot number 188, and lot number 362) purchased according to a contract signed on September 19, 2007 before Maître Jean-Christophe Gaymard, Notaire, residing at 38 Cours Galliéni, Dax, Landes, France;

(ii)	23 and 135 Avenue de Jalday, Saint-Jean-de-Luz, namely an industrial estate of a total surface of 01 ha 40 a 51 ca (lot number 64, lot number 35, lot number 65 and a part of lot number 66 of Zone d’Aménagement Concerté de JALDAY) purchased according to a contract signed on July 23, 2009 before Maître Dominique Larralde, Notaire, residing at 21 Rue Chauvin Dragon, BP 419, Résidence “les Palmiers”, Saint-Jean-de-Luz, Pyrénées Atlantiques, France; and

(iii)	162, 171 and 173 rue des Routiers Saint-Jean-de-Luz, namely an industrial estate with two buildings, of a total surface of 02 ha 52a 75 ca (land register number BX n°11, BX n°12, BX n°13, and BX n°16) purchased according to a contract signed on June 18, 2007 before Maître Dominique Larralde, Notaire, residing at 21 Rue Chauvin Dragon, BP 419, Résidence “les Palmiers”, Saint-Jean-de-Luz, Pyrénées Atlantiques, France; and
(m)	of the vessel whose identification number (“Numéro d’Acte de Francisation”) is 22115/0243.
“Permitted Financial Indebtedness” means Financial Indebtedness permitted by Clause 25.20 (Financial Indebtedness).
“Permitted Guarantee” means:
(i)	any guarantee or indemnity issued by a TopCo Obligor in respect of the Financial Indebtedness, liabilities or obligations of a member of the Group;

(ii)	any guarantee or indemnity issued by a member of the Group which is a Credit Obligor in respect of the Financial Indebtedness, liabilities or obligations of another Credit Obligor or any guarantee or indemnity issued by a member of the Group which is not a Credit Obligor in respect of the Financial Indebtedness, liabilities or obligations of another member of the Group;

(iii)	any guarantee or indemnity issued by a Credit Obligor in respect of the Financial Indebtedness, liabilities or obligations of a member of the Group which is not a Credit Obligor so long as the aggregate amount of Financial Indebtedness under any such loans (when aggregated with the aggregate Financial Indebtedness of the outstanding loans permitted under paragraph (iii) of the definition of “Permitted Loan” below) does not exceed €3,000,000 (or its equivalent) at any time;

(iv)	the guarantees and off-balance sheet liabilities existing on the date of this Agreement and set out in Schedule 13 (Guarantees and Off-Balance Sheet Liabilities) and, in the case of the NP Factoring Agreements, as replaced or renewed pursuant to any Working Capital Financing (not provided by Quiksilver, Inc.) permitted pursuant to paragraph (vi) of Clause 25.20 (Financial Indebtedness);

(v)	any guarantee or indemnity given in favour of any relevant tax or regulatory authority in the ordinary course of business, save where calling on that guarantee or indemnity would have a Material Adverse Effect; and

(vi)	any guarantee or indemnity given in respect of rental payments under leases of real property entered into at arms’ length terms and in the ordinary course of business.
“Permitted Loan” means:
(i)	any loan made by a TopCo Obligor to a member of the Group; provided that, any such loan is subordinated to the Facilities in accordance with the Subordination Agreement;

(ii)	any loan made by a Credit Obligor to another Credit Obligor or by a member of the Group which is not a Credit Obligor to another member of the Group;

(iii)	any loan made by a Credit Obligor to a member of the Group which is not a Credit Obligor so long as the aggregate amount of Financial Indebtedness under any such loans (when aggregated with the aggregate Financial Indebtedness under the guarantees and indemnities permitted under paragraph (iii) of the definition of “Permitted Guarantee” above) does not exceed €3,000,000 (or its equivalent) at any time;

(iv)	any trade credit extended by an Obligor or any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(v)	any loan under the Cash Pooling Agreement;

(vi)	the loans and credits existing on the date of this Agreement and set out in Schedule 12 (List of Loans); and

(vii)	the loans detailed in the Structure Memorandum.

“Permitted Security” means:
(i)	any Security listed in Schedule 11 (List of Securities) on the date hereof except to the extent the principal amount secured by that Security exceeds the amount stated in that schedule and, in the case of the NP Factoring Agreements, as replaced or renewed pursuant to any Working Capital Financing (not provided by Quiksilver, Inc.) permitted pursuant to paragraph (vi) of Clause 25.20 (Financial Indebtedness);

(ii)	any lien arising by operation of law (privilège légal) and in the ordinary course of trading and not as a result of any default or omission by any Obligor or any member of the Group;

(iii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iv)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:
(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(C)	the Security or Quasi-Security is removed or discharged within 2 months of the date of acquisition of such asset;
(v)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the Closing Date, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group if:
(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi-Security is removed or discharged within 2 months of that company becoming a member of the Group;
(vi)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(vii)	any Security or Quasi-Security arising as a consequence of any finance or capital lease in respect of vehicles, plant, equipment or computers, provided that the aggregate capital value of all of such items so leased does not exceed

€500,000 (or its equivalent in other currencies) outstanding for the Group at any time;

(viii)	any Security entered into pursuant to any Finance Document;

(ix)	any transfer of receivables pursuant to the NP Factoring Agreements (or any Working Capital Financing (not provided by Quiksilver, Inc.) permitted pursuant to paragraph (vi) of Clause 25.20 (Financial Indebtedness));

(x)	any transfer of receivables contemplated under the Structure Memorandum; and

(xi)	any Security (including any security deposit given in respect of rental payments under leases of real property entered into at arms’ length terms and in the ordinary course of business) securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (i) to (x) above) does not exceed €5,000,000 (or its equivalent in other currencies) in the aggregate .
“Pilot Consolidated Financial Statements” has the meaning given to that term in Clause 23 (Information Undertakings).
“Pilot Facility Agreement” means the €70,000,000 credit agreement dated 14 June 2008 (as amended on 14 August 2008, 30 October 2008, 9 March 2009, 30 June 2009 and 31 July 2009) entered into among the Company as borrower, Société Générale as lender and facility agent, BNP Paribas as lender and security agent and Crédit Lyonnais as lender.
“Pilot ORAs” means the €208,248,624.48 obligations remboursables en actions issued by the Company on 31 October 2005 and initially subscribed by QSH.
“Pilot Tax Consolidated Group” means the Company and each of its Subsidiaries incorporated in France which is a member of the consolidated tax group of the Company.
“Pre-Closing Permitted Restructuring” means any of the corporate restructuring transactions to be completed prior to the Closing Date as described in the Structure Memorandum (including steps n° 1 through 8 (inclusive) of the Structure Memorandum).
“QSH” means QS Holdings S.à r.l., a Luxembourg société à responsabilité limitée, with a share capital of €8,345,580, whose registered office is at 1 rue des Glacis, L-1628 Luxembourg, registered with the Luxembourg Registre de Commerce et des Sociétés under number B 103.193.
“QS Finance” means QS Finance S.A., a Luxembourg société anonyme, with a share capital of €31,000, whose registered office is at 11, avenue Emile Reuter, L-2420 Luxembourg, registered with the Luxembourg Registre de Commerce et des Sociétés under number B 109.345.
“QSH/Biarritz Holdings Contribution” means the contribution by QSH to Biarritz Holdings of all of the marks held by it which are used by Na Pali and its Subsidiaries (including the Material Trademarks), all of the shares of QS Finance and all of the shares of

Quiksilver Europa) and the other assets and liabilities as described in the Structure Memorandum.
“Qualifying Lender” has the meaning given to that term in Clause 17 (Tax Gross Up and Indemnities).
“Quasi-Security” has the meaning given to that term in Clause 25.12 (Negative pledge).
“Quiksilver Americas, Inc.” means Quiksilver Americas, Inc., a corporation incorporated under the laws of the State of California, United States of America, whose registered office is at 15202 Graham Street, Huntington Beach, California 92649, United States of America.
“Quiksilver Europa” means Quiksilver Europa SL, a company organized under the laws of Spain, whose registered office is at C/Serrano 73, Madrid and registered with the Commercial Registry of Madrid (Spain) under Volume 16,781, Page 1 and Sheet number M-286696.
“Quiksilver, Inc. Guarantee/SG Financing” means the guarantee (governed by the laws of the State of New York) to be issued by Quiksilver, Inc. in favour of Société Générale (to be in form and substance satisfactory to Société Générale), whereby Quiksilver, Inc. guarantees the payment of all sums due by QS Finance under the SG Financing Documents.
“Quiksilver, Inc. Undertaking/Macquarie” means the letter of undertaking (governed by the laws of the State of New York) to be executed by Quiksilver, Inc. in favour of the Finance Parties, whereby Quiksilver, Inc. undertakes to provide the Company with an amount of cash funds equal to cash payments required to be made by the Company to the purchasers under the Stock Purchase Agreement.
“Quiksilver, Inc. Undertaking/SG Financing” means the letter of undertaking (governed by the laws of the State of New York) to be executed by Quiksilver, Inc. in favour of Société Générale, as described in the Security Sharing Agreement.
“Quotation Day” means, in relation to any period for which an interest rate is to be determined:
(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
“Ratios” means the Leverage Ratio, the Debt Service Cover Ratio and the Gearing.
“Reference Banks” means, in relation to EURIBOR the principal Paris offices of BNP Paribas, Crédit Lyonnais, Société Générale and Natixis or such other banks as may be appointed by the Agent in consultation with the Company.

“Refinancing” means the refinancing of the NP Perimeter Indebtedness To Be Refinanced, the Financial Indebtedness under the Pilot Facility Agreement and all corporate actions taken in relation thereto as described in the Structure Memorandum.
“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.
“Relevant Jurisdiction” means, in relation to an Obligor:
(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.
“Relevant Period” means each period of twelve months ending on the last day of the Financial Year and each period of twelve months ending on the last day of each Financial Semester.
“Reliance Parties” means the Agent, the Arrangers, the Security Agent, the Issuing Banks, each Ancillary Lender, each Original Lender and each person which becomes a Lender within six months of the Closing Date.
“Repayment Date” means a Facility A Repayment Date or a Facility B Repayment Date or the last day of an Interest Period for a Revolving Facility Loan.
“Repayment Instalment” means any repayment instalment referred to in paragraphs (a) or (b) of Clause 9.1 (Repayment of Term Loans).
“Repeating Representations” has the meaning given to that term in Clause 22.34 (Times when representations made).
“Reports” means the Intellectual Property Memorandum and the Structure Memorandum.
“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
“Revolving Facility” means the revolving credit facility made available under this Agreement as described in paragraph (a)(iv) of Clause 2.1 (The Facilities).

“Revolving Facility Commitment” means:
(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Revolving Facility Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement, as it may be cancelled, reduced or transferred by it under this Agreement.
“Revolving Facility Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.
“Revolving Facility Utilisation” means a Revolving Facility Loan.
“Rhône Financing” means the financing to be made available by Rhône Group L.L.C. in an amount of €20,000,000 pursuant to the EU Term Loan Credit Agreement and in an amount of US$125,000,000 pursuant to the US Term Loan Credit Agreement.
“Rhône Financing Documents” means the EU Term Loan Credit Agreement and the US Term Loan Credit Agreement.
“Rollover Loan” means one or more Revolving Facility Loans:
(a)	made or to be made on the same day that a maturing Revolving Facility Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan;

(c)	in the same currency as the maturing Revolving Facility Loan; and

(d)	made or to be made to Na Pali for the purpose of refinancing that maturing Revolving Facility Loan.
“Rossignol Documents” means the Issuance and Reimbursement Agreement, the J.P. Morgan Guarantee, the Cash Collateral Agreement and the Shareholders Agreement.
“Rossignol Liabilities” means the amount due to the Rossignol Vendors by Quiksilver Europa pursuant to the Shareholders Agreement in an amount not to exceed €35,600,000.
“Rossignol Liabilities Royalties” means the royalties which are permitted to be paid to Biarritz Holdings pursuant to the Subordination Agreement in order to satisfy the Rossignol Liabilities.
“Rossignol Sale” means the transactions contemplated in the Stock Purchase Agreement dated as of November 12, 2008 entered into between Quiksilver, Inc., Pilot S.A.S., Meribel S.A.S., Quiksilver Americas, Inc., Chartreuse et Mont Blanc LLC, Chartreuse et Mont Blanc SAS, Chartreuse et Mont Blanc Global Holdings S.C.A., Macquarie Asset Finance Limited and Mavilia SAS.

“Rossignol Vendors” means Laurent Boix-Vives, Jeanine Boix-Vives, Christine Simon and Sylvie Bernard.
“Rossignol Vendors Restricted Shares” means the 146,619 preferred shares (actions de préférence) of the Company held by the Rossignol Vendors.
“Screen Rate” means, in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.
“Secured Parties” means each Finance Party from time to time party to this Agreement and any Delegate and Société Générale in its capacity as creditor of the SG Financing.
“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Security Agent” means the security agent to be appointed pursuant to the Security Sharing Agreement and to accede to this Agreement, or any successor thereof in accordance with the Security Sharing Agreement.
“Security Sharing Agreement” means the security sharing agreement to be entered into substantially in form of the draft dated the date of this Agreement on or prior to the Closing Date between, among others, the Obligors, Société Générale, as Security Agent, BNP Paribas, as Agent, the Lenders, the Arrangers, the Ancillary Lenders, the Issuing Bank and Société Générale, as SG Creditor.
“Selection Notice” means a notice substantially in the form set out in Part III of Schedule 3 (Requests) given in accordance with Clause 14 (Interest Periods) in relation to a Term Facility.
“Senior Management” means each and all of Pierre Agnes, as president of Na Pali and Pierre Boccon-Liaudet, as president of Pilot and chief financial officer of Na Pali.
“Senior Notes” means the 6-7/8% senior notes due 2015 issued by Quiksilver, Inc. which are subject to the terms of the US Indenture.
“SG Bonds” means the bonds issued by QS Finance and subscribed by Société Générale for an outstanding amount of €50,000,000.
“SG Financing” means the SG Bonds and the SG Forward Financing.
“SG Financing Documents” means the SG Bonds, the SG Forward Financing Documents and the Quiksilver, Inc. Guarantee/SG Financing.
“SG Forward Financing” has the meaning given to that term in the Security Sharing Agreement.
“SG Forward Financing Documents” means the financing agreement to be entered into (in form and substance satisfactory to Société Générale) pursuant to which the SG Forward Financing shall be made available.

“Shareholders Agreement” means the Shareholders Agreement dated 12 April 2005 between Quiksilver, Inc. and the Rossignol Vendors in respect of the Company (formerly designated Ski Expansion SCA).
“Specified Time” means a time determined in accordance with Schedule 8 (Timetables).
“Stock Purchase Agreement” means the Stock Purchase Agreement dated 12 November 2008 among, inter alia, Quiksilver, Inc. and Macquarie Assets Finance Limited in respect of, inter alia, the sale of Skis Rossignol SAS.
“Structure Chart” means the group structure chart in the agreed form.
“Structure Memorandum” means the legal and tax structure memorandum dated the date hereof prepared by Skadden, Arps, Slate, Meagher & Flom LLP, addressed to, and/or capable of being relied upon by, the Reliance Parties and referred to in Part I of Schedule 2 (Conditions Precedent) together with the Addendum to the Structure Memorandum when the same is delivered to the Agent pursuant to Part II of Schedule 2 (Conditions Precedent).
“Subordinated Debt” has the meaning given to that term in the Subordination Agreement.
“Subordination Agreement” means the subordination agreement to be entered into substantially in form of the draft dated the date of this Agreement on or prior to the Closing Date between, among others, Quiksilver, Inc. as Parent, QS Finance as SG Financing Debtor, Société Générale, as Security Agent, the Subordinated Creditors and the Intra-Group Debtors (in each case, as defined in the Subordination Agreement).
“Subsidiary” means, in relation to any company, another company which is directly or indirectly controlled by it within the meaning of article L.233-3 of the French Code de commerce. For the avoidance of doubt, such definition shall apply to any company registered in any jurisdiction whatsoever.
“Tanna” means Tanna, a French société à responsabilité limitée whose registered office is at 162 rue Belharra, 64500 Saint Jean de Luz, registered under the unique identification number 492 402 276 RCS Bayonne.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.
“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Tax Consolidation Agreement” means the tax consolidation agreement effective as of 1 November 2005 entered into among the Company and certain of its French Subsidiaries.
“TEG Letter” has the meaning given to that term in Clause 13.5 (Effective Global Rate (Taux Effectif Global)).

“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.
“Term Facility” means Facility A or Facility B.
“Term Loan” means a Facility A Loan or a Facility B Loan.
“Termination Date” means:
(a)	in relation to Facility A, 31 July 2013;

(b)	in relation to Facility B, 31 July 2013;

(c)	in relation to the L/C Facility, 31 July 2013; and

(d)	in relation to the Revolving Facility, 31 July 2013.
“TopCo Obligors” means Quiksilver, Inc., QSH, Biarritz Holdings and Quiksilver Europa and “TopCo Obligor” means any one of them as the context may require.
“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments, the Total L/C Facility Commitments and the Total Revolving Facility Commitments, being €268,000,000 at the date of this Agreement.
“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being €55,000,000 at the date of this Agreement.
“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being €115,000,000 at the date of this Agreement.
“Total L/C Facility Commitments” means the aggregate of the L/C Facility Commitments, being €40,000,000 at the date of this Agreement.
“Total Revolving Facility Commitments” means the aggregate of the Revolving Facility Commitments, being €58,000,000 at the date of this Agreement and as reduced in accordance with the terms of this Agreement thereafter.
“Transaction Documents” means (i) the Finance Documents, (ii) the Note, (iii) all documents evidencing the Na Pali ORAs and the Pilot ORAs, (iv) all documents evidencing all outstanding loans made by Quiksilver, Inc. or any Subsidiary of the latter (other than the European Group) to any member of the European Group (other than QSH), (v) the Tax Consolidation Agreement, (vi) the Quiksilver, Inc Undertaking/Macquarie, (vii) the Quiksilver, Inc Undertaking/SG Financing, (viii) the Quiksilver, Inc. Guarantee/SG Financing, (ix) the SG Financing Documents, (x) the NP Factoring Agreements, (xi) the Stock Purchase Agreement and (xii) the Rossignol Documents.
“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.
“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in Part V of Schedule 2 (Conditions Precedent), each of the documents listed as being a Transaction Security Document in Part VI of Schedule 2

(Conditions Precedent) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.
“Transfer Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Transfer Agreement) or any other form agreed between the Agent and the Company.
“Transfer Date” means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the relevant Transfer Agreement; and

(b)	the date on which the Agent executes the relevant Transfer Agreement.
“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
“Tuamotu” means Tuamotu, a French société à responsabilité limitée whose registered office is at 162, rue Belharra, 64500 Saint Jean de Luz, registered under the unique identification number 497 841 064 RCS Bayonne.
“Tyax” means a société a responsabilite limitée, whose registered office is at 162 rue Belharra, 64500 Saint Jean de Luz, registered under the unique identification number 487 539 173 RCS Bayonne.
“UCP” means Uniform Customs and Practices for Documentary Credits, International Chamber of Commerce Publication No. 600.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.
“US GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.
“US Group” means Quiksilver Americas, Inc. and its Subsidiaries.
“US Group Change of Control” means Quiksilver, Inc. ceasing to directly or indirectly (x) own at least 95% of the share capital of Quiksilver Americas, Inc. (on a fully-diluted basis and/or on a non-diluted basis), or (y) own at least 95% of the voting rights in Quiksilver Americas, Inc. (on a fully-diluted basis and/or on a non-diluted basis) or (z) have the right or ability to control the composition of the majority of the board of directors (or equivalent body) of Quiksilver Americas, Inc.
“US Indenture” means the Indenture dated 22 July 2005 entered into among Quiksilver, Inc., the Subsidiary Guarantors and Wilmington Trust Company as Trustee relating to the Senior Notes.
“US Term Loan Credit Agreement” means that certain credit agreement dated as of 31 July 2009 among Quiksilver, Inc., Quiksilver Americas, the lenders party thereto and Rhône Group L.L.C.
“Utilisation” means a Loan or a Letter of Credit.

“Utilisation Date” means the date on which a Utilisation is made.
“Utilisation Request” means (i) a notice substantially in the relevant form set out in Part I of Schedule 3 (Requests) or (ii) a L/C Request.
“VAT” means value added tax in any jurisdiction and any other tax of a similar nature.
“Working Capital Financing” means (i) any factoring programme replacing all or any portion of the factoring programme under the NP Factoring Agreements, provided that the nature and financial characteristics of such factoring programme are not substantially different from the nature and financial characteristics of the factoring programme under the NP Factoring Agreements and/or (ii) loans made or equity contributed by Quiksilver, Inc. or any of its Subsidiaries (other than Biarritz Holdings and its Subsidiaries) to Na Pali in replacement of all or any portion of the factoring programme under the NP Factoring Agreements which are subordinated pursuant to the Subordination Agreement.
“2005 ABL Agreement” means the amended and restated credit agreement dated 3 June 2005 (as amended) entered into among Quiksilver, Inc., Quiksilver Americas, Inc., Bank of America, N.A., Union Bank of California, N.A., JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., Toronto Branch, J.P. Morgan Securities Inc. and certain financial institutions as lenders.
“2009 ABL Agreement” means that certain credit agreement dated as of the date hereof among Quiksilver Americas, Inc, the other borrowers party thereto, Quiksilver, Inc., the lenders party thereto, the ABL agent, Bank of America, N.A. and General Electric Capital Corporation, as co-collateral agents, and the other agents party thereto, and any refinancings, refundings, renewals or extensions thereof permitted hereunder.
1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:
(i)	the “Agent”, any “Arranger”, any “Finance Party”, any “Hedge Counterparty”, any “Issuing Bank”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	“corporate reconstruction” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de commerce;

(v)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vi)	“gross negligence” means “faute lourde”;

(vii)	a “guarantee” includes any guarantee, any “cautionnement”, “aval”, any “garantie” and any indemnity or similar assurance against loss which is independent from the debt to which it relates;

(viii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)	“merger” includes any “fusion” implemented in accordance with articles L.236-1 to L.236.24 of the French Code de commerce;

(x)	a Lender’s “participation” in relation to a Letter of Credit, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(xi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any grouping (whether or not having separate legal personality);

(xii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

(xiii)	a “security interest” includes any type of security (“sûreté réelle”) and transfer by way of security;

(xiv)	“trustee, fiduciary and fiduciary duty” has in each case the meaning given to such term under any applicable law;

(xv)	“wilful misconduct” means “dol”;

(xvi)	a provision of law is a reference to that provision as amended or re-enacted; and

(xvii)	unless a contrary indication appears, a time of day is a reference to Paris time.
(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Borrower providing “cash cover” for a Letter of Credit or an Ancillary Facility means a Borrower paying an amount in the currency of the Letter of Credit (or, as the case may be, Ancillary Facility) to an interest-bearing account in the name of the Borrower and the following conditions being met:
(i)	the account is with the Security Agent or with the Issuing Bank or Ancillary Lender for which that cash cover is to be provided;

(ii)	subject to paragraph (b) of Clause 7.6 (Cash cover by Borrower) until no amount is or may be outstanding under that Letter of Credit or Ancillary Facility, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit or Ancillary Facility; and

(iii)	the Borrower has, subject to the Agreed Security Principles, executed a security document over that account, in form and substance reasonably satisfactory to the Security Agent or the Lender or Ancillary Lender with which that account is held, creating a first ranking security interest over that account.
(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

(f)	A Borrower “repaying” or “prepaying” a Letter of Credit or Ancillary Outstandings means:
(i)	that Borrower providing cash cover for that Letter of Credit or in respect of the Ancillary Outstandings;

(ii)	the maximum amount payable under the Letter of Credit or Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)	the Issuing Bank or Ancillary Lender being satisfied that it has no further liability under that Letter of Credit or Ancillary Facility, and the amount by which a Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (f)(i) and (f)(ii) above is the amount of the relevant cash cover or reduction.
(g)	An amount borrowed includes any amount utilised by way of Letter of Credit or under an Ancillary Facility.

(h)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

(i)	An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time.

(j)	Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to an Obligor organized under the laws of Luxembourg, a reference to:

(i)	a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally;

(ii)	a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(iii)	a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de retention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(iv)	a guarantee includes any cautionnement, aval and any garantie which is independent from the debt to which it relates; and

(v)	a person being unable to pay its debts includes that person being in a state of cessation de paiements, in each case, as such terms would be interpreted under the laws of Luxembourg.

(k)	Prior to the Closing Date, each reference in this Agreement (except in the Schedules) to the Subordination Agreement or the Security Sharing Agreement shall be deemed to refer to each such agreement in the draft form dated the date of this Agreement as if it were in effect in such form on and from the date of this Agreement.
SECTION 2 — THE FACILITIES
2.	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available:
(i)	a Base Currency term loan facility in an aggregate amount equal to the Total Facility A Commitments;

(ii)	a Base Currency term loan facility in an aggregate amount equal to the Total Facility B Commitments;

(iii)	a multicurrency revolving letter of credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total L/C Facility Commitments; and

(iv)	a Base Currency revolving credit facility in an aggregate amount equal to the Total Revolving Facility Commitments.

(b)	The Facility A will be available to the Company and the Facility B, the L/C Facility and the Revolving Facility will be available to Na Pali.

(c)	Subject to the terms of this Agreement and the Ancillary Documents, the Ancillary Lender may make available an Ancillary Facility to Na Pali in place of all or part of its Commitment under the Revolving Facility.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several (conjointes et non solidaires). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors’ Agent

(a)	Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor (including, without limitation, by increasing the obligations of such Obligor howsoever fundamentally, whether by increasing the liabilities guaranteed by it or otherwise), without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company, and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

(a)	The Company shall apply all amounts borrowed by it under Facility A towards refinancing all of its Financial Indebtedness under the Pilot Facility Agreement as described in the Structure Memorandum and the Funds Flow Statement.

(b)	Na Pali shall apply all amounts borrowed by it under Facility B towards:
(i)	refinancing the NP Perimeter Indebtedness To Be Refinanced; and

(ii)	payment of breakage costs and any other costs related to such refinancing (including hedge close-out costs, if any), in each case, as described in the Structure Memorandum and the Funds Flow Statement.

(c)	Na Pali shall apply all amounts borrowed by it under the Revolving Facility, the L/C Facility and any Letter of Credit towards the general corporate and working capital purposes of the Group (including towards the payment of fees, costs and expenses incurred in connection with the implementation of the Facilities but not towards acquisitions of companies, businesses or undertakings or prepayment of any Term Loan). Na Pali shall apply all utilizations of any Ancillary Facility for the purpose of the cash pooling of the Group in accordance with the Cash Pooling Agreement (but not towards acquisitions of companies, businesses or undertakings or prepayment of any Term Loan or towards prepayment of any Revolving Facility Utilisation or any L/C Facility Utilisation).

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, (i) in the case of a Utilisation on the Closing Date, the Agent has received all of the documents and other evidence listed in Part I and Part II of Schedule 2 (Conditions Precedent) in form and substance satisfactory to each of the Lenders and (ii) in the case of any other Utilisation, the Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly such satisfaction.

4.2	Further conditions precedent
Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation), if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	(i) in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan, (ii) in the case of any Utilisation (other than a Rollover Loan or a Utilisation on the Closing Date), no Default is continuing or would result from the proposed Utilisation and (iii) in the case of any Utilisation on the Closing Date, no Default (other than a Default referred to in Clause 26.16 (Material adverse change)) is continuing or would result from the proposed Utilisation; and

(b)	in relation to any Utilisation on the Closing Date, all the representations and warranties in Clause 22 (Representations) (other than representations and warranties set out in paragraphs (d) and (g) of Clause 22.13 (Financial Statements)) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor are true and correct in all material respects.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to an L/C Facility Utilisation if:
(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation; and

(ii)	is US dollars or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.
(b)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:
(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.
4.4	Maximum number of Utilisations

(a)	A Borrower (or the Company) may not deliver a Utilisation Request if as a result of the proposed Utilisation:
(i)	2 or more Facility A Loans would be outstanding;

(ii)	2 or more Facility B Loans would be outstanding; or

(iii)	15 or more Revolving Facility Utilisations would be outstanding, provided that a minimum period of 5 Business Days shall have expired between any two Revolving Facility Utilisations.
(b)	A Borrower (or the Company) may not request that a Facility A Loan or a Facility B Loan be divided.
SECTION 3 — UTILISATION
5.	UTILISATION — LOANS

5.1	Delivery of a Utilisation Request
A Borrower (or the Company on its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.
5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:
(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 14 (Interest Periods).
(b)	Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation Date is the Closing Date. Only one Utilisation may be requested in each subsequent Utilisation Request.
5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be:
(i)	in relation to a Term Facility, the Base Currency; and

(ii)	in relation to a Revolving Facility Loan, the Base Currency.
(b)	The amount of the proposed Utilisation must be:
(i)	for Facility A an amount not to exceed the Available Facility; or

(ii)	for Facility B an amount not to exceed the Available Facility; or

(iii)	in the case of a Revolving Facility Loan, a minimum of €3,000,000 or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Limitations on Utilisations

(a)	The Revolving Facility shall not be utilised unless each Term Facility has been utilised in full.

(b)	A Term Facility may only be utilised on the Closing Date.

(c)	The maximum aggregate amount of the Ancillary Commitments of all the Lenders shall not at any time exceed €3,000,000.

5.6	Cancellation of Commitments

(a)	The Facility A Commitments which, at that time, are unutilized shall be immediately cancelled at the end of the Availability Period for Facility A.

(b)	The Facility B Commitments which, at that time, are unutilized shall be immediately cancelled at the end of the Availability Period for Facility B.

(c)	The Revolving Facility Commitments which, at that time, are unutilized shall be immediately cancelled at the end of the Availability Period for the Revolving Facility.

5.7	Clean down
The Company shall ensure that the aggregate of the Base Currency Amounts of:
(a)	all Revolving Facility Loans; and

(b)	any cash loan element of the Ancillary Outstandings under all the Ancillary Facilities,
(as confirmed in a certificate signed by a legal representative of the Company provided to the Agent within 5 Business Days after the end of each twelve-month period starting from the date of this Agreement (or, in the case of sub-paragraph (iv) below, within 5 Business Days after the relevant 10 successive day period)) shall not exceed for a period of at least 10 successive days (i) 80% of the Total Revolving Facility Commitments in effect during the period commencing on the date of this Agreement and ending on the first anniversary of this Agreement, (ii) 80% of the Total Revolving Facility Commitments in effect during the period commencing on the first day following the first anniversary of this Agreement and ending on the second anniversary of this Agreement, (iii) 50% of the Total Revolving Facility Commitments in effect during the period commencing on the first day following the second anniversary of this Agreement and ending on the third anniversary of this Agreement and (iv) €0 for any twelve-month period commencing on the first day following the third anniversary of this Agreement. Not less than 2 months shall elapse between two such periods.

6.	UTILISATION — LETTERS OF CREDIT

6.1	The L/C Facility

(a)	The L/C Facility shall only be utilised by way of Letters of Credit.

(b)	The L/C Facility shall not be utilised unless each Term Facility has been utilised in full.

6.2	Delivery of an L/C Request for Letters of Credit
Na Pali (or the Company on its behalf) may request a Letter of Credit to be issued by delivery to the Agent of a duly completed L/C Request not later than the Specified Time.
6.3	Completion of an L/C Request for Letters of Credit

(a)	Each L/C Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:
(i)	it specifies that it is for a Letter of Credit;

(ii)	it identifies Na Pali as the applicant/account party of the Letter of Credit;

(iii)	it identifies the Issuing Bank which has agreed to issue the Letter of Credit;

(iv)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the L/C Facility;

(v)	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

(vi)	the form of Letter of Credit in a form agreed by the Issuing Bank and Na Pali is attached and it specifies that it is subject to the UCP;

(vii)	the Expiry Date of the Letter of Credit falls on or before the date which is 30 days prior to the Termination Date in relation to the L/C Facility;

(viii)	the Term of the Letter of Credit is 180 days or less (as may be extended pursuant to Clause 6.6 (Extension of a Letter of Credit));

(ix)	the delivery instructions for the Letter of Credit are specified;

(x)	the entity for the account of which the Letter of Credit is issued is Na Pali, Emerald Coast, Omareef or any other entity approved by the Issuing Bank and the Majority Lenders (it being understood, for the avoidance of doubt, that Na Pali shall remain liable for all sums due in respect of such Letter of Credit); and

(xi)	the identity of the beneficiary of the Letter of Credit (which may not be, for the avoidance of doubt, Quiksilver, Inc. or any of its Subsidiaries) is approved by the relevant Issuing Bank and the country in which the beneficiary is registered is an Approved Jurisdiction.

(b)	If the details and instructions in the L/C Request are not sufficiently specific, the relevant Issuing Bank shall inform Na Pali within two (2) Business Days following receipt of the L/C Request and the Letter Credit will not be issued unless and until such Issuing Bank is satisfied that it has received the necessary additional details and instructions.

6.4	Currency and amount

(a)	The currency specified in a L/C Request must be the Base Currency or an Optional Currency.

(b)	Subject to paragraph (c) below, the amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility and which is:
(i)	if the currency selected is the Base Currency, a minimum of €150,000 or, if less, the Available Facility; or

(ii)	if the currency selected is U.S. dollars, a minimum of $150,000 or, if less, the Available Facility; or

(iii)	if the currency selected is an Optional Currency other than US dollars, the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.
(c)	The maximum aggregate Base Currency Amount of all Letters of Credit shall not exceed €40,000,000 at any time.

6.5	Issuance of Letters of Credit

(a)	If the conditions set out in this Agreement have been met and (other than with respect to an Existing Letter of Credit) the form of the Letter of Credit has been agreed by the relevant Issuing Bank and the Agent, such Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)	Subject to Clause 4.1 (Initial conditions precedent), the Issuing Bank will only be obliged to comply with paragraph (a) above, if on the date of the L/C Request or Extension Request and on the proposed Utilisation Date:
(i)	in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Extension of a Letter of Credit) no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(ii)	in relation to any Utilisation on the Closing Date, all the representations and warranties in Clause 22 (Representations) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor are true and correct in all material respects.
(c)	The amount of each Lender’s participation in each Letter of Credit will be equal to the proportion borne by its Available Commitment to the Available Facility (in each case in relation to the L/C Facility) immediately prior to the issuance of the Letter of Credit.

(d)	The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation (which shall equal its L/C Proportion) in that Letter of Credit by the Specified Time.

6.6	Extension of a Letter of Credit

(a)	Na Pali (or the Company on its behalf) may request that any Letter of Credit (other than an Existing Letter of Credit) issued on behalf of Na Pali be extended by delivery to the Agent of an Extension Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)	The Finance Parties shall treat any Extension Request in the same way as an L/C Request except that the conditions set out in paragraph (a)(vi) of Clause 6.3 (Completion of an L/C Request for Letters of Credit) shall not apply.

(c)	The terms of each extended Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its extension, except that:
(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its extension; and

(ii)	its Term shall end on the proposed Expiry Date specified in the Extension Request.
(d)	If the conditions set out in this Agreement have been met, the relevant Issuing Bank shall amend any Letter of Credit (other than an Existing Letter of Credit) pursuant to an Extension Request.

6.7	Reduction of a Letter of Credit

(a)	If, on the proposed Utilisation Date of a Letter of Credit, any of the Lenders under the L/C Facility is a Non-Acceptable L/C Lender and:
(i)	that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender); and

(ii)	either:
(A)	the Issuing Bank has not required Na Pali to provide cash cover pursuant to Clause 7.6 (Cash cover by Borrower); or

(B)	Na Pali has failed to provide cash cover to the Issuing Bank in accordance with Clause 7.6 (Cash cover by Borrower), the Issuing Bank may reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.
(b)	The Issuing Bank shall notify the Agent of each reduction made pursuant to this Clause 6.7.

(c)	This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit.

6.8	Revaluation of Letters of Credit

(a)	If any Letters of Credit are denominated in an Optional Currency, the Agent shall on 31 July and 31 January of each Financial Year falling after the date of the Letter of Credit, recalculate the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)	The Company shall, if requested by the Agent within 3 Business Days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient L/C Facility Utilisations are prepaid to prevent the Base Currency Amount of the L/C Facility Utilisations exceeding the Total L/C Facility Commitments following any adjustment to a Base Currency Amount under paragraph (a) of this Clause 6.8.

6.9	Cancellation of L/C Facility Commitments
The L/C Facility Commitments, which, at that time, are unutilized shall be immediately cancelled at the end of the Availability Period for the L/C Facility.
7.	LETTERS OF CREDIT

7.1	Existing Letters of Credit
Schedule 16 (Existing Letters of Credit) hereto contains on the date hereof a description of certain letters of credit issued (or deemed issued) by the Initial Issuing Bank and which shall be outstanding on the Closing Date (and setting forth, with respect to each such letter of credit, (i) the letter of credit number, (ii) the name(s) of the account party or account parties, (iii) the face amount (including the currency in which such letter of credit is denominated), (iv) the name of the beneficiary and (v) the expiry date). Each such letter of credit, until its expiration and reimbursement in full (to the extent drawn) (an “Existing Letter of Credit”) shall, on the Closing Date and once each Term Facility has been drawn in full, constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of Clause 6.5 (Issuance of Letters of Credit), on the Closing Date. For the avoidance of doubt, no Existing Letter of Credit may be extended.
7.2	Immediately payable
If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, Na Pali shall repay or prepay that amount immediately.

7.3	Claims under a Letter of Credit

(a)	Na Pali irrevocably and unconditionally authorises the Issuing Banks to pay any claim made or purported to be made under a Letter of Credit requested by it (or requested by the Company on its behalf) and which appears on its face to be in order (in this Clause 7, a “claim”).

(b)	Na Pali shall immediately on demand pay to the relevant Issuing Bank an amount equal to the amount of any claim.

(c)	Na Pali acknowledges that each Issuing Bank:
(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.
(d)	The obligations of Na Pali under this Clause 7 will not be affected by:
(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.
(e)	Each of the Parties acknowledges and agrees that, notwithstanding anything to the contrary contained herein, the obligations of the Issuing Banks to examine any documents presented in connection with a claim shall be limited to those set forth in the UCP.

7.4	Indemnities

(a)	Na Pali shall immediately on demand indemnify the Issuing Banks against any cost, loss or liability incurred by the Issuing Banks (otherwise than by reason of such Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) Na Pali.

(b)	Each Lender shall (according to its L/C Proportion) immediately on demand from the relevant Issuing Bank indemnify such Issuing Bank against any cost, loss or liability incurred by that Issuing Bank (including, without limitation, any losses as a result of the failure of Na Pali to reimburse the Issuing Bank in full for the amount of any claim pursuant to Clause 7.3(b) (Claims under a Letter of Credit)) (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)	If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender’s participation in the Letter of

Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Issuing Bank, that Lender shall pay to the Issuing Bank an amount equal to its L/C Proportion of the amount demanded.

(d)	Na Pali shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.4 in respect of a Letter of Credit.

(e)	Whenever the Issuing Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Lenders pursuant to clause (c) above, the Issuing Bank shall pay to each such Lender which has paid its L/C Proportion thereof (and which has not been reimbursed directly by Na Pali therefore pursuant to paragraph (d) above) an amount equal to such Lender’s share (based upon the proportionate aggregate amount originally funded by such Lender to the aggregate amount funded by all Lenders) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(f)	The obligations of each Lender or Na Pali under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Na Pali in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(g)	The obligations of any Lender or Na Pali under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:
(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security;

(vii)	any insolvency or similar proceedings;

(viii)	the existence of any claim, setoff, defense, counterclaim or other right which Na Pali or any member of the Group may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any person for whom any such transferee may be acting), the Agent, any Lender (including in its capacity as an Issuing Bank), or any other person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Na Pali or any member of the Group and the beneficiary named in any such Letter of Credit); or

(ix)	the occurrence of any Default.
7.5	Cash collateral by Non-Acceptable L/C Lender

(a)	If, at any time, a Lender under the L/C Facility is a Non-Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling 3 Business Days after the request by the Issuing Bank, an amount equal to that Lender’s L/C Proportion of the outstanding amount of a Letter of Credit and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank.

(b)	The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under the Finance Documents by that Lender to the Issuing Bank in respect of that Letter of Credit.

(c)	Until the outstandings under that Letter of Credit have been reduced to zero and such Letter of Credit has been cancelled, withdrawals from the account may only be made to pay to the Issuing Bank amounts due and payable to the Issuing Bank by the Non-Acceptable L/C Lender under the Finance Documents in respect of that Letter of Credit.

(d)	Each Lender under the L/C Facility shall notify the Agent and the Company:
(i)	on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 27 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender, and an indication in Schedule 1 (The Original Lenders) or in a Transfer Agreement or to that effect will constitute a notice under paragraph (d)(i) to the Agent and, upon delivery in accordance with Clause 27.6 (Copy of Transfer Agreement to Company), to the Company.

(e)	Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender’s status and the Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender’s status as specified in that notice.

(f)	If a Lender who has provided cash collateral in accordance with this Clause 7.5:
(i)	ceases to be a Non-Acceptable L/C Lender; and

(ii)	no amount is due and payable by that Lender in respect of a Letter of Credit, that Lender may, at any time it is not a Non-Acceptable L/C Lender, by notice to the Issuing Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Letter of Credit (together with any accrued interest) standing to the credit of the relevant account held with the Issuing Bank be returned to it and the Issuing Bank shall pay that amount to the Lender within 3 Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

7.6	Cash cover by Borrower

(a)	If a Lender which is a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender) and the Issuing Bank notifies the Company (with a copy to the Agent) that it requires Na Pali to provide cash cover to an account with the Issuing Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Letter of Credit and in the currency of that Letter of Credit then Na Pali shall do so within 5 Business Days after the notice is given.

(b)	Notwithstanding paragraph (d) of Clause 1.2 (Construction), the Issuing Bank may agree to the withdrawal of amounts up to the level of that cash cover from the account if:
(i)	it is satisfied that the relevant Lender is no longer a Non-Acceptable L/C Lender; or

(ii)	the relevant Lender’s obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement.
(c)	To the extent that Na Pali has complied with its obligations to provide cash cover in accordance with this Clause 7.6, the relevant Lender’s L/C Proportion in respect of that Letter of Credit will remain (but that Lender’s obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (d)(ii) of Clause 1.2 (Construction)). However, Na Pali’s obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit to the Agent (for the account of that Lender) in accordance with paragraph (b) of Clause 16.5 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)	The relevant Issuing Bank shall promptly notify the Agent of the extent to which Na Pali provides cash cover pursuant to this Clause 7.6 and of any change in the amount of cash cover so provided.

7.7	Rights of contribution
No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.
8.	ANCILLARY FACILITIES

8.1	Type of Facility
An Ancillary Facility may be made available by way of:
(a)	an overdraft facility;

(b)	a short term loan facility; or

(c)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Company with an Ancillary Lender.

8.2	Availability

(a)	If the Company and the Lender which manages the cash pooling scheme of the Group pursuant to the Cash Pooling Agreement agree then, except as otherwise provided in this Agreement, such Lender may provide an Ancillary Facility on a bilateral basis in place of that Lender’s unutilised Revolving Facility Commitment (which shall (except for the purposes of determining the Majority Lenders) be reduced by the amount of all or part of the Ancillary Commitment under that Ancillary Facility) up to a maximum amount such that the aggregate of the Ancillary Commitments shall not exceed €3,000,000 at any time.

(b)	No Ancillary Facility shall be made available unless, not later than 2 Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Company:
(i)	a notice in writing of the establishment of an Ancillary Facility and specifying:
(A)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(B)	the proposed type of Ancillary Facility to be provided;

(C)	the Lender which manages the cash pooling scheme of the Group pursuant to the Cash Pooling Agreement as Ancillary Lender;

(D)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, if the Ancillary Facility is an overdraft facility comprising more than one account its maximum gross amount (that amount being the “Designated Gross Amount”) and its maximum net amount (that amount being the “Designated Net Amount”); and

(E)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and
(ii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.
The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

(c)	Subject to compliance with paragraph (b) above:
(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,
with effect from the date agreed by the Company and the Ancillary Lender.

8.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Company.

(b)	However, those terms:
(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only Na Pali to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment, including following a fluctuation in an exchange rate;

(iv)	may not allow the Ancillary Commitment of a Lender to exceed the Available Commitment with respect to the Revolving Facility of that Lender; and

(v)	must require that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date for the Revolving Facility (or such earlier date as the Revolving Facility Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).
(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (i) Clause 35.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility; (ii) an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and (iii) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 16.6 (Interest, commission and fees on Ancillary Facilities).

8.4	Repayment of Ancillary Facility

(a)	An Ancillary Facility shall cease to be available on the Termination Date in relation to the Revolving Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and its Revolving Facility Commitment shall be increased accordingly).

(c)	No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) unless:
(i)	the Total Revolving Facility Commitments have been cancelled in full, or all outstanding Utilisations under the Revolving Facility have become due and payable in accordance with the terms of this Agreement, or the Agent has declared all outstanding Utilisations under the Revolving Facility immediately due and payable, or the expiry date of the Ancillary Facility occurs; or

(ii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or

(iii)	the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by a Revolving Facility Utilisation and the Ancillary Lender gives sufficient notice to enable a Revolving Facility Utilisation to be made to refinance those Ancillary Outstandings.
(d)	For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in paragraph (c)(iii) above can be refinanced by a Utilisation of the Revolving Facility:
(i)	the Revolving Facility Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment; and

(ii)	the Utilisation may (so long as paragraph (c)(i) above does not apply) be made irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.4 (Maximum number of Utilisations) or paragraph (a)(iii) of Clause 5.2 (Completion of a Utilisation Request for Loans) applies.

(e)	On the making of a Utilisation of the Revolving Facility to refinance Ancillary Outstandings:
(i)	each Lender will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Revolving Facility Utilisations then outstanding bearing the same proportion to the aggregate amount of the Revolving Facility Utilisations then outstanding as its Revolving Facility Commitment bears to the Total Revolving Facility Commitments; and

(ii)	the relevant Ancillary Facility shall be cancelled.
(f)	In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to the European Central Bank or the applicable regulatory authorities as netted for capital adequacy purposes.

8.5	Ancillary Outstandings
Each of Na Pali, the Company and each Ancillary Lender agrees with and for the benefit of each Lender that:
(a)	the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility including following any fluctuation in exchange rates and where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility; and

(b)	where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated on the basis that the words in brackets in paragraph (a) of the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.

8.6	Adjustment for Ancillary Facilities upon acceleration
In this Clause 8.6:
“Revolving Outstandings” means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of (i) its participation in each Revolving Facility Utilisation then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Revolving Facility), and (ii) if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (together with the aggregate amount of all accrued interest, fees and commission owed to it as an Ancillary Lender in respect of the Ancillary Facility).

“Total Revolving Outstandings” means the aggregate of all Revolving Outstandings.
(a)	If a notice is served under Clause 26.21 (Acceleration), each Lender and each Ancillary Lender shall promptly adjust by corresponding transfers (to the extent necessary) of their claims in respect of amounts outstanding to them under the Revolving Facility and each Ancillary Facility to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the Total Revolving Outstandings as such Lender’s Revolving Facility Commitment bears to the Total Revolving Facility Commitments, each as at the date the notice is served under Clause 26.21 (Acceleration).

(b)	If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (a) above, then each Lender and Ancillary Lender will make a further adjustment by corresponding transfers (to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(c)	Prior to the application of the provisions of paragraph (a) of this Clause 8.6, an Ancillary Lender that has provided an overdraft comprising more than one account under an Ancillary Facility shall set-off any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such overdraft facility.

(d)	All calculations to be made pursuant to this Clause 8.6 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders.

8.7	Information
Na Pali and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Na Pali consents to all such information being released to the Agent and the other Finance Parties.
8.8	Revolving Facility Commitment amounts
Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Facility Commitment is not less than its Ancillary Commitment.
SECTION 4 — REPAYMENT, PREPAYMENT AND CANCELLATION
9.	REPAYMENT

9.1	Repayment of Term Loans

(a)	The Company shall repay the Facility A Loan in instalments by repaying on each Facility A Repayment Date an amount which reduces the Base Currency Amount of the outstanding Facility A Loan by the amount set out opposite that Facility A Repayment Date below:

Facility A Repayment Date	Repayment Instalment
31 January 2010	€4,529,412

31 July 2010	€4,529,412

31 January 2011	€5,500,000

31 July 2011	€5,500,000

31 January 2012	€8,735,294

31 July 2012	€8,735,294

31 January 2013	€8,735,294

31 July 2013	€8,735,294
(b)	Na Pali shall repay the Facility B Loan in instalments by repaying on each Facility B Repayment Date an amount which reduces the Base Currency Amount of the outstanding Facility B Loan by the amount set out opposite that Facility B Repayment Date below:

Facility B Repayment Date	Repayment Instalment
31 January 2010	€9,470,588

31 July 2010	€9,470,588

31 January 2011	€11,500,000

31 July 2011	€11,500,000

31 January 2012	€18,264,706

31 July 2012	€18,264,706

31 January 2013	€18,264,706

31 July 2013	€18,264,706
(c)	The Borrowers may not reborrow any part of a Term Facility which has been repaid.

9.2	Repayment of Revolving Facility Loans
Na Pali shall repay each Revolving Facility Loan on the last day of its Interest Period.

9.3	Final Repayment
For the avoidance of doubt, all of the outstanding principal of each Loan shall be repaid in full on the Termination Date for such Loan.
For the avoidance of doubt all Letters of Credit shall be repaid in full on the Termination Date for the L/C Facility.
9.4	Mandatory Cancellation of the Revolving Facility
On the first anniversary of the date of this Agreement, the Total Revolving Facility Commitments shall be reduced to €55,000,000 (to the extent not otherwise cancelled or reduced under this Agreement) (such reduction to be applied pro rata to reduce the Revolving Facility Commitment of each Lender).
On the second anniversary of the date of this Agreement, the Total Revolving Facility Commitments shall be reduced to €50,000,000 (to the extent not otherwise cancelled or reduced under this Agreement) (such reduction to be applied pro rata to reduce the Revolving Facility Commitment of each Lender).
10.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

10.1	Illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:
(a)	that Lender, shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

10.2	Illegality in relation to Issuing Banks
If it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit, then:
(a)	that Issuing Bank shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Issuing Bank shall not be obliged to issue any Letter of Credit;

(c)	the Company and each Obligor shall procure that Na Pali shall use its best endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time; and

(d)	unless any other Lender has agreed to be an Issuing Bank pursuant to the terms of this Agreement, the L/C Facility shall cease to be available for the issue of Letters of Credit.

10.3	Voluntary cancellation

(a)	Subject to paragraph (b) below, the Company may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being, if in part, a minimum amount of €5,000,000 and a multiple of €1,000,000) of the Available Commitments with respect to the Revolving Facility or the L/C Facility. Any cancellation under this Clause 10.3 shall reduce the Commitments of the Lenders rateably under the relevant Facility. Any notice of cancellation of the Available Commitments with respect to the Revolving Facility shall be accompanied by: (i) (to the extent the Terms Loans have not been fully repaid and cancelled on the date of such notice) evidence that Na Pali and its Subsidiaries will have sufficient working capital available to them following such cancellation having regard to the working capital needs of Na Pali and its Subsidiaries identified in the Business Plan and (ii) (to the extent the Term Loans have been fully repaid and cancelled on the date of such notice) a consolidated statement of the cash position of Na Pali and its Subsidiaries.

(b)	The Borrowers (and the Company on behalf of Na Pali) shall not cancel any part of the Available Commitment with respect to a Term Facility.

10.4	Voluntary prepayment of Term Loans

(a)	Subject to paragraph (c) below, a Borrower to which a Term Loan has been made may, if it or the Company gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of that Term Loan (but, if in part, being an amount that reduces the Base Currency Amount of that Term Loan by a minimum amount of €5,000,000 and a multiple of €1,000,000).

(b)	A Term Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

(c)	A Term Loan shall only be prepaid in accordance with paragraph (a) above if all the Term Loans are:
(i)	prepaid at the same time; and

(ii)	prepaid in amounts which reduce the Facility A Loan and the Facility B Loan by the same amount, such prepayments being applied against Repayment Instalments in chronological order.
10.5	Voluntary prepayment of Revolving Facility Utilisations
Na Pali may, if it or the Company gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Facility Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Facility Utilisation by a minimum amount of €5,000,000 and a multiple of €1,000,000).

10.6	Voluntary prepayment of L/C Facility Utilisations
Na Pali may, if it or the Company gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a L/C Facility Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the L/C Facility Utilisation by a minimum amount of €5,000,000 and a multiple of €1,000,000).
10.7	Right of cancellation and repayment in relation to a single Lender or Issuing Bank

(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 17.2 (Tax gross-up); or

(ii)	any Lender or Issuing Bank claims indemnification from the Company or an Obligor under Clause 17.3 (Tax indemnity) or Clause 18.1 (Increased costs), the Company may, whilst the circumstance giving rise to the requirement for increased payment or indemnification continues, give the Agent notice:
(i)	(if such circumstances relate to a Lender) of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations; or

(ii)	(if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future.
(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.
10.8	Right of cancellation and repayment in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 5 Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

(d)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders

11.	MANDATORY PREPAYMENT

11.1	Exit
Upon the occurrence of:
(i)	a Change of Control; or

(ii)	any mandatory prepayment event (in whole or in part) of any Financial Indebtedness under the the 2009 ABL Agreement, the Senior Notes, the SG Bonds and/or the Rhône Financing Documents (or any document entered into in replacement or refinancing thereof (in whole or in part)) as a result of the implementation of (x) any provision relating to any change in the shareholding of Quiksilver, Inc., the composition of the board of directors or any governing body of the latter or (y) any other provisions relating to the change of control of Quiksilver, Inc. (however described) under any of such documents or agreements; or

(iii)	the sale, disposal or transfer (for any reason whatsoever) (other than (i) the QSH/Biarritz Holdings Contribution and (ii) the entering into of the Transaction Security Documents) by Quiksilver, Inc. or any of its Subsidiaries of any of the Material Trademarks or the sale, disposal or transfer (for any reason whatsoever) by Quiksilver, Inc. or any of its Subsidiaries of any person holding, directly or indirectly, any of the Material Trademarks; or

(iv)	the sale, disposal or transfer (for any reason whatsoever) of all or substantially all of the assets of the European Group or the Group whether in a single transaction or a series of related transactions; or

(v)	a US Group Change of Control; or

(vi)	the sale, disposal or transfer (for any reason whatsoever) of all or substantially all of the assets of the US Group whether in a single transaction or a series of related transactions, the Facilities will be cancelled and all outstanding Utilisations and Ancillary Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable (and, for the avoidance of doubt, the L/C Facility Utilisations shall be immediately repaid).

11.2	Disposal, Insurance, Issuance and Reimbursement Proceeds and Excess Cashflow

(a)	For the purposes of this Clause 11.2, Clause 11.3 (Application of mandatory prepayments) and Clause 11.4 (Mandatory Prepayment Accounts):

“DC Shoes Disposal” means a sale, lease, transfer or other disposal by Quiksilver, Inc. or any of its Subsidiaries of all or any material part of the DC Shoes Business and/or the DC Shoes Trademarks (whether by a voluntary or involuntary single transaction or series of transactions) (other than (i) pursuant to a sale, lease, transfer or other disposal to Quiksilver, Inc. or any of its Subsidiaries and (ii) the entering into of Security in respect thereof).

“DC Shoes Disposal Proceeds” means the consideration receivable by Quiksilver, Inc. or any of its Subsidiaries (including any amount receivable in repayment of intercompany debt) for any DC Shoes Disposal made by Quiksilver, Inc. or any of its Subsidiaries after deducting the portion of such proceeds actually applied towards the repayment in full of the then outstanding Financial Indebtedness under the 2009 ABL Agreement.

“DC Shoes Trademarks” means the “DC” and “DC Shoes” trade names and related marks, trademarks and logos.

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset (of any nature whatsoever), undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions) other than asset sales listed in paragraphs (a), (b), (c), (e), (f), (g) and (h) of the definition of Permitted Disposals.

“Disposal Proceeds” means the consideration receivable by any member of the European Group (other than QSH) (including any amount receivable in repayment of intercompany debt) for any Disposal made by any member of the European Group (other than QSH) except for Excluded Disposal Proceeds and after deducting:
(i)	any reasonable costs and expenses which are incurred by any member of the European Group with respect to such Disposal to persons who are not members of the European Group; and

(ii)	any Tax incurred and required to be paid by the seller in connection with such Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).
“European Issuance Proceeds” means all proceeds of any equity, quasi-equity or debt capital market issuance (i) made by Biarritz Holdings or any of its Subsidiaries or (ii) made by Quiksilver, Inc. or any of its Subsidiaries and secured in whole or in part by assets held by members of the European Group (other than QSH) and after deducting any reasonable expenses which are incurred by any member of the European Group with respect to that issuance.

“Excluded Disposal Proceeds” means in respect of Disposals relating to assets other than shares, securities or on-going business, the related Disposal Proceeds which do not exceed in the aggregate in any Financial Year €2,000,000 (or its equivalent in other currencies).

“Excluded Insurance Proceeds” means any proceeds of an insurance claim which the Company notifies the Agent are, or are to be, applied:
(i)	to meet a third party claim;

(ii)	to cover operating losses in respect of which the relevant insurance claim was made; or

(iii)	in the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made, in each case as soon as possible (but in any event within 180 days, or such longer period as the Majority Lenders may agree) after receipt.

“Insurance Proceeds” means the proceeds of any insurance claim under any insurance maintained by any member of the European Group (other than QSH) except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group to the extent the aggregate amount of all such proceeds equals or exceeds €500,000 in any Financial Year of the Group.

“Reimbursement Proceeds” means the proceeds of any reimbursement (other than any reimbursement by way of set-off specifically contemplated by the Structure Memorandum) or (in the case of the NP Cash Collateral) of any release:
(i)	by a TopCo Obligor, any Subsidiary of the latter or any member of the Group to Na Pali or the Company of any intercompany debt (other than (x) any debt from Tyax as debtor, (y) any debt arising from the Cash Pooling Agreement or any commercial receivables and (z) any other debt owed by Na Pali to the Company and vice versa);

(ii)	of the Note (other than by way of set-off against liabilities of the Company pursuant to the Stock Purchase Agreement);

(iii)	from the NP Cash Collateral less any amount paid to the Rossignol Vendors by J.P. Morgan Europe Limited under the J.P. Morgan Guarantee or by Quiksilver Europa under the Shareholders Agreement simultaneously with such release from the NP Cash Collateral.
(b)	The Company shall ensure that the Borrowers prepay Utilisations in the following amounts at the times and in the order of application contemplated by Clause 11.3 (Application of mandatory prepayments):
(i)	the amount of Reimbursement Proceeds;

(ii)	an amount equal to the amount of any mandatory prepayment or repayment of any Financial Indebtedness under the 2009 ABL Agreement, the Senior Notes or the Rhône Financing Documents (or any other Financial Indebtedness incurred in refinancing thereof) to the extent that such mandatory prepayment or repayment is triggered by an obligation to apply the proceeds of unsecured equity, quasi-equity or debt capital market issuances by Quiksilver, Inc. in repayment or prepayment of the 2009 ABL Agreement, the Senior Notes, the Rhône Financing Documents or such other Financial Indebtedness pursuant to the finance documents governing such Financial Indebtedness;

(iii)	the amount of Disposal Proceeds;

(iv)	the amount of Insurance Proceeds;

(v)	the amount of European Issuance Proceeds;

(vi)	the amount of DC Shoes Disposal Proceeds up to the outstanding Facility A Loan from time to time; and

(vii)	the amount equal to 75% of Excess Cashflow (up to a maximum amount of €8,500,000 for the Financial Year commencing on 1 November 2010) for any Financial Year of the Company commencing on or after 1 November 2010.
11.3	Application of mandatory prepayments

(a)	A prepayment made under Clause 11.2 (Disposal, Insurance, Issuance and Reimbursement Proceeds and Excess Cashflow) shall be applied in the following order:
(i)	first, in prepayment of Term Loans as contemplated in paragraph (c) below;

(ii)	second, in cancellation of Available Commitments under the Revolving Facility (and the Available Commitment of the Lenders under the Revolving Facility will be cancelled rateably);

(iii)	third, in prepayment of Revolving Facility Utilisations and cancellation of Revolving Facility Commitments;

(iv)	fourth, in cancellation of Available Commitments under the L/C Facility (and the Commitments of each Lender under the L/C Facility will be cancelled rateably);

(v)	fifth, in prepayment of outstanding Letters of Credit and cancellation of L/C Facility Commitments; and

(vi)	then, in repayment and cancellation of the Ancillary Outstandings and Ancillary Commitments.
(b)	The Borrowers shall prepay the Loans at the following times:
(i)	in the case of any prepayment relating to the amounts of Reimbursement Proceeds, Disposal Proceeds, Insurance Proceeds, European Issuance Proceeds or DC Shoes Disposal Proceeds, promptly upon receipt of those proceeds;

(ii)	in the case of any prepayment referred to in paragraph (b)(ii) of Clause 11.2 (Disposal, Insurance, Issuance and Reimbursement Proceeds and Excess Cashflow), simultaneously with the mandatory prepayment or repayment of any Financial Indebtedness under the 2009 ABL Agreement or the Senior Notes or the Rhône Financing Documents or the mandatory prepayment or repayment of any Financial Indebtedness incurred in refinancing thereof; and

(iii)	in the case of any prepayment relating to an amount of Excess Cashflow referred to in paragraph (b)(vii) of Clause 11.2 (Disposal, Insurance, Issuance and Reimbursement Proceeds and Excess Cashflow), within 7 days of delivery pursuant to Clause 23.1 (Financial statements) of the annual financial statements of the Company for the relevant Financial Year.
(c)	A prepayment under Clause 11.2 (Disposal, Insurance, Issuance and Reimbursement Proceeds and Excess Cashflow) shall prepay the Term Loans as follows:
(i)	in the case of European Issuance Proceeds (other than proceeds of any equity, quasi-equity or debt capital market issuance made by Na Pali or any of its Subsidiaries (the “Na Pali Issuance Proceeds”)) or in the case of prepayment amounts referred to in paragraph (b)(ii) of Clause 11.2 (Disposal, Insurance, Issuance and Reimbursement Proceeds and Excess Cashflow), in prepayment of the Facility A Loan and, when the Facility A Loan has been prepaid in full, prepayment of the Facility B Loan;

(ii)	in the case of Na Pali Issuance Proceeds, in prepayment of the Facility B Loan and, when the Facility B Loan has been prepaid in full, prepayment of the Facility A Loan;

(iii)	in the case of Disposal Proceeds (other than Disposal Proceeds relating to Disposals made by Na Pali and its Subsidiaries (the “Na Pali Disposal Proceeds”)), in prepayment of the Facility A Loan and, when the Facility A Loan has been prepaid in full, prepayment of the Facility B Loan;

(iv)	in the case of Na Pali Disposal Proceeds, in prepayment of the Facility B Loan and, when the Facility B Loan has been prepaid in full, prepayment of the Facility A Loan;

(v)	in the case of DC Shoes Disposal Proceeds, in prepayment of the Facility A Loan, provided that when the Facility A Loan has been prepaid in full any remaining DC Shoes Disposal Proceeds shall be applied in accordance with Clause 25.32 (DC Shoes Disposal Proceeds);

(vi)	in the case of any Reimbursement Proceeds received by the Company, in prepayment of the Facility A Loan and, when the Facility A Loan has been prepaid in full, prepayment of the Facility B Loan;

(vii)	in the case of any Reimbursement Proceeds received by Na Pali, in prepayment of the Facility B Loan and, when the Facility B Loan has been prepaid in full, prepayment of the Facility A Loan;

(viii)	in the case of any Insurance Proceeds, in prepayment of the Facility A Loan and the Facility B Loan in equal amounts; and

(ix)	in the case of prepayment amounts referred to in paragraph (b)(vii) of Clause 11.2 (Disposal, Insurance, Issuance and Reimbursement Proceeds and Excess Cashflow), in prepayment of the Facility B Loan and, when the Facility B Loan has been prepaid in full, prepayment of the Facility A Loan, each such prepayment being applied against Repayment Instalments on a pro rata basis.

11.4	Mandatory Prepayment Accounts

(a)	The Company shall ensure that:
(i)	Disposal Proceeds, Insurance Proceeds, DC Shoes Disposal Proceeds, European Issuance Proceeds, Reimbursement Proceeds and repayment amounts referred to in paragraph (b)(ii) of Clause 11.2 (Disposal, Insurance, Issuance and Reimbursement Proceeds and Excess Cashflow) are paid into a Mandatory Prepayment Account as soon as reasonably practicable after receipt by a member of the Group or the relevant Subsidiary of Quiksilver, Inc.; and

(ii)	an amount equal to any Excess Cashflow is paid into a Mandatory Prepayment Account.
(b)	The Company and Na Pali irrevocably authorise the Agent to apply amounts credited to the Mandatory Prepayment Account to pay amounts due and payable under Clause 11.3 (Application of mandatory prepayments) and otherwise under the Finance Documents.

(c)	A Lender, Security Agent or Agent with which a Mandatory Prepayment Account is held acknowledges and agrees that (i) interest shall accrue at normal commercial rates on amounts credited to those accounts and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing and (ii) each such account is subject to the Transaction Security.

11.5	Restrictions on Mandatory Prepayments

(a)	Mandatory prepayments required pursuant to the terms of Clause 11.2 (Disposal, Insurance, Issuance and Reimbursement Proceeds and Excess Cashflow) will be limited to an amount determined according to the following formula (to the extent the amount owed by a Borrower corresponds to amounts, proceeds or distributions received by a Subsidiary of such Borrower):

Cash of the relevant Borrower + [(amount of distributable profits of the relevant Borrower’s Subsidiaries + amount of distributable reserves of such Subsidiaries)] X [percentage of shares held directly or indirectly by the applicable Borrower in each of its Subsidiaries] + [amount of shareholder capital accounts and loans by the relevant Borrower to its Subsidiaries] + [amount of loans which could be made by such Borrower’s Subsidiaries to such Borrower without violating applicable laws and regulations].

(b)	Each Obligor shall, subject to applicable laws and regulations, directly or indirectly through Subsidiaries, employ all available means and cause each Subsidiary to employ all available means to ensure the distribution (in any form, including capital account distributions or loans) of amounts necessary to make all mandatory prepayments required hereunder.

(c)	To the extent that any Borrower’s obligation to make a mandatory prepayment under Clause 11.2 (Disposal, Insurance, Issuance and Reimbursement Proceeds and Excess

Cashflow) is limited by the provisions of this Clause 11.5, the balance of such Borrower’s portion of such mandatory prepayment shall be paid by the other Borrower to the extent permitted hereunder to be applied in accordance with Clause 11.3 (Application of mandatory prepayments) and to the extent permitted by applicable laws and regulations. Any prepayment obligation by any Borrower which is limited by the provisions of this Clause 11.5 and which cannot be allocated to prepayment by the other Borrower as previously provided, shall be on-going and shall be reinstated at the time and to the extent that the events or circumstances giving rise to such limitation shall cease to exist.
11.6	Excluded proceeds
Where Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the relevant definition of Excluded Insurance Proceeds), the Company shall ensure that those amounts are used for that purpose and, if requested to do so by the Agent, shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.
12.	RESTRICTIONS

12.1	Notices of Cancellation or Prepayment
Any notice of cancellation, prepayment or authorisation given by any Party under Clause 10 (Illegality, Voluntary Prepayment and Cancellation) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, any such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
12.2	Interest and other amounts
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and Break Costs but otherwise without premium or penalty.
12.3	No reborrowing of Term Facilities
No Borrower may reborrow any part of a Term Facility which is prepaid.
12.4	Reborrowing of Revolving Facility and the L/C Facility
Unless a contrary indication appears in this Agreement, any part of the Revolving Facility or the L/C Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.
12.5	Prepayment in accordance with Agreement
No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

12.6	No reinstatement of Commitments
No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
12.7	Agent’s receipt of Notices
If the Agent receives a notice under Clause 10 (Illegality, Voluntary Prepayment and Cancellation), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.
12.8	Effect of Repayment and Prepayment on Commitments
If all or part of a Utilisation under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Utilisation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 12.8 shall reduce the Commitments of the Lenders rateably under that Facility.
SECTION 5 — COSTS OF UTILISATION
13.	INTEREST

13.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin;

(b)	EURIBOR; and

(c)	Mandatory Cost, if any.

13.2	Payment of interest

(a)	The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

(b)	If the Annual Pilot Consolidated Financial Statements and related Compliance Certificate received by the Agent show that a higher Margin should have applied during a certain period, then the Company shall (or shall ensure that the relevant Borrower shall) promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period.

(c)	If the Annual Pilot Consolidated Financial Statements and related Compliance Certificate received by the Agent show that a lower Margin should have applied during a certain period, then the Lenders shall make appropriate adjusting payments (which shall only be made by way of credits against future payments to be made pursuant to this Clause 13.2 to such Lenders which are still party to this Agreement), provided that payments to be made by the Lenders shall only be made by those Lenders which actually received the excess Margin and provided further that any Lender which has assigned or transferred all or part of its participation in the Facilities shall no longer be bound to make any payment adjustment with respect to its participation so assigned or transferred as from the relevant assignment date or Transfer Date.

13.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue to the fullest extent permitted by law on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 13.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent. higher than the rate which would have applied if the overdue amount had not become due.
(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of article 1154 of the French Code civil, such interest is due for a period of at least one year, but will remain immediately due and payable.

13.4	Notification of rates of interest
The Agent shall promptly notify the Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest under this Agreement.
13.5	Effective Global Rate (Taux Effectif Global)
For the purposes of articles L.313-1 et seq., R.313-1 and R.313-2 of the French Code de la consommation, the Parties acknowledge that by virtue of certain characteristics of the Facilities (and in particular the variable interest rate applicable to Loans and the Borrowers’ right to select the duration of the Interest Period of each Loan) the taux effectif global cannot be calculated at the date of this Agreement. However, the Borrowers acknowledge that they have received from the Agent a letter containing an indicative calculation of the taux effectif global, based on examples calculated on assumptions as to the taux de période and durée de

période set out in the letter (the “TEG Letter”). The Parties acknowledge that such letter forms part of this Agreement.
14.	INTEREST PERIODS

14.1	Selection of Interest Periods and Terms

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of the Borrower) to which that Term Loan was made not later than the Specified Time.

(c)	If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three Months.

(d)	Subject to this Clause 14, a Borrower (or the Company) may select an Interest Period of one, three or six Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Revolving Facility Loan has one Interest Period only.

14.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
15.	CHANGES TO THE CALCULATION OF INTEREST

15.1	Absence of quotations
Subject to Clause 15.2 (Market disruption), if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.
15.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to any Interest Period, then the rate of interest on each Lender’s share of the applicable Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.
(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in Paris on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Facilities exceed 35% of the Facilities) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR.
15.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.
15.4	Break Costs

(a)	Each Borrower shall, within two Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

16.	FEES

16.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of:

(i)	40 per cent. of the applicable Margin per annum on that Lender’s Available Commitment under Facility A for the Availability Period applicable to Facility A;

(ii)	40 per cent. of the applicable Margin per annum on that Lender’s Available Commitment under Facility B for the Availability Period applicable to Facility B; and

(iii)	40 per cent. of the applicable Margin per annum on that Lender’s Available Commitment under the Revolving Facility for the Availability Period applicable to the Revolving Facility.
(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

16.2	Arrangement, Participation and Coordination fees

(a)	The Company and/or Na Pali shall pay to the Arrangers an arrangement fee in the amount and at the times agreed in a Fee Letter.

(b)	The Company and/or Na Pali shall pay to the Lenders a participation fee in the amount and at the times agreed in a Fee Letter.

(c)	The Company and/or Na Pali shall pay to Société Générale a coordination fee in the amount and at the times agreed in a Fee Letter.
16.3	Agency fee
The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.
16.4	Security Agent fee
The Company shall pay to the Security Agent (for its own account) the Security Agent fee in the amount and at the times agreed in a Fee Letter.
16.5	Fees payable in respect of Letters of Credit

(a)	The Company or Na Pali shall pay to each Issuing Bank (for its own account) a fronting fee on the outstanding amount of each Letter of Credit requested by it from such Issuing Bank for the period from the issue of that Letter of Credit until its Expiry Date at the rate per annum specified in a Fee Letter.

(b)	The Company or Na Pali shall pay to the Issuing Bank (who shall transfer such amounts to the Agent) (for the account of each Lender under the L/C Facility) a Letter of Credit fee in the Base Currency (computed at the rate per annum equal to 1.20 percent.

per annum) on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date. This fee shall be distributed according to each Lender’s L/C Proportion of that Letter of Credit.

(c)	The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable on the last day of each month (or such shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the date of issue of that Letter of Credit. The accrued fronting fee and Letter of Credit fee is also payable to the Agent or the Issuing Bank (as applicable) on the cancelled amount of any Lender’s L/C Facility Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Letter of Credit is prepaid or repaid in full.

16.6	Interest, commission and fees on Ancillary Facilities
The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.
SECTION 6 — ADDITIONAL PAYMENT OBLIGATIONS
17.	TAX GROSS UP AND INDEMNITIES

17.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which:
(i)	has its Facility Office in France; or

(ii)	fulfils the conditions imposed by French Law taking into account, as the case may be, any double taxation agreement in force on the relevant date (subject to the completion of any necessary procedural formalities), in order for a payment not to be subject to (or as the case may be, to be exempt from) any Tax Deduction.
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 17.2 (Tax gross-up) or a payment under Clause 17.3 (Tax indemnity).

“Treaty Lender” means a Lender which is entitled to a payment under a double taxation agreement (subject to the completion of any necessary procedural formalities) without a Tax Deduction or with the benefit of a Tax Credit.

(b)	Unless a contrary indication appears, in this Clause 17 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination and applying the relevant tax law and regulations.

17.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender or Issuing Bank shall notify the Agent on becoming so aware in respect of a payment payable to that Lender or Issuing Bank. If the Agent receives such notification from a Lender or Issuing Bank it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by France from a payment of interest on a Loan, if on the date on which the payment falls due:
(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.
(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.
17.3	Tax indemnity

(a)	The Company or the relevant Obligor shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 17.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 17.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 17.2 (Tax gross-up) applied.
(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 17.3, notify the Agent.

17.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.
17.5	Stamp taxes
The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that such Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
17.6	Value added tax

(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on the relevant supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party). The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

18.	INCREASED COSTS

18.1	Increased costs

(a)	Subject to Clause 18.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.

18.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 18.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

18.3	Exceptions

(a)	Clause 18.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 17.3 (Tax indemnity) (or would have been compensated for under Clause 17.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 17.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 18.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 17.1 (Definitions).

19.	OTHER INDEMNITIES

19.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify (to the extent permitted by law) the Arrangers and each other Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

19.2	Other indemnities

(a)	The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Arrangers and each other Finance Party against any cost, loss or liability incurred by it as a result of:
(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)	issuing or making arrangements to issue a Letter of Credit requested by the Company or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement; or

(v)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.
(b)	The Company shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Refinancing or the funding of the Refinancing (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Refinancing), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 19.2.

19.3	Indemnity to the Agent
The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

19.4	Indemnity to the Security Agent

(a)	Each Obligor shall promptly indemnify the Security Agent and every Delegate against any cost, loss or liability incurred by any of them as a result of:
(i)	the taking, holding, protection or enforcement of the Transaction Security,

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Delegate by the Finance Documents or by law; or

(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.
(b)	The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 19.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

20.	MITIGATION BY THE LENDERS

20.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 10.1 (Illegality) (or, in respect of the Issuing Banks, Clause 10.2 (Illegality in relation to Issuing Bank)), Clause 17 (Tax Gross Up and Indemnities) or Clause 18 (Increased Costs) or Schedule 4 (Mandatory Cost Formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

20.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 20.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 20.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

21.	COSTS AND EXPENSES

21.1	Transaction expenses
The Company shall promptly on demand pay the Agent, the Arrangers, the Issuing Banks and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:
(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

21.2	Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 32.10 (Change of currency), the Company shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.
21.3	Enforcement and preservation costs
The Company shall, within three Business Days of demand, pay to the Arrangers and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.
SECTION 7 — REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
22.	REPRESENTATIONS

22.1	General
Each Obligor makes the representations and warranties set out in this Clause 22 to each Finance Party, provided that Quiksilver, Inc. and QSH shall not make for themselves the representations and warranties set out in Clauses 22.10 (Deduction of Tax), 22.11 (No default), 22.12 (No misleading information), 22.14 (No proceedings pending or threatened), 22.15 (No breach of laws), 22.16 (Environmental laws), 22.17 (Taxation), 22.18 (Security and Financial Indebtedness), 22.20 (Good title to assets), 22.25 (Accounting reference date), 22.27 (Pensions), 22.29 (Existing guarantees and off-balance sheet liabilities) and 22.30

(Equity capital of Pilot) and provided further that Quiksilver, Inc. shall not make the representations and warranties set out in Clauses 22.21 (Legal and beneficial ownership), 22.22 (Shares), 22.23 (Intellectual Property) and 22.26 (Centre of main interests and establishments).
22.2	Status

(a)	It and each of its Subsidiaries which is a member of the European Group is a company with limited liability (with the exception of Tyax which is a société en nom collectif), duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries which is a member of the European Group has the power to own its assets and carry on its business as it is being conducted.

22.3	Binding obligations
Subject to the Legal Reservations:
(a)	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.
22.4 Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	its constitutional documents and the constitutional documents of any member of the Group; or

(c)	any agreement (including for the avoidance of doubt the 2009 ABL Agreement, the Senior Notes and the Rhône Financing Documents) or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets or constitute a default or termination event (however described) under any such agreement or instrument.

22.5	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken, or will have taken prior to the relevant time, all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

22.6	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:
(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

22.7	Governing law and enforcement

(a)	The choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

22.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in Clause 26.7 (Insolvency of ) and paragraph (a) of Clause 26.8 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 26.9 (Creditors’ process), has been taken or, to the knowledge of the Company, Na Pali or any TopCo Obligor, threatened (in writing) in relation to a member of the Group or the relevant TopCo Obligor; and none of the circumstances described in Clause 26.6 (Insolvency) applies to a member of the Group or a TopCo Obligor.
22.9	No filing or stamp taxes
Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except any filing, recording or enrolling or any tax or fee payable as contemplated in the relevant Transaction Security Document.

22.10	Deduction of Tax
Neither the Company nor Na Pali is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender (subject, in the case of a Treaty Lender, to the completion of procedural formalities).
22.11	No default

(a)	No Event of Default (other than on the Closing Date only, any Event of Default arising pursuant to Clause 26.16 (Material adverse change)) and, on the date of this Agreement and the Closing Date, no Default (other than on the Closing Date only, any Default arising pursuant to Clause 26.16 (Material adverse change)) is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

22.12	No misleading information
Save as disclosed in writing to the Agent and the Arrangers prior to the date of this Agreement:
(a)	any factual information contained in the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

(b)	the Business Plan has been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements, and the financial projections contained in the Business Plan have been prepared on the basis of recent historical information, are fair and based on reasonable assumptions and have been approved by the board of directors of the Company;

(c)	any financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration;

(d)	the expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds;

(e)	no event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect;

(f)	all material information provided to a Finance Party by the Obligors in connection with the Group or the Obligors on or before the date of this Agreement and not superseded before that date (whether or not contained in the Information Package) is accurate and not misleading in any material respect and all projections provided to any Finance Party on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

(g)	all other written information provided by any Obligor or any member of the Group (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

22.13	Financial Statements

(a)	Its Original Financial Statements were prepared in accordance with the Accounting Principles, consistently applied.

(b)	Its unaudited Original Financial Statements fairly represent its financial condition and results of operations (consolidated in the case of the Company) for the relevant Financial Semester.

(c)	Its audited Original Financial Statements give a true and fair view of its financial condition and results of operations (consolidated in the case of the Company) during the relevant financial year.

(d)	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Company) since the date of the Original Financial Statements, other than the changes reflected in the Information Package disclosed to the Lenders as of the date of this Agreement.

(e)	Its most recent financial statements delivered pursuant to Clause 23.1 (Financial statements) :
(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(ii)	give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.
(f)	The Budgets and the Business Plan supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were considered by the Company to be reasonable as at the date they were prepared and supplied and have been reviewed by Ernst & Young as financial adviser of the Group.

(g)	Since the date of the most recent financial statements delivered pursuant to Clause 23.1 (Financial statements) there has been no material adverse change in the business, assets or financial condition of the Group taken as a whole.

22.14	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened in writing against it or any of its Subsidiaries which is a member of the European Group.
22.15	No breach of laws

(a)	It has not (and none of its Subsidiaries which is a member of the European Group has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened in writing against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

22.16	Environmental laws

(a)	Each member of the Group is in compliance with Clause 25.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

22.17	Taxation

(a)	It is not (and none of its Subsidiaries which is a member of the European Group is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries which is a member of the European Group is) overdue in the payment of any amount in respect of Tax of €2,000,000 (or its equivalent in any other currency) or more.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries which is a member of the European Group) with respect to Taxes such that the aggregate amount of such claims and liabilities for the whole European Group equals or exceeds €2,000,000 (or its equivalent in any other currency) or more.

(c)	It is resident for Tax purposes only in the jurisdiction of its incorporation.

22.18	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the European Group other than as permitted by this Agreement (provided, for the avoidance of doubt, that this Agreement does not prevent the existence of Security or Quasi-Security over present or future assets of QSH, other than Charged Property of QSH).

(b)	No member of the European Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

22.19	Ranking
The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.
22.20	Good title to assets
It and each member of the European Group has a good, valid and (subject to any Permitted Security) marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.
22.21	Legal and beneficial ownership
It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.
22.22	Shares
The shares of companies which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.
22.23	Intellectual Property
(a)	It and each of its Subsidiaries:
(i)	is the sole legal and beneficial owner of or has licensed to it or has the right to use on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated in the Business Plan;

(ii)	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(iii)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.
(b)	The revenue generated by products bearing the Material Trademarks represents at least 80% of the consolidated revenue of the Group (excluding revenues from the DC

Shoes Business) for the most recently closed six-month period for which financial information is available and such Material Trademarks constitute all of the marks and trademarks which are necessary, useful and sufficient to generate such revenue.

22.24	Structure Chart

(a)	The Structure Chart delivered to the Agent pursuant to Schedule 2 (Conditions Precedent) is true, complete and accurate in all material respects and shows the following information:
(i)	Quiksilver, Inc., QSH, Biarritz Holdings and each of the Subsidiaries of the latter, including current name, their jurisdiction of incorporation and/or establishment, a list of shareholders and indicating whether a company is a Dormant Subsidiary or is not a company with limited liability; and

(ii)	all minority interests in Biarritz Holdings and each of its Subsidiaries and any person in which Biarritz Holdings or any of its Subsidiaries hold shares in its issued share capital or equivalent ownership interest of such person.
(b)	All necessary intra-Group loans, transfers, share exchanges and other steps resulting in the final Group structure are set out in the Structure Chart and have been or will be taken in compliance with all relevant laws and regulations and all requirements of relevant regulatory authorities.

22.25	Accounting reference date
The Accounting Reference Date of each member of the Group is 31 October.
22.26	Centre of main interests and establishments
For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), the centre of main interest (as that term is used in Article 3(1) of the Regulation) of the Obligors incorporated in the European Union, is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.
22.27	Pensions
All pension schemes operated by or maintained for the benefit of members of the Group and/or any of their employees are fully funded based on applicable statutory requirements and no action or omission has been taken by any member of the Group in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any member of the Group ceasing to employ any member of such a pension scheme).
22.28	No adverse consequences
(a)	It is not necessary under the laws of its Relevant Jurisdictions:
(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

(b)	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

22.29	Existing guarantees and off-balance sheet liabilities
No member of the European Group has given or incurred any guarantee or off-balance sheet liabilities other than as permitted by this Agreement.
22.30	Equity capital of Pilot
No later than 31 October 2009, the Company’s equity capital (capitaux propres) shall be equal to at least half of its share capital (capital social) in accordance with article L.225-248 of the French Code de commerce.
22.31	Investment Company Act
Neither Quiksilver, Inc. nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
22.32	Carried Forward Tax Losses
The Group’s tax losses to be carried forward as of 31 October 2008 is equal to at least €210,000,000 (such minimum amount, the “Carried Forward Tax Losses”).
22.33	J.P. Morgan Guarantee
The maximum aggregate amount of the payment obligations of Na Pali under the J.P. Morgan Guarantee and the Issuance and Reimbursement Agreement shall not exceed €35,600,000 at any time during the life of the Facilities.
22.34	Times when representations made

(a)	Except the representations and warranties set out in Clause 22.30 (Equity capital of Pilot), all the representations and warranties in this Clause 22 are made by each relevant Original Obligor on the date of this Agreement and (other than representations and warranties set out in paragraphs (d) and (g) of Clause 22.13 (Financial Statements)) on the Closing Date and by Biarritz Holdings, Quiksilver Europa and QSH on the Closing Date.

(b)	The representations and warranties set out in Clause 22.2 (Status) to Clause 22.7 (Governing law and enforcement), Clause 22.10 (Deduction of Tax), Clause 22.11 (No default), paragraph (g) of Clause 22.12 (No misleading information), paragraphs (e) and (g) of Clause 22.13 (Financial Statements), Clause 22.14 (No proceedings pending or threatened) to Clause 22.22 (Shares), Clause 22.26 (Centre of main interests and establishments), Clause 22.27 (Pensions), Clause 22.31 (Investment Company Act) and Clause 22.33 (J.P. Morgan Guarantee) (the “Repeating Representations”) are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period, provided that the representation and warranty set out in paragraph (g) of Clause 22.13 (Financial Statements) shall not be made on the Closing Date.

(c)	The representations and warranties set out in Clause 22.30 (Equity capital of Pilot) are deemed to be made by the Company and each TopCo Obligor (other than Quiksilver, Inc. and QSH) on 31 October 2009.

(d)	The representations and warranties set out in paragraph (b) of Clause 22.23 (Intellectual Property) are deemed to be made on the last day of each Financial Semester.

(e)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

(f)	This Clause 22.34 is subject in all respects to the limitations set forth in the introductory paragraph of Clause 22.1 (General).

23.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
In this Clause 23:
“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraphs (a) and (b) of Clause 23.1 (Financial statements).
“Annual Pilot Consolidated Financial Statements” means the Pilot Consolidated Financial Statements for a Financial Year delivered pursuant to paragraph (a) of Clause 23.1 (Financial statements).
“Pilot Consolidated Financial Statements” means the portion of each Business Plan (delivered to the Agent on the date of this Agreement pursuant to Schedule 2 (Conditions Precedent) and thereafter pursuant to paragraph (b) of Clause 23.4 (Business Plan)) comprising a consolidated balance sheet, a consolidated profit and loss account and a consolidated cash flow statement for the Company and its Subsidiaries (together with all annexes relating thereto), provided that within 90 days following the end of each Financial Year and each Financial Semester a new version of the Business Plan shall be delivered to the Agent including the foregoing financial statements for such Financial Year or Financial Semester, as the case may be.
“Deloitte Letter” means the letter setting out the procedures applicable to Deloitte’s review of the Pilot Consolidated Financial Statements, in form and substance reasonably satisfactory to the Majority Lenders.

23.1	Financial statements
The Company shall supply to the Agent in sufficient copies for all the Lenders:
(a)	as soon as they are available, but in any event within 90 days after the end of each of its Financial Years, the Pilot Consolidated Financial Statements for that Financial Year;

(b)	as soon as they are available, but in any event within 180 days after the end of each of its Financial Years:
(i)	its audited financial statements for that Financial Year;

(ii)	the audited financial statements of Biarritz Holdings, Quiksilver Europa and Na Pali and the consolidated financial statements of Na Pali for that Financial Year; and

(iii)	the audited financial statements of any other Material Subsidiary for that Financial Year; and
(c)	as soon as they are available, but in any event within 90 days after the end of each Financial Semester ending 30 April its financial statements and the Pilot Consolidated Financial Statements for that Financial Semester.

23.2	Provision and contents of Compliance Certificate

(a)	The Company shall supply a Compliance Certificate to the Agent with each set of its Pilot Consolidated Financial Statements for each Financial Year and each Financial Semester.

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 24 (Financial Covenants).

(c)	Each Compliance Certificate shall be signed by one legal representative of the Company and shall be reported on by the Company’s Auditors in the form agreed by the Company and the Majority Lenders.

23.3	Requirements as to financial statements

(a)	The Company shall procure that each set of financial statements and Pilot Consolidated Financial Statements delivered pursuant to this Clause 23 includes a balance sheet, profit and loss account and cashflow statement. In addition the Company shall procure that each set of Pilot Consolidated Financial Statements shall be reviewed by the Auditors in accordance with the “agreed upon procedure” defined in the Deloitte Letter together with any comments and notes relating thereto from the Auditors (in accordance with the Deloitte Letter) and the Senior Management.

(b)	Each set of financial statements delivered pursuant to Clause 23.1 (Financial statements) :
(i)	shall be certified by a legal representative of the relevant company as giving a true and fair view of (in the case of Annual Financial Statements for any

Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements;

(ii)	in the case of Pilot Consolidated Financial Statements, shall be accompanied by a statement by a legal representative of the Company comparing actual performance for the period to which the financial statements relate to:
(A)	the projected performance for that period set out in the Budget; and

(B)	the actual performance for the corresponding period in the preceding Financial Year of the Group; and
(iii)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied:
(A)	in the case of the Company, in the preparation of the Initial Business Plan; and

(B)	in the case of any Obligor, in the preparation of the Original Financial Statements for that Obligor, unless, in relation to any set of financial statements, the Company notifies the Agent that there has been a change in the Accounting Principles or the accounting practices and its Auditors (or, if appropriate, the Auditors of the Obligor) deliver to the Agent:
(C)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Initial Business Plan or, as the case may be, that Obligor’s Original Financial Statements were prepared; and

(D)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 24 (Financial Covenants) has been complied with, to determine the Margin as set out in the definition of “Margin”, to determine the amount of any prepayments to be made from excess cashflow under Clause 11.2 (Disposal, Insurance, Issuance and Reimbursement Proceeds and Excess Cashflow) and to make an accurate comparison between the financial position indicated in those financial statements and the Initial Business Plan (in the case of the Company) or that Obligor’s Original Financial Statements (in the case of an Obligor).
Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Initial Business Plan or, as the case may be, the Original Financial Statements were prepared.

(c)	If any Lender wishes to discuss the financial position of any Obligor or any member of the Group with the Auditors, the Agent on the instructions and on behalf of such Lender may notify the Company, stating the questions or issues which the Lender wishes to discuss with the Auditors. In this event, the Company must ensure that the Auditors are authorised (at the expense of the Company):
(i)	to discuss the financial position of each Obligor and each member of the Group with the relevant Lender on request from that Lender; and

(ii)	to disclose to the relevant Lender and the Agent any information which that Lender and the Agent on behalf of that Lender may reasonably request.
23.4	Business Plan

(a)	The Company shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event no later than 30 days before the start of each of its Financial Years, an updated Business Plan covering the following four year period (including such Financial Year) reviewed by Ernst & Young (or any other financial adviser as agreed in writing by the Agent acting upon instructions of the Majority Lenders) as financial adviser of the Group.

(b)	The Company shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 90 days after the start of each of its Financial Years, an updated Business Plan covering the following four year period (including such Financial Year) and including the Pilot Consolidated Financial Statements for the immediately preceding Financial Year reviewed by Ernst & Young (or any other financial adviser as agreed in writing by the Agent acting upon the instructions of the Majority Lenders) as financial adviser of the Group.

23.5	Budget

(a)	The Company shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 30 Business Days before the start of each of its Financial Years, an annual Budget for that Financial Year.

(b)	The Company shall ensure that each Budget:
(i)	is in the same format as the Budget delivered to the Agent pursuant to Schedule 2 (Conditions Precedent) and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group and projected financial covenant calculations;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 23.1 (Financial statements); and

(iii)	has been approved by the Président of the Company.
(c)	If the Company updates or changes the Budget, it shall within not more than 10 Business Days of the update or change being made deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

23.6	Material Subsidiaries
The Company shall supply to the Agent within 90 days after the start of each of its Financial Years a report issued by its Auditors stating which of its Subsidiaries are Material Subsidiaries.
23.7	Presentations
Once in every Financial Year, or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default is continuing or may have occurred or may occur, at least two legal representatives of the Company (one of whom shall be the chief financial officer) must give a presentation to the Finance Parties about the on-going business and financial performance of the Group.
23.8	Year-end
The Obligors shall not change the Group’s Financial Year and shall procure that each member of the Group’s Financial Year end will not change.
23.9	Information: miscellaneous
The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)	as soon as the same become available but in any event no later than on the 5th Business Day of each calendar month a cash position statement of the Group detailing (a) the sources and uses of the cash within the Group for the past month and (b) the forecast of the sources and uses of the cash within the Group for the three month period following the date of delivery of such statement, such cash position statement being certified by a legal representative of the Company;

(b)	at the same time as they are dispatched, copies of all documents dispatched by the Borrowers to their creditors generally (or any class of them) (other than the documents delivered to GE Factofrance under the NP Factoring Agreements in the normal course of such factoring programme);

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any European Obligor or any member of the Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding €2,000,000 (or its equivalent in other currencies);

(d)	promptly upon becoming aware of it, any event giving rise to a mandatory prepayment referred to under Clause 11 (Mandatory Prepayment);

(e)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and

(f)	promptly on request, such further information regarding the financial condition, assets and operations of the Obligors, the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement), any changes to the composition of the Senior Management and an up to date copy of any Obligor’s shareholders’ register (or equivalent in its jurisdiction of incorporation)) as any Finance Party through the Agent may reasonably request.

23.10	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor has proven that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two legal representatives on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

23.11	“Know your customer” checks

(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	Following the giving of any notice pursuant to paragraph (a) of Clause 28.2 (Additional Guarantors), if the accession of such Additional Guarantor obliges the

Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

24.	FINANCIAL COVENANTS

24.1	Financial definitions
“Business Acquisition” means the acquisition from an entity which is not Pilot or one of its Subsidiaries of a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company, in each case to the extent it would constitute a Permitted Acquisition.
“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Finance Lease).
“Cashflow” means, in respect of any Relevant Period, net income of the Group for that Relevant Period after:
(a)	adding back the amount of depreciation and amortization (as defined in the Business Plan) for that Relevant Period;

(b)	adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) and deducting the amount of any non-cash credits (which are not Current Assets or Current Liabilities) in each case to the extent taken into account in establishing net income for that Relevant Period;

(c)	adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that Relevant Period;

(d)	adding the amount of any decrease (and deducting the amount of any increase) in non trade working capital (as defined in the Business Plan) for that Relevant Period;

(e)	deducting the amount of any Capital Expenditure actually made during that Relevant Period by any member of the Group and the aggregate of any cash consideration paid for, or the cash cost, of any Business Acquisitions;

(f)	adding (to the extent not already taken into account in determining net income) the amount of any dividends or other profit distributions received in cash by any member of the Group during that Relevant Period from any entity which is itself not a member of the Group and deducting (to the extent not already deducted in determining net income) the amount of any dividends paid in cash during that Relevant Period to minority shareholders in members of the Group;

(g)	adding the amount of financing intercompany (as defined in the Business Plan) for that Relevant Period;

(h)	adding the amount of the profit sharing and subsidies (as defined in the Business Plan) for that Relevant Period, and so that no amount shall be added (or deducted) more than once.
“Consolidated Shareholders’ Funds” means the Group’s share capital and reserves, regulated provisions, retained earnings (positive or negative) and profits including minority shareholders’ interests being “Total des Capitaux Propres” in the Pilot Consolidated Financial Statements.
“Current Assets” means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each member of the Group including prepayments in relation to operating items and sundry debtors (but excluding Cash and Cash Equivalent Investments) maturing within twelve months from the date of computation but excluding amounts in respect of:
(a)	receivables in relation to Tax;

(b)	Exceptional Items and other non-operating items;

(c)	insurance claims; and

(d)	any interest owing to any member of the Group.
“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each member of the Group falling due within twelve months from the date of computation but excluding amounts in respect of:
(a)	liabilities for Financial Indebtedness and Finance Charges;

(b)	liabilities for Tax;

(c)	Exceptional Items and other non-operating items; `

(d)	insurance claims; and

(e)	liabilities in relation to dividends declared but not paid by the Company or by a member of the Group in favour of a person which is not a member of the Group.
“Debt Service” means, in respect of any Relevant Period, the aggregate of:
(a)	Net Finance Charges for that Relevant Period;

(b)	the aggregate of all scheduled and mandatory repayments of Financial Indebtedness falling due and any voluntary prepayments made during that Relevant Period but excluding:

(i)	any amounts falling due under any overdraft or revolving facility (including, without limitation, the Revolving Facility, any Ancillary Facility and the L/C Facility) and which were available for simultaneous redrawing according to the terms of that facility;

(ii)	any mandatory prepayment made pursuant to Clause 11.2 (Disposal, Insurance, Issuance and Reimbursement Proceeds and Excess Cashflow);

(iii)	any such obligations owed to any member of the Group; and

(iv)	any prepayment of Financial Indebtedness existing on the Closing Date which is required to be repaid under the terms of this Agreement; and
(c)	the amount of the capital element of any payments in respect of that Relevant Period payable under any Finance Lease entered into by any member of the Group, and so that no amount shall be included more than once.
“Debt Service Cover Ratio” means the ratio of Cashflow (after adding back Net Finance Charges) to Debt Service in respect of any Relevant Period.
“EBIT” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):
(a)	before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period;

(b)	not including any accrued interest owing to any member of the Group;

(c)	before taking into account any Exceptional Items;

(d)	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;

(e)	plus or minus the Group’s share of the profits or losses (after finance costs and tax) of Non-Group Entities;

(f)	excluding the charge to profit represented by the expensing of stock options; and

(g)	after deducting the amount of any royalties and fees paid by the Group to Non-Group Entities in respect of that Relevant Period, in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.
“EBITDA” means, in respect of any Relevant Period, EBIT for that Relevant Period after adding back any amount attributable to the amortisation or depreciation of assets of members of the Group.

“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items.
“Excess Cashflow” means, for any period for which it is being calculated, Cashflow for that period less (except to the extent already deducted in calculating Cashflow) Debt Service for that period.
“Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Financial Indebtedness whether paid or payable by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period:
(a)	including any upfront fees or costs;

(b)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(c)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement, and so that no amount shall be added (or deducted) more than once.
“Gearing” means the ratio (expressed as a percentage) of Total Net Debt to Consolidated Shareholders’ Funds.
“Leverage Ratio” means, in respect of any Relevant Period, the ratio of Total Net Debt on the last day of that Relevant Period to EBITDA in respect of that Relevant Period.
“Net Finance Charges” means, for any Relevant Period, the Finance Charges for that Relevant Period after deducting any interest payable in that Relevant Period to any member of the Group on any Cash or Cash Equivalent Investment.
“Non-Group Entity” means any investment or entity (which is not itself a member of the Group (including associates and Joint Ventures)) in which any member of the Group has an ownership interest.
“Relevant Proceeds” means Reimbursement Proceeds, Disposal Proceeds, Issuance Proceeds or Insurance Proceeds (each as defined in Clause 11.2 (Disposal, Insurance, Issuance and Reimbursement Proceeds and Excess Cashflow)).
“Total Net Debt” means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Financial Indebtedness (but excluding any Financial Indebtedness under paragraphs (f) and (g) of the definition thereof) at that time but:
(a)	excluding any such obligations to Pilot or any of its Subsidiaries;

(b)	including, in the case of Finance Leases only, their capitalised value; and

(c)	deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Group at that time, and so that no amount shall be included or excluded more than once.

“Working Capital” means, on any date, Current Assets less Current Liabilities.
24.2	Financial condition
The Company shall ensure that:
(a)	Debt Service Cover: The Debt Service Cover Ratio in respect of any Relevant Period ending on the dates specified in column 1 below shall not on such dates be less than the ratio set out in column 2 below opposite that Relevant Period.

Column 1	Column 2
Relevant Period	Ratio
Relevant Period expiring 31 October 2009	-0.1:1

Relevant Period expiring 30 April 2010	-0.4:1

Relevant Period expiring 31 October 2010	0.7:1

Relevant Period expiring 30 April 2011	0.9:1

Relevant Period expiring 31 October 2011	0.8:1

Relevant Period expiring 30 April 2012	0.7:1

Relevant Period expiring 31 October 2012	0.6:1

Thereafter	0.8:1
(b)	Leverage: The Leverage Ratio in respect of any Relevant Period ending on the dates specified in column 1 below shall not exceed on such dates the ratio set out in column 2 below opposite that Relevant Period.

Column 1	Column 2
Relevant Period	Ratio
Relevant Period expiring 31 October 2009	4.7:1

Relevant Period expiring 30 April 2010	4.0:1

Relevant Period expiring 31 October 2010	3.5:1

Relevant Period expiring 30 April 2011	2.5:1

Relevant Period expiring 31 October 2011	2.3:1

Relevant Period expiring 30 April 2012	1.6:1

Relevant Period expiring 31 October 2012	1.4:1

Thereafter	0.8:1

(c)	Gearing: Gearing in respect of any Relevant Period ending on the dates specified in column 1 below shall not exceed on such dates the ratio set out in column 2 below opposite that Relevant Period.

Column 1	Column 2
Relevant Period	Ratio
Relevant Period expiring 31 October 2009	520%

Relevant Period expiring 30 April 2010	325%

Relevant Period expiring 31 October 2010	305%

Relevant Period expiring 30 April 2011	195%

Relevant Period expiring 31 October 2011	135%

Relevant Period expiring 30 April 2012	85%

Relevant Period expiring 31 October 2012	75%

Thereafter	35%
24.3	Financial testing
The financial covenants set out in Clause 24.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the Pilot Consolidated Financial Statements delivered pursuant to paragraphs (a) and (c) of Clause 23.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 23.2 (Provision and contents of Compliance Certificate).
25.	GENERAL UNDERTAKINGS
The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
Authorisations and compliance with laws
25.1	Authorisations
Each Obligor shall (and shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that each of its Subsidiaries will) promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Transaction Documents to which it is a party;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document to which it is a party; and

(iii)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.
25.2	Compliance with laws
Each European Obligor shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that each of its Subsidiaries will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.
25.3	Environmental compliance
Each Credit Obligor shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that each of its Subsidiaries which is a member of the Group will):
(i)	comply with all Environmental Law;

(ii)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect.
25.4	Environmental claims
Each Credit Obligor shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that each of its Subsidiaries which is a member of the Group will), promptly upon becoming aware of the same, inform the Agent in writing of:
(a)	any Environmental Claim against any member of the Group which is current, pending or threatened in writing; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group, where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.
25.5	Taxation

(a)	Each European Obligor shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that each of its Material Subsidiaries which is a member of the European Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed (other than Taxes which do not exceed in the aggregate for all European Obligors and Material Subsidiaries €1,000,000 at any time) without incurring penalties unless and only to the extent that:
(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 23.1 (Financial statements) ; and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.
(b)	No member of the Group may change its residence for Tax purposes.
Restrictions on business focus
25.6	Merger
(a)	No Obligor (other than Quiksilver, Inc.) shall (and each Obligor shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that each of its Subsidiaries which is a member of the European Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than:
(i)	the solvent liquidation or reorganisation of any member of the Group which is not an Obligor and is not subject to a Transaction Security so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group;

(ii)	any transactions contemplated by the Structure Memorandum; and

(iii)	any merger by QSH (other than with Biarritz Holdings or any Subsidiary thereof) where (i) QSH is the surviving entity and (ii) no Transaction Security created by or pursuant to any Transaction Security Document is adversely affected in any manner whatsoever by such amalgamation, consolidation or merger.
(b)	Quiksilver, Inc. shall not enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a merger pursuant to which Quiksilver, Inc. will be the surviving entity and which will not result in a Change of Control.

25.7	Change of business
No European Obligor shall (and each Obligor shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Subsidiaries will) make a substantial change to the general nature of its business or (with respect to the members of the Group) of the business of the Group taken as a whole from that carried on by the Group at the date of this Agreement.

25.8	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Obligor (other than Quiksilver, Inc. and QSH) shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Subsidiaries which is a member of the European Group (other than QSH) will) acquire a company or any shares or securities (or, in each case, any interest in any of them).

(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares or securities (or, in each case, any interest in any of them) which is a Permitted Acquisition.

25.9	Joint ventures
No Obligor (other than Quiksilver, Inc. and QSH) shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Subsidiaries which is a member of the European Group (other than QSH) will):
(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).
Restrictions on dealing with assets and Security
25.10	Preservation of assets
Each Credit Obligor shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that each of its Subsidiaries which is a member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business.
25.11	Pari passu ranking
Each Obligor shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that each of its Subsidiaries will) ensure that at all times any unsecured and unsubordinated claims of a Finance Party or Hedge Counterparty against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.
25.12	Negative pledge
In this Clause 25.12, “Quasi-Security” means a transaction described in paragraph (b) below.

Except as permitted under paragraph (c) below:
(a)	No Obligor (other than Quiksilver, Inc. and QSH) shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Subsidiaries which is a member of the European Group (other than QSH) will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor (other than Quiksilver, Inc. and QSH) shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Subsidiaries which is a member of the European Group (other than QSH) will):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the European Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is Permitted Security.
25.13	Disposals

(a)	Except as permitted under paragraph (b) below, no Obligor (other than Quiksilver, Inc. and QSH) shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Subsidiaries which is a member of the European Group (other than QSH) will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal.

25.14	Arm’s length basis
No Obligor (other than Quiksilver, Inc. and QSH) shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Subsidiaries which is a member of the European Group will) enter into any transaction with any person except on arm’s length terms (or terms more favourable than arm’s length terms for such member of the Group) and for full market value.

Restrictions on movement of cash — cash out
25.15	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor (other than Quiksilver, Inc. and QSH) shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Subsidiaries which is a member of the European Group (other than QSH) will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to a Permitted Loan.

25.16	No Guarantees or indemnities or off-balance sheet liabilities

(a)	Except as permitted under paragraph (b) below, no Obligor (other than Quiksilver, Inc. and QSH) shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Subsidiaries which is a member of the European Group (other than QSH) will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person or any off-balance sheet liabilities as defined in the Accounting Principles.

(b)	Paragraph (a) does not apply to a guarantee or an off-balance sheet liability which is a Permitted Guarantee.

25.17	Dividends and share redemption
No Obligor (other than Quiksilver, Inc. and QSH) shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Subsidiaries which is a TopCo Obligor (other than QSH) or a Credit Obligor will):
(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee (of any nature whatsoever) to or to the order of any of the direct or indirect shareholders of the Company (including any TopCo Obligor and any Subsidiary of the latter which is not a Subsidiary of the Company); or

(iv)	redeem, repurchase, defease, reduce, retire or repay any of its share capital or resolve to do so, provided that, notwithstanding the foregoing, each Credit Obligor and Quiksilver Europa shall be authorized to declare, make or pay dividends or any other sums specifically authorized under the Intercreditor Agreement.

25.18	Royalties
No Credit Obligor shall (and each TopCo Obligor shall procure (in accordance with article 1120 of the French Civil code (promesse de porte-fort)) that no member of the Group will) pay any royalties or any amount of any nature whatsoever to QSH, Biarritz Holdings or any other entity outside the Group for the use by such member of the Group of any of the marks owned by QSH, Biarritz Holdings or any other entity outside the Group unless specifically authorised under the Intercreditor Agreements.
25.19	Capital Expenditure

(a)	No TopCo Obligor (other than Quiksilver, Inc. and QSH) shall (and each TopCo Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Subsidiaries which is a member of the European Group (other than QSH) but not a member of the Group will) incur Capital Expenditure (including acquisitions of businesses and undertakings).

(b)	No Credit Obligor shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Subsidiaries which is a member of the Group will), except as agreed by the Majority Lenders, incur Capital Expenditure (including the acquisition of marks, businesses and undertakings) other than Capital Expenditures in any Financial Year which do not exceed the amount set opposite such Financial Year for the Group as a whole, as set out below (the “Capex Basket”),

Capital Expenditure
Financial Year ending	(€)
30 October 2009	24,000,000

30 October 2010	17,300,000

30 October 2011	20,700,000

30 October 2012	23,000,000

30 October 2013	23,000,000
provided that, upon written notification to the Agent from the Company up to 50% of the Capex Basket unused in a given Financial Year (“N”) may be carried over for use in the next Financial Year (N+1).
Restrictions on movement of cash — cash in
25.20	Financial Indebtedness

(a)	No TopCo Obligor (other than Quiksilver Inc. and QSH) shall (and each TopCo Obligor shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Subsidiaries which is a member of the European Group (other than QSH) but not a member of the Group will) incur or allow to remain outstanding any Financial Indebtedness, except the Financial Indebtedness existing on the date of this Agreement set out in Schedule 14 (Existing Financial Indebtedness).

(b)	No Credit Obligor shall (and each Obligor shall procure (in accordance with article 1120 of the French Civil code (promesse de porte-fort)) that none of its Subsidiaries which is a member of the Group will) incur or allow to remain outstanding any Financial Indebtedness, except the Financial Indebtedness:
(i)	(A) existing on the date of this Agreement and set out in Schedule 14 (Existing Financial Indebtedness), (B) arising under the letters of credit set out in Schedule 15 (Existing Letters of Credit) until their incorporation as Existing Letters of Credit hereunder and (C) arising under bank loans and overdraft facilities owed to the Lenders for the period commencing on the date of this Agreement and ending on the Closing Date (for the avoidance of doubt, such bank loans and overdraft facilities shall not be permitted to remain outstanding after the Closing Date), provided that all such Financial Indebtedness under bank loans and overdraft facilities shall not exceed the amount of the NP Perimeter Indebtedness to be Refinanced and the principal amount of the indebtedness under the Pilot Facility Agreement;

(ii)	arising under non-speculative Treasury Transactions;

(iii)	arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade, but not a foreign exchange transaction for investment or speculative purposes;

(iv)	arising under any Finance Document;

(v)	arising under any Permitted Loan or Permitted Guarantee;

(vi)	arising under (i) the NP Factoring Agreements and (ii) any Working Capital Financing;

(vii)	counter-indemnity obligation in respect of any guarantee, bond, standby or documentary letter of credit or any other similar instrument issued by a bank or financial institution in an aggregate amount not to exceed €10,000,000; and

(viii)	incurred in the ordinary course of business (i) by members of the Group registered in South Africa in an aggregate amount not to exceed €3,000,000 (or its equivalent in other currencies) at any time and (ii) by members of the Group registered in Russia in an aggregate amount not to exceed €3,000,000 (or its equivalent in other currencies) at any time, provided that in any case the Company shall notify to the Agent the details of such Financial Indebtedness immediately upon incurrence such Financial Indebtedness.
Miscellaneous

25.21	Miscellaneous

(a)	Each TopCo Obligor undertakes not to demand or request repayment of any indebtedness or any Financial Indebtedness (whether or not due and payable) owed to it by any member of the Group until the day after the Termination Date save as contemplated by the Subordination Agreement.

(b)	Each of QSH and Biarritz Holdings undertakes not to distribute to Quiksilver, Inc. (or any Subsidiary thereof which is not a member of the European Group) (and Quiksilver, Inc. undertakes not to (i) take any action for the purpose of making such distribution or (ii) accept the benefit of such distribution) in any manner whatsoever (including through dividend distributions or reimbursement of shareholder loans) the royalties or any other amount of any nature whatsoever received by it from Biarritz Holdings and its Subsidiaries with respect to the licences on the trademarks owned by it.

(c)	Each Obligor shall (and each Obligor shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that each of its Subsidiaries will) take all corporate actions required by law to ratify the execution by it of any of the Finance Documents.

(d)	QSH, Biarritz Holdings and Na Pali shall (and Quiksilver, Inc. shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that QSH, Biarritz Holdings and Na Pali will) not rescind, amend, supplement or otherwise modify any of the Licence Agreements without the prior consent of the Majority Lenders.

25.22	Insurance

(a)	Each Credit Obligor shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that each of its Subsidiaries which is a Material Subsidiary will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business and pay all premiums relating thereto on their due date.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

25.23	Access
Each Credit Obligor shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that each of its Subsidiaries which is a member of the Group will, (not more than once in every Financial Year unless the Agent reasonably suspects a Default is continuing or may occur) permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Credit Obligor to (a) the premises, assets, books, accounts and records of each member of the European Group and (b) meet and discuss matters with Senior Management.

25.24	Intellectual Property

(a)	Each Obligor shall (and each Obligor shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that each of its Subsidiaries which is a member of the Group will):
(i)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the Group;

(ii)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(iii)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property; and

(iv)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property.
(b)	Biarritz Holdings specifically undertakes not to dispose of and to maintain the subsistence and validity of the Quiksilver and Roxy and related marks owned by it and to maintain or grant to the members of the Group the licenses on these trademarks that are necessary for the activity of the Group.

(c)	The Company shall deliver to the Agent at the same time as the delivery of the Business Plan pursuant to Clause 23.4 (Business Plan) (and at such other times in the Company’s discretion) a certified update of the list of the trademarks delivered by it pursuant to Part I of Schedule 2 (Conditions Precedent) so that the representation set forth in paragraph (b) of Clause 22.23 (Intellectual Property) is correct at such time.

25.25	Amendments

(a)	Except as permitted under paragraphs (b) and (c) below, no Obligor shall (and each Obligor shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Subsidiaries will) rescind, amend, supplement or otherwise modify any of the Transaction Documents to which it is a party without the prior consent of the Majority Lenders.

(b)	The Rossignol Documents may be amended in order to permit the direct payment by JPMorgan Chase Bank N.A. to the Rossignol Vendors of the NP Cash Collateral as permitted pursuant to the Subordination Agreement.

(c)	The Note may be terminated, and the Stock Purchase Agreement may be amended, in connection with the set-off of the Note against liabilities of the Company pursuant to the Stock Purchase Agreement.

25.26	Treasury Transactions
No Obligor (other than Quiksilver, Inc. and QSH) shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-

fort)) that none of its Subsidiaries which is a member of the European Group will) enter into any Treasury Transaction, other than:
(i)	the hedging transactions documented by the Hedging Agreements;

(ii)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes;

(iii)	any Treasury Transaction entered into for the hedging of interest rate exposures pursuant to the SG Financing Documents; and

(iv)	the Cash Pooling Agreement.
25.27	Further assurance

(a)	Each Obligor shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that each of its Subsidiaries will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):
(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents (including, without limitation, any new trademarks disclosed to the Agent pursuant to Clause 25.24 (Intellectual Property); and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.
(b)	Each Obligor shall (and each Obligor shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that each of its Subsidiaries will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

25.28	Equity capital of Pilot
Each TopCo Obligor (other than Quiksilver, Inc. and QSH) and the Company shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that (i) each of its Subsidiaries which is a TopCo Obligor or (ii) the Company will) take the actions set out in the Structure Memorandum so that no later than 1 November 2009 the Company’s equity capital (capitaux propres) is equal to at least half of its share capital (capital social), and at all times thereafter remains equal to at least half of its share capital (capital social) to the extent required by article L225-248 of the French Code de commerce. As soon as possible and in any event no later than 1 November 2009, the Company shall deliver to the Agent a copy of the resolution of the extraordinary general assembly of the Company acknowledging that the Company’s equity capital (capitaux propres) is equal to at least half of its share capital (capital social).
25.29	Banks accounts
Each Credit Obligor shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that each of its Subsidiaries which is a Material Subsidiary will) maintain all of its bank accounts with a Lender or an Affiliate of a Lender (other than (i) bank accounts maintained in connection with the NP Factoring Agreements or any Working Capital Financing, and (ii) bank accounts maintained with Barclays Plc or its Affiliates in the United Kingdom or local banks in South Africa, in each case in connection with the Group’s operations in such jurisdictions).
25.30	Post-signing conditions
The Company shall within 2 Business Days of the date of this Agreement deliver to the Agent (i) evidence (in form and substance satisfactory to the Agent, acting reasonably) that the 2005 ABL Agreement has been terminated, all Financial Indebtedness thereunder (other than letters of credit issued thereunder and outstanding on the date hereof which letters of credit have been supported by standby letters of credit agreement issued under the 2009 ABL Agreement) has been repaid in full with the proceeds of the Rhône Financing and/or drawings under the 2009 ABL Agreement and the related Encumbrances securing such Financial Indebtedness under the 2005 ABL Agreement have been released, and (ii) copies of the fully executed Rhone Financing Documents and the 2009 ABL Agreement.
25.31	Post-closing conditions

(a)	The Company and/or Na Pali shall (I) within two months of the Closing Date (i) enter into Hedging Agreements that cover a period of not less than the three year period following the Closing Date and are in respect of not less than 70% of the aggregate Facilities (other than the L/C Facility) from time to time (the entering into such Hedging Agreements being made in accordance with the terms of the Hedging Letter) and (ii) promptly provide the Agent with certified true copies of each such Hedging Agreements entered into and (II) maintain such Hedging Agreements in accordance with the terms of the Hedging Letter.

(b)	Each Obligor must use, and must procure that any other member of the Group that is a potential provider of Transaction Security uses, all reasonable endeavours lawfully available to avoid or mitigate the constraints on the provision of Security provided for in the Agreed Security Principles.

25.32	DC Shoes Disposal Proceeds
Each Obligor shall (and each Obligor shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that each of its Subsidiaries will) take all such actions and measures necessary to use any remaining DC Shoes Disposal Proceeds not applied towards repayment of the Facility A Loan in accordance with Clause 11.3 (Application of mandatory prepayments) for the purpose of at the option of the Company, either (x) releasing the NP Cash Collateral and substituting Quiksilver, Inc. in lieu of Na Pali thereunder or (y) increasing the share capital of Quiksilver Europa by way of cash contribution (through a share capital increase of Biarritz Holdings), releasing the NP Cash Collateral and substituting Quiksilver Europa in lieu of Na Pali thereunder, in each case unless the NP Cash Collateral was released prior to the receipt of DC Shoes Disposal Proceeds.
25.33	Factoring
Each Borrower shall (and each Obligor (other than QSH) shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that each Borrower will) maintain the NP Factoring Agreements (or replace them by a Working Capital Financing) and their ability to transfer receivables to the factor under the relevant programme in such a manner that enables the Borrowers to finance the working capital needs of the Group (including in case of clean down of the Revolving Facility as provided under Clause 5.7 (Clean down)).
25.34	Subordinated Debt

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and each Obligor shall procure (in accordance with article 1120 of the French Code civil (promesse de porte-fort)) that none of its Subsidiaries will):
(i)	repay or prepay any principal amount (or capitalised interest) outstanding under the Subordinated Debt;

(ii)	pay any interest or any other amounts payable in connection with the Subordinated Debt; or

(iii)	purchase, redeem, defease or discharge any amount outstanding with respect to Subordinated Debt.
(b)	Paragraph (a) does not apply to a payment, repayment, prepayment, purchase, redemption, defeasance or discharge which is permitted under the Subordination Agreement.

26.	EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 26 is an Event of Default (save for Clause 26.21 (Acceleration).
26.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by:
(i)	administrative or technical error; or

(ii)	a Disruption Event; and
(b)	payment is made within three Business Days of its due date.

26.2	Financial covenants and other obligations

(a)	Any requirement of Clause 24 (Financial Covenants) is not satisfied or an Obligor does not comply with the provisions of Clause 23 (Information Undertakings) or Clause 25.30 (Post-signing conditions).

(b)	An Obligor does not comply with any provision of any Transaction Security Document.

26.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non-payment), Clause 26.2 (Financial covenants and other obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Agent giving notice to the Company or the relevant Obligor and (ii) the Company or an Obligor becoming aware of the failure to comply.

26.4	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made, unless the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Agent giving written notice to the Company or (ii) the relevant Obligor becoming aware of the misrepresentation.
26.5	Cross default

(a)	Financial Indebtedness
(i)	Any Financial Indebtedness (including for the avoidance of doubt any Financial Indebtedness under the 2009 ABL Agreement, the Rhône Financing Documents, the Senior Notes or the SG Bonds) of any TopCo Obligor, Quiksilver Americas, Inc. (including, without limitation, with respect to the Financial Indebtedness under the 2009 ABL Agreement) or any member of the Group is not paid when due nor within any originally applicable grace period, provided that in the case of any Financial Indebtedness under the Rhône Financing Documents, such Financial Indebtedness has not been paid within the seven-day period following its due date or the last day of any originally applicable grace period (as the case may be).

(ii)	Any Financial Indebtedness (including for the avoidance of doubt any Financial Indebtedness under the 2009 ABL Agreement, the Rhône Financing Documents, the Senior Notes or the SG Bonds) of any TopCo Obligor, Quiksilver Americas, Inc. (including, without limitation, with respect to the

Financial Indebtedness under the 2009 ABL Agreement) or any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(iii)	Any commitment for any Financial Indebtedness (including for the avoidance of doubt any Financial Indebtedness under the 2009 ABL Agreement, the Rhône Financing Documents, the Senior Notes or the SG Bonds) of any TopCo Obligor, Quiksilver Americas, Inc. (including, without limitation, with respect to the Financial Indebtedness under the 2009 ABL Agreement) or any member of the Group is cancelled or suspended by a creditor of any TopCo Obligor or any member of the Group as a result of an event of default (however described).

(iv)	Any creditor of any TopCo Obligor or any member of the Group becomes entitled to declare any Financial Indebtedness (including for the avoidance of doubt any Financial Indebtedness under the 2009 ABL Agreement, the Rhône Financing Documents, the Senior Notes or the SG Bonds) of any TopCo Obligor, Quiksilver Americas, Inc. (including, without limitation, with respect to the Financial Indebtedness under the 2009 ABL Agreement) or of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described), provided that in the case of events of default (however described) (other than payment defaults), such events of default have remained unremedied and not waived for a period of 30 days following the relevant date on which they occurred.

(v)	With respect to (x) the Financial Indebtedness of the members of the Group, no Event of Default will occur under this Clause 26.5 if the aggregate amount of Financial Indebtedness of the members of the Group or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) above is less than €500,000 (or its equivalent in any other currency or currencies) and (y) the Financial Indebtedness of Quiksilver, Inc. and Quiksilver Americas, Inc., no Event of Default will occur under this Clause 26.5 if the aggregate amount of Financial Indebtedness of Quiksilver, Inc. or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) above is less than €5,000,000 (or its equivalent in any other currency or currencies).
(b)	Other Obligations
(i)	Any default (other than in connection with Financial Indebtedness) of any TopCo Obligor or any member of the Group resulting in a payment obligation has occurred and has not been remedied within any originally applicable grace period, unless such payment obligation is being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with the Accounting Principles and such TopCo Obligor or member of the Group has reserved sufficient cash to satisfy such payment obligation.

(ii)	No Event of Default will occur under paragraph (b)(i) above (A) if the non-payment by the members of the Group within any originally applicable grace period results from any commercial arrangement between the relevant members of the Group and their creditors relating to commercial receivables the purpose of which is to extend the originally agreed payment term by an additional time period of no more than 4 months, provided that the aggregate amount of the commercial receivables benefiting from such payment extension period shall not exceed €5,000,000 (or its equivalent in any other currency or currencies) at any time, (B) if the aggregate amount of payment obligations of the TopCo Obligors (other than Quiksilver, Inc.) and the members of the Group falling within paragraph (b)(i) above is less than €5,000,000 (or its equivalent in any other currency or currencies) or (C) if the aggregate amount of payment obligations of Quiksilver, Inc. falling within paragraph (b)(i) above is less than €5,000,000 (or its equivalent in any other currency or currencies).

(iii)	The NP Factoring Agreements (or any new factoring agreement in replacement thereof) is terminated (and not simultaneously replaced by a Working Capital Financing) or GE Factofrance (or any new factor in replacement thereof) notifies the termination of the NP Factoring Agreements (or any new factoring agreement in replacement thereof).
26.6	Insolvency

(a)	A TopCo Obligor (other than Quiksilver, Inc.) or a member of the Group is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens (in writing) to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than the Lenders generally with respect to the Facilities) with a view to rescheduling any of its indebtedness other than with respect to the commercial receivables referred to in paragraph (b)(ii) of Clause 26.5 (Cross default).

(b)	Any TopCo Obligor (other than Quiksilver, Inc.) or any member of the Group which conducts business in France is in a state of “cessation des paiements”, or any TopCo Obligor or any member of the Group becomes insolvent for the purpose of any insolvency law.

(c)	A moratorium is declared in respect of any indebtedness of any TopCo Obligor (other than Quiksilver, Inc.) or any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

26.7	Insolvency of TopCo Obligors

(a)	Quiksilver, Inc. institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors;

(b)	Quiksilver, Inc. applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property;

(c)	any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is otherwise appointed in respect of Quiksilver, Inc. and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days;

(d)	any proceeding under any Debtor Relief Law relating to Quiksilver, Inc. or to all or any material part of its property is instituted without the consent of Quiksilver, Inc. and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding;

(e)	Any actions are taken by any TopCo Obligor or by any third party for the declaration of insolvency (“concurso”) of any TopCo Obligor.

(f)	Any action is taken by any TopCo Obilgor to obtain the protection in any pre-insolvency scenarios granted by article 5.3 of Spanish Insolvency Law as drafted by RDL 3/2009.

26.8	Insolvency proceedings

(a)	Any corporate action (other than the corporate actions to be taken in connection with the solvent liquidation of Tyax), legal proceedings or other procedure or step is taken in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any TopCo Obligor or any member of the Group;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any TopCo Obligor or any member of the Group (other than any commercial arrangement of any member of the Group referred to in paragraph (b)(ii) of Clause 26.5 (Cross default) (subject to the conditions provided therein).

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any TopCo Obligor or any member of the Group or any of its assets; or

(iv)	enforcement of any Security over any assets of any TopCo Obligor or any member of the Group, or any analogous procedure or step is taken in any jurisdiction.

(b)	Any TopCo Obligor or any member of the Group commences proceedings for “conciliation” in accordance with articles L.611-4 to L.611-15 of the French Code de commerce.

(c)	A judgment for “sauvegarde”, “redressement judiciaire” or “liquidation judiciaire” is entered in relation to the Company or any member of the Group under articles L.620-1 to L.670-8 of the French Code de commerce.

26.9	Creditors’ process
Any of the enforcement proceedings provided for in French law n° 91-650 of 9 July 1991, or any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of (i) a TopCo Obligor (other than Quiksilver, Inc. and QSH) or any member of the Group having an aggregate value of €5,000,000 or (ii)

Quiksilver, Inc. and QSH having an aggregate value of €5,000,000, and in each case is not discharged within 15 days.
26.10	Unlawfulness and invalidity

(a)	It is or becomes unlawful for a TopCo Obligor or any member of the Group to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created or security ranking agreed under the Intercreditor Agreements is or becomes unlawful.

(b)	Any obligation or obligations of any TopCo Obligor or any member of the Group under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created or security ranking agreed under the Intercreditor Agreements ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

26.11	Intercreditor Agreements

(a)	Any party to the Intercreditor Agreements (other than a Finance Party) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreements; or

(b)	a representation or warranty given by that party in the Intercreditor Agreements is incorrect in any material respect, and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 10 days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.
26.12	Cessation of business
Any TopCo Obligor or any member of the Group which is a Material Subsidiary suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a transaction permitted by this Agreement.
26.13	Audit qualification
The Auditors of the Group qualify (including through reservations of any nature whatsoever) the annual consolidated financial statements of the Company reviewed by the Auditors in accordance with the “agreed upon procedure” defined in the Deloitte Letter.
26.14	Expropriation
The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention,

restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets.
26.15	Litigation

(a)	Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced against any TopCo Obligor (other than Quiksilver, Inc.) or a member of the Group where the amount at stake exceeds €10,000,000 and/or where the amount at stake when aggregated with the amount at stake in respect of any other litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes which have been commenced since the date of this Agreement against any TopCo Obligor (other than Quiksilver, Inc.) or any member of the Group exceeds €15,000,000, unless such litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with the Accounting Principles and such TopCo Obligor or Group member has reserved sufficient cash to satisfy any related judgment.

(b)	Any TopCo Obligor or any member of the Group fails to comply with any final judgment or final court order made against it for an amount (i) in the case of the TopCo Obligors or the members of the Group (other than Quiksilver, Inc.) (when aggregated with the aggregate amount of all other final judgments and final court orders made against the TopCo Obligors (other than Quiksilver, Inc.) and the member of the Group and not complied with by the latters) in excess of €2,500,000 (or its equivalent in any other currency or currencies) or (ii) in the case of Quiksilver, Inc. (when aggregated with the aggregate amount of all other final judgments and final court orders made against it and not complied with) in excess of €10,000,000.
26.16	Material adverse change
Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.
26.17	Cessation of tax consolidation of the Group
The Group ceases to be consolidated for French Tax purposes.
26.18	Carried forward tax losses
Pilot loses the ability to use a portion of the Carried Forward Tax Losses due to a change of activity or a final reassessment by the French tax authorities, and in the case of tax reassessments such reassessment shows tax loss carryforwards at 31 October 2008 of less than the Carried Forward Tax Losses.
26.19	Equity capital of Pilot
The Company’s equity capital (capitaux propres) (i) has not been restored to at least half of its share capital (capital social) on or prior to 31 October 2009 as contemplated in the Structure Memorandum in order to comply with article L.225-248 of the French Code de commerce or (ii) falls below half of its share capital (capital social) at any time after 31

October 2009 and is not restored in accordance with article L.225-248 of the French Code de commerce.
26.20	NP Cash Collateral Release
All of the cash subject to the NP Cash Collateral shall not have been released upon the earlier of (i) the payment of any Rossignol Liabilities and (ii) the payment of any Rossignol Liabilities Royalties.
26.21	Acceleration

(a)	On and at any time after the occurrence of an Event of Default which is continuing the Agent may without mise en demeure or any other judicial or extra judicial step, and shall if so directed by the Majority Lenders, by notice to the Company but subject to the mandatory provisions of articles L.620-1 to L.670-8 of the French Code de commerce (and provided that such notice shall not be required to be given to Quiksilver, Inc. upon the occurrence of an Event of Default under Clause 26.7 (Insolvency of TopCo Obligors)):
(i)	cancel the Total Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled;

(ii)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(iii)	declare that cash cover in respect of each Letter of Credit is immediately due and payable at which time it shall become immediately due and payable;

(iv)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable; and/or

(v)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
(b)	During the Availability Period with respect to the Term Facilities, none of the Finance Parties shall be entitled to:
(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Utilisation;

(ii)	rescind, terminate, cancel, accelerate or cause repayment or prepayment of any amounts outstanding under this Agreement or any of the Facilities or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Utilisation;

(iii)	refuse to participate in the making of a Utilisation; or

(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Utilisation, in each case, solely on the basis of a Default arising under Clause 26.16 (Material adverse change) or as a result of any of the representations and warranties set forth in paragraphs (d) and (g) of Clause 22.13 (Financial Statements) not being true or correct; provided that, immediately after the Closing Date all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use on the Closing Date.
SECTION 8 — CHANGES TO PARTIES
27.	CHANGES TO THE LENDERS

27.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 27, a Lender (the “Existing Lender”) may:
(i)	assign any of its rights; or

(ii)	transfer any of its rights (including such as relate to that Lender’s participation in each Loan) and obligations, under any Finance Document to another bank or financial institution or to a trust, fund (including CDOs and CLOs) or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

(b)	The consent of the Finance Parties is hereby given to a transfer by an Existing Lender to a New Lender, provided that any transfer or assignment of rights and/or rights and obligations with respect to the L/C Facility shall be subject to the prior consent of the Issuing Banks as to the identity of the New Lender.

27.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by an Existing Lender, provided that no such consent shall be required if the assignment or transfer is:
(i)	to another Lender or an Affiliate (which shall include, for the purposes of this Clause 27 and for the avoidance of doubt, in the case of Natixis, any company of the Groupe Caisses d’Epargne or the Groupe Banques Populaires) of a Lender, or

(ii)	made at a time when a Default is continuing.
(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused in writing by the Company within that time.

(c)	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	An assignment will only be effective as among the Finance Parties on:
(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender has become entitled to the same rights and will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Security Sharing Agreement; and

(iii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(e)	A transfer will only be effective if the procedure set out in Clause 27.5 (Procedure for transfer) is complied with.

(f)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 17 (Tax Gross Up and Indemnities) or Clause 18 (Increased Costs),
then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(g)	The Facilities may be assigned or transferred in amounts of not less than €5,000,000 and increments of €1,000,000 in excess thereof (or if less, the remaining amount held by such Lender).

27.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €2,500.
27.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.
27.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Agreement delivered to it by the Existing Lender and the New Lender at least 5 Business Days prior to the proposed Transfer Date. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Agreement.

(b)	The Agent shall only be obliged to execute a Transfer Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	By virtue of the execution of a Transfer Agreement, as from the Transfer Date:
(i)	to the extent that in the Transfer Agreement the Existing Lender seeks to transfer its rights and obligations under the Finance Documents and in respect of the Transaction Security, the Existing Lender shall be discharged to the extent provided for in the Transfer Agreement from further obligations towards each of the Obligors and the other Finance Parties under the Finance Documents;

(ii)	the rights and obligations of the Existing Lender with respect to the Obligors shall be transferred to the New Lender, to the extent provided for in the Transfer Agreement;

(iii)	the Agent, the Arrangers, the Security Agent, the New Lender, the other Lenders, the Issuing Banks and any relevant Ancillary Lender shall have the same rights and obligations between themselves and in respect of the Transaction Security as they would have had had the New Lender been an Original Lender with the rights and/or obligations to which it is entitled and subject as a result of the transfer and to that extent the Agent, the Arrangers, the Security Agent, the Issuing Banks and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.
27.6	Copy of Transfer Agreement to Company
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Agreement, send to the Company a copy of that Transfer Agreement.
27.7	Security on Lenders’ rights
Without prejudice to the rights granted to the lenders pursuant to this Clause 27, each Lender may, at any time, without consulting with or obtaining any authorization from an Obligor, pledge, grant a Security over or assign as a security in any manner whatsoever (by way of assignment as security or by any other mean) all or part of its rights pursuant to any Finance Document in order to secure the obligations of such Lender, including:
(a)	any pledge, assignment as security or other Security granted in order to guarantee obligations vis a vis a central bank; and

(b)	when the Lender is an instrument vehicle, any pledge, assignment as security or other Security granted to any holder (or trustee or agent of holders) of bonds or other capital market instruments issued by such Lender in order to secure such bonds or capital market instruments.
Provided that such pledge, assignment security or other Security cannot have the effect to:
(i)	release a Lender from its obligations pursuant to the Finance Documents or make the beneficiary of such pledge, assignment as security or Security party to any Finance Document; or

(ii)	oblige any Obligor to make any payment or grant to any person broader rights than the payments or rights to which the relevant Lender is entitled to pursuant to the Finance Documents.
28.	CHANGES TO THE OBLIGORS

28.1	Assignment and transfers by Obligors
No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.
28.2	Additional Guarantors

(a)	On or prior to the Closing Date, the Company shall procure that each of Biarritz Holdings, Quiksilver Europa and QSH shall have acceded to this Agreement and the Intercreditor Agreements as Additional Guarantors and delivered to the Agent the Guarantees and Security Documents listed in Part V of Schedule 2).

(b)	Subject to the Agreed Security Principles and to the extent legally possible, the Company shall procure that any member of the Group which is a Material Subsidiary and which is not an Obligor shall within 10 days following a written request from the Agent and in any event promptly upon such member of the Group becoming a Material Subsidiary pursuant to paragraph (b)(iii) of the definition thereof, become an Additional Guarantor and grant Security as the Agent may require and shall accede to the Intercreditor Agreements.

(c)	A member of the Group shall become an Additional Guarantor if:
(i)	the Company and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part VI of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance reasonably satisfactory to the Agent.
(d)	The Agent shall notify the Company and the Lenders promptly upon being reasonably satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part VI of Schedule 2 (Conditions Precedent).

28.3	Repetition of Representations
Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraphs (a) (solely in the case of Biarritz Holdings, Quiksilver Europa and QSH) and (b) of Clause 22.34 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 9 — THE FINANCE PARTIES
29.	ROLE OF THE AGENT, THE ARRANGERS, THE ISSUING BANKS AND OTHERS

29.1	Appointment of the Agent

(a)	Each of the Arrangers, the Lenders and the Issuing Banks appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arrangers, the Lenders and the Issuing Banks authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 27.6 (Copy of Transfer Agreement to Company), paragraph (a) above shall not apply to any Transfer Agreement.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

29.3	Role of the Arrangers
Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.
29.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent, the Arrangers and/or the Issuing Banks as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent, the Arrangers, the Issuing Banks or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.5	Business with the Group
The Agent, the Security Agent, each Arranger, the Issuing Banks and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
29.6	Rights and discretions

(a)	The Agent and the Issuing Banks may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Arrangers or the Issuing Banks is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

29.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in any Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent who shall be bound by instructions given in accordance with the Intercreditor Agreements.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender in any legal or arbitration proceedings relating to any Finance Document, without having first obtained that Lender’s authority to act on its behalf in those proceedings. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

29.8	Responsibility for documentation
None of the Agent, the Arrangers, the Issuing Banks or any Ancillary Lender:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, the Issuing Banks, an Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document or the Reports or the transactions contemplated in the Finance Documents;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.9	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 32.11 (Disruption to Payment Systems etc.)), none of the Agent, the Issuing Banks, or any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent, an Issuing Bank or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, any Issuing Bank or any Ancillary Lender, in respect of any claim it might have against the Agent, an Issuing Bank or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent, an Issuing Bank or any Ancillary Lender may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

29.10	Lenders’ indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Commitments in the relevant Facility are then zero, to its share of the Total Commitments and outstanding Utilisations) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 32.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).
29.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in France as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in France).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

29.12	Replacement of the Agent

(a)	After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in France).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

29.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

29.14	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formula).

(c)	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(d)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 34.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and paragraph (a)(iii) of Clause 34.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.15	Credit appraisal by the Lenders, Issuing Banks and Ancillary Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, Issuing Bank and Ancillary Lender confirms to the Agent, the Arrangers, the Issuing Banks and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

29.16	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.
29.17	Agent’s management time
Any amount payable to the Agent under Clause 19.3 (Indemnity to the Agent), Clause 21 (Costs and Expenses) and Clause 29.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 16 (Fees).
29.18	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
29.19	Reliance and engagement letters
Each Finance Party and Secured Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.
30.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.	SHARING AMONG THE FINANCE PARTIES

31.1	Payments to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor (including following a set-off) other than in accordance with Clause 32 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.6 (Partial payments).

31.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 32.6 (Partial payments).
31.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 31.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution which Finance Parties agree that they will in that connection waive the benefit of article 1252 of the French Code civil.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

31.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 31.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

31.5	Exceptions

(a)	This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
31.6	Ancillary Lenders

(a)	This Clause 31 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 26.21 (Acceleration).

(b)	Following service of notice under Clause 26.21 (Acceleration), this Clause 31 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to its Designated Net Amount.

SECTION 10 — ADMINISTRATION
32.	PAYMENT MECHANICS

32.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent or, in the case of payments due under Letters of Credit, an Issuing Bank (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent or, in the case of payments due under Letters of Credit, an Issuing Bank as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

32.2	Distributions by the Agent

(a)	Except as otherwise provided in this Agreement, the Agent agrees that promptly after its receipt of each payment from or on behalf of any Borrower in respect of any of the obligations hereunder (Loans, interest and other sums) (the “Obligations”), the Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)	Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

(c)	Notwithstanding anything to the contrary contained herein, the provisions of the preceding paragraph (a) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Lenders which are not Defaulting Lenders as opposed to Defaulting Lenders.

32.3	Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

32.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 32.1 (Payments to the Agent) may instead either pay that amount directly to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as an account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the account shall be for the benefit of the beneficiaries of that account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 32.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 29.12 (Replacement of the Agent), each Party which has made a payment to an account in accordance with this Clause 32.5 shall give all requisite instructions to the bank with whom such account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 32.2 (Distributions by the Agent).

32.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Issuing Banks and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under Clause 7.3 (Claims under a Letter of Credit) and Clause 7.4 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

32.7	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
32.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than euros shall be paid in that other currency.

32.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

32.11	Disruption to Payment Systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:
(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33.	SET-OFF

(a)	A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

34.	NOTICES

34.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
34.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender, each Issuing Bank, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below, or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.
34.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 34.3 will be deemed to have been made or delivered to each of the Obligors.

34.4	Notification of address and fax number
Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 34.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.
34.5	Communication when Agent is Impaired Agent
If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.
34.6	Electronic communication

(a)	Any communication to be made between the Agent or the Security Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Agent and the relevant Lender:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between the Agent and a Lender or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

34.7	Use of websites
The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:
(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.
If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:
(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the

Designated Website. The Company shall at its own cost comply with any such request within ten Business Days.

34.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
35.	CALCULATIONS AND CERTIFICATES

35.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
35.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
35.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.
36.	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
37.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.	AMENDMENTS AND WAIVERS

38.1	Required consents

(a)	Subject to Clauses 38.2 (Technical Amendments) and 38.3 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 38.

(c)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 38 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.

38.2	Technical Amendments
Notwithstanding the provisions of this Clause 38, the Agent may without consulting the Lenders, decide upon purely administrative matters and, without referring to the Lenders, enter into amendments of a purely technical nature to fix errors which are manifest upon reading this Agreement.
38.3	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable (except any adjustment of the Margin in accordance with the definition of “Margin”);

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in or an extension of any Commitment or the Total Commitments;

(vi)	a change to the Borrowers or Guarantors other than in accordance with Clause 28 (Changes to the Obligors);

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 11 (Mandatory Prepayment), Clause 27 (Changes to the Lenders) or this Clause 38;

(ix)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:
(A)	the Charged Property; or

(B)	the manner in which the proceeds of enforcement of the Transaction Security are distributed;
(x)	the release of any Transaction Security unless permitted under this Agreement or any other Finance Document; or

(xi)	subject to the provisions of the Intercreditor Agreements, any amendment to the order of priority or subordination under the Intercreditor Agreements, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Arrangers, the Issuing Banks, the Security Agent, any Ancillary Lender or a Hedge Counterparty (each in their capacity as such) may not be effected without the consent of the Agent, the Arrangers, the Issuing Banks, the Security Agent, that Ancillary Lender or, as the case may be, that Hedge Counterparty.

38.4	Replacement of Lenders

(a)	If at any time:
(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 10.1 (Illegality) or to pay additional amounts pursuant to Clause 18.1 (Increased costs) or Clause 17.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally, then the Company may, on 3 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which is acceptable to the Agent (acting reasonably) and (in the case of any transfer of an L/C Facility Commitment), the Issuing Banks, which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:
(i)	the Company shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 5 Business Days after the date the Non-Consenting Lender notifies the Company and the Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Company; and

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.
(c)	In the event that:
(i)	the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	Lenders whose Commitments aggregate more than 90 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, whose participations in the outstanding Utilisations aggregated more than 90 per cent. of the Total Commitments immediately prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

38.5	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments, Total L/C Facility Commitments or Total Revolving Facility Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 38.4, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender

38.6	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 Business Days’ prior written notice to the Agent and such Lender:
(i)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of the undrawn Revolving Facility Commitment and/or Total L/C Facility Commitment of the Lender; or

(iii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Revolving Facility and/or L/C Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably) and (in the case of any transfer of an L/C Facility Commitment) to the Issuing Banks, which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.
(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:
(i)	the Company shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 5 Business Days’ after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.
39.	CONFIDENTIALITY

39.1	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of Confidential Information
Any Finance Party may disclose:
(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (d) of Clause 29.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction, governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 27.7 (Security on Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Company;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:
(A)	in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances.
39.3	Entire agreement
This Clause 39 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
SECTION 11 — GOVERNING LAW AND ENFORCEMENT
40.	GOVERNING LAW
This Agreement is governed by French law.
41.	ENFORCEMENT — JURISDICTION OF FRENCH COURTS

(a)	Subject to paragraph (b) below, the Tribunal de Commerce of Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	Paragraph (a) above is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

42.	ELECTION OF DOMICILE
Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor otherwise domiciled in France) irrevocably elects domicile at c/o Pilot SAS, 26/28 rue Danielle Casanova, 75002 Paris, France for the purpose of serving any judicial or extra-judicial documents in relation to any action or proceedings referred to above.
SECTION 12 — MISCELLANEOUS
43.	LIMITED RECOURSE AGAINST QSH
Notwithstanding anything to the contrary in this Agreement or any other Finance Document, the Finance Parties acknowledge and agree that all the liabilities of QSH arising from time to time under or in connection with the Finance Documents shall be limited to the proceeds of realisation of the Charged Property of QSH. The preceding sentence is without prejudice to the rights of the Finance Parties to call an Event of Default and/or to accelerate the Facilities under Clause 27 (Events of Default). All payments to be made under the Finance Documents to the Finance Parties by QSH shall be made solely out of and limited to the extent of the proceeds of realisation of the Charged Property of QSH and with respect to QSH the Finance Parties shall be entitled to have recourse only to such Charged Property (but this will not prevent the taking of proceedings in relation to QSH for that purpose (provided that any recovery from QSH as a result of such proceedings shall be limited to the value of the Charged Property of QSH)). In the event that the proceeds of realisation of the Charged Property of QSH are less than the aggregate amount outstanding under the Finance Documents, then the Finance Parties shall irrevocably and unconditionally release QSH from all further obligations under the Finance Documents. For the avoidance of doubt, this Clause 43 does not affect in any manner whatsoever the obligations of the other Obligors under the Finance Documents, the obligations of each Obligor being independent from each other and cumulatives.
44.	ADDITIONAL WORKING CAPITAL FINANCING EXCEPTIONS
Following the request of the Company after the first anniversary of the date of this Agreement, the parties hereto shall negotiate in good faith modifications to the definitions, undertakings and other provisions of this Agreement relating to the Working Capital Financings permitted under this Agreement in order to permit additional types of working capital, liquidity or other revolving facilities to be entered into to replace the NP Factoring Agreements and the then existing Working Capital Financings on terms satisfactory to the Majority Lenders (acting reasonably).
This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Original Lenders

				Revolving
Name of Original	Facility A	Facility B	L/C Facility	Facility
Lender	Commitment	Commitment	Commitment	Commitment
Banque Populaire du Sud Ouest	€0	€8,516,931	€1,839,080	€4,295,495

BNP Paribas	€14,400,000	€18,641,854	€3,218,391	€9,401,979

Caisse Régionale de Crédit Agricole Mutuel Pyrénées-Gascogne	€0	€23,947,991	€13,333,333	€12,078,117

CIC — Société Bordelaise	€0	€15,446,108	€2,298,851	€7,790,211

Crédit Lyonnais	€22,600,000	€13,315,610	€0	€6,715,699

HSBC France	€0	€7,456,742	€13,793,103	€3,760,791

Natixis	€0	€6,657,805	€2,758,621	€3,357,850

Société Générale	€18,000,000	€21,016,959	€2,758,621	€10,599,858

Schedule 2
Conditions Precedent
Part I
Conditions precedent to signing of this Agreement
1.	Original Obligors
(a)	A copy of the constitutional documents and the up-to-date share register of each Original Obligor (including a K-bis extract, a non-bankruptcy certificate (certificat de non faillite) and lien searches (états de privilièges et nantissements) for each French Original Obligor and the equivalent documents for each other Original Obligor, not more than 10 days old);

(b)	A copy of a resolution of the board of directors (or any other appropriate corporate body) of each Original Obligor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents referred to in paragraph 2 (Finance Documents) below to which it is a party and resolving that it execute, deliver and perform the Finance Documents referred to in paragraph 2 (Finance Documents) below to which it is a party and any document contemplated to be delivered under or in connection with any of the foregoing transactions or documents;

(ii)	authorising a specified person or persons to execute the Finance Documents referred to in paragraph 2 (Finance Documents) below to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents referred to in paragraph 2 (Finance Documents) to which it is a party; and

(iv)	in the case of an Original Obligor other than the Company, authorising the Company to act as its agent in connection with the Finance Documents.
(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents and, if applicable, a copy of any power of attorney authorizing such person to execute such documents.

(d)	A certificate of an authorised signatory of the Company or other relevant Original Obligor certifying that each copy document relating to it specified in this Part I is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.
2.	Finance Documents
(a)	This Agreement executed by the Original Obligors.

(b)	The Fee Letters executed by the Company and Na Pali and the TEG Letter executed by the Borrowers.

(c)	The agreed forms of the Intercreditor Agreements.

(d)	The Hedging Letter executed by the Company.
3.	Legal opinions

Forms of the legal opinions referred to in paragraph 4 of Part II below.

4.	Other documents and evidence
(a)	The Structure Memorandum describing and analyzing (i) the indebtedness of the Group towards third parties (including any significant intercompany liabilities of the Group and, in particular, the payment liabilities resulting from Rossignol Sale), (ii) the steps through which the Financial Indebtedness under the Pilot Facility Agreement and the NP Perimeter Indebtedness To Be Refinanced will be refinanced with the proceeds of the Facilities, (iii) the proposed intercompany transactions relating to the NP Permanent Advance, the €208,248,624.48 ORAs issued by the Company and the €68,500,000 ORAs issued by Na Pali, (iv) any proposed corporate restructuring transactions within the Group to be implemented prior to the Termination Date, (v) the carried forward tax losses existing on the date of this Agreement and their use during the life of the Facilities, (vi) the upstreaming of cash in order to repay the indebtedness of QS Finance under the SG Financing and (vii) the French tax consolidation of the Group.

(b)	A memorandum from Ernst & Young, financial advisers of the Group, addressed to, or capable of being relied upon by, the Agent, the Arrangers and the Lenders, analysing the Initial Business Plan.

(c)	An up to date structure chart including Quiksilver, Inc., Biarritz Holdings, QSH and all the Subsidiaries of QSH.

(d)	The Initial Business Plan.

(e)	The Budget for 2009.

(f)	A copy, certified by an authorised signatory of the Company to be a true copy, of the financial statements referred to in paragraphs (a), (b), (c) and (e) of the definition of Original Financial Statements and of the latest unaudited financial statements of each Original Obligor (together with any reports prepared by the Auditors relating thereto).

(g)	Evidence that the fees, costs and expenses (including legal fees) then due by the Borrowers to the Finance Parties have been paid.

(h)	A memorandum from Mitch Milstein, in-house intellectual property counsel of the Group, addressed to, or capable of being relied upon by, the Reliance Parties setting out the names, territorial perimeters, registration numbers, licenses, royalties and existing security interests in respect of all the trademarks owned by Biarritz Holdings and its Subsidiaries and confirming that (i) Biarritz Holdings owns the Material Trademarks (including Quiksilver, Quiksilver & Mountain & Wave and Roxy) and (ii) all of the foregoing is free of any lien of any nature whatsoever.

(i)	(i) An estimate of the consolidated profit and loss account of the Company and its Subsidiaries for the nine months ending on or about 31 July 2009, (ii) an estimate of the consolidated cash and indebtedness position of the Company and it Subsidiaries on or about the date of this Agreement, (iii) the Capital Expenditure incurred on or about the date of this Agreement and (iv) the back-log on or about the date of this Agreement, in each case as certified by a legal representative of the Company.

(j)	A copy of the Stock Purchase Agreement.

(k)	A copy of the “Statement of Adjustment” to be delivered by Chartreuse et Mont Blanc SAS to Quiksilver, Inc. in accordance with clause 2.4(c) of the Stock Purchase Agreement.

(l)	Copies of the final verions of the 2009 ABL Agreement and the Rhône Financing Documents.

(m)	A certificate executed by a legal representative of Quiksilver, Inc. certifying that (i) the 2005 ABL Agreement has been terminated, all Financial Indebtedness thereunder (other than letters of credit issued thereunder and outstanding on the date hereof which letters of credit have been supported by standby letters of credit issued under the 2009 ABL Agreement) has been repaid in full with the proceeds of the Rhône Financing and drawings under the 2009 ABL Agreement and (ii) the related Encumbrances securing such Financial Indebtedness under the 2005 ABL Agreement have been released.
5.	Miscellaneous
(a)	A list of the Material Trademarks on the date of this Agreement.

(b)	A certificate signed by a legal representative of the Company certifying the amount of the NP Perimeter Indebtedness to be Refinanced.

(c)	A certificate signed by a legal representative of the Company certifying that none of the NP Perimeter Indebtedness to be Refinanced has been rescinded, cancelled or terminated on the date of this Agreement.

Part II
Conditions precedent to the first Utilisation of the Facilities
1.	Acceding Guarantors
Each of Biarritz Holdings, Quiksilver Europa and QSH shall have acceded to this Agreement and the Intercreditor Agreements pursuant to Clause 28.2 (Additional Guarantors).
2.	Obligors
(a)	A copy of the constitutional documents and the up-to-date share register of each Obligor (including a K-bis extract, a non-bankruptcy certificate (certificat de non faillite) and lien searches (états de privilièges et nantissements) for each French Obligor and the equivalent documents for each other Obligor, not more than 10 days old);

(b)	A copy of a resolution of the board of directors (or any other appropriate corporate body) of each Obligor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents referred to in paragraph 2 (Transaction Documents) below to which it is a party and resolving that it execute, deliver and perform the Finance Documents referred to in paragraph 2 (Transaction Documents) below to which it is a party and any document contemplated to be delivered under or in connection with any of the foregoing transactions or documents;

(ii)	authorising a specified person or persons to execute the Finance Documents referred to in paragraph 2 (Transaction Documents) below to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or dispatched by it under or in connection with the Finance Documents referred to in paragraph 2 (Transaction Documents) below to which it is a party; and

(iv)	in the case of an Obligor other than the Company, authorising the Company to act as its agent in connection with the Finance Documents.
(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents and, if applicable, a copy of any power of attorney authorizing such person to execute such documents.

(d)	A certificate of the Company and Quiksilver, Inc. (signed by a legal representative of these companies) confirming (i) that borrowing or guaranteeing or securing, as appropriate, the Total Commitments of the Lenders would not cause any borrowing, guarantee, security or similar limit binding on any Obligor to be exceeded and (ii) that such transactions and the transactions contemplated by the Structure Memorandum are in the corporate interest of each French Obligor.

(e)	A certificate of an authorised signatory of the Company or other relevant Obligor certifying that each copy document relating to it specified in this Part II is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.
3.	Transaction Documents
(a)	The Transaction Security Documents (listed in Part V) executed by the relevant Obligors.

(b)	A copy of all notices required to be sent under the Transaction Security Documents executed by the relevant Obligors and duly acknowledged by the addressee as contemplated in the relevant Transaction Security Documents.

(c)	A copy of all other documents to be provided under the Transaction Security Documents.

(d)	An original executed copy of the Quiksilver, Inc. Undertaking/Macquarie.

(e)	Fully executed copies of the Intercreditor Agreements.

(f)	A copy of all Transaction Documents (other than this Agreement).
4.	Legal opinions
(a)	A legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, legal adviser to the Borrowers, (i) as to French law covering (1) the valid existence of the Borrowers, (2) the capacity and due authorisation of the Borrowers to enter into the Finance Documents to which they are a party and (3) the absence of insolvency proceedings against the Borrowers on the date of this Agreement (subject to the customary reservations and qualifications) and the Closing Date and (ii) as to the laws of the relevant States of the United States of America (1) covering the valid existence of Quiksilver, Inc., (2) covering the capacity and due authorisation of Quiksilver, Inc. to enter into the Finance Documents to which it is a party, (3) covering the validity of the Finance Documents governed by the laws of the relevant States of the United States of America and (4) confirming that the entering into the Finance Documents by the Obligors does not conflict with or breach any of the provisions of the 2009 ABL Agreement, the Rhône Financing Documents and/or the US Indenture;

(b)	A legal opinion of AMMC Law, legal adviser to QSH and Biarritz Holdings as to Luxembourg law covering (1) the valid existence of QSH and Biarritz Holdings, (2) the capacity and due authorisation of QSH and Biarritz Holdings to enter into the Finance Documents to which it is a party and (3) the absence of insolvency proceedings against QSH and Biarritz Holdings on the date of this Agreement and the Closing Date (subject to customary reservations and qualifications);

(c)	A legal opinion of Jausas, legal advisers to Quiksilver Europa as to Spanish law covering (1) the valid existence of Quiksilver Europa, (2) the capacity and due authorisation of Quiksilver Europa to enter into the Finance Documents to which it is a party and (3) the absence of insolvency proceedings against Quiksilver Europa on the date of this Agreement and the Closing Date (subject to customary reservations and qualifications);

(d)	A legal opinion of White & Case LLP, legal advisers to the Agent and the Arrangers as to French law covering the validity of this Agreement, the Intercreditor Agreements and the Transaction Security Documents governed by French law; and

(e)	Legal opinions of legal advisors to the Agent and the Arrangers as to Spanish and Luxembourg law covering the validity of the Transaction Security Documents governed by Spanish and Luxembourg law, each substantially in the form distributed to the Original Lenders prior to signing this Agreement.

5.	Other documents and evidence
(a)	An addendum to the Structure Memorandum addressed to, or capable of being relied upon by, the same parties covered in the initial Structure Memorandum, confirming that the Pre-Closing Permitted Restructuring has been duly and legally completed as described in the Structure Memorandum.

(b)	An up to date structure chart including Quiksilver, Inc., QSH and all the Subsidiaries of QSH.

(c)	A list of the Material Subsidiaries on the Closing Date.

(d)	A Certificate of a legal representative of the Company addressed to the Finance Parties confirming which companies within the Group are Material Subsidiaries.

(e)	A written confirmation addressed by GE Factofrance to the Na Pali confirming that, neither the entering into of this Agreement by the Borrowers nor the proposed intercompany restructuring transactions referred to in the Structure Memorandum, will (i) constitute a termination event under the NP Factoring Agreements, (ii) enable GE Factofrance to change the terms of the factoring programme under the NP Factoring Agreements or (iii) enable GE Factofrance to reduce the scope of and/or the aggregate amount of receivables which are transferred pursuant to the factoring programme under the NP Factoring Agreements.

(f)	Evidence that the NP Permanent Advance has been fully distributed by Na Pali to the Company as contemplated in the Structure Memorandum.

(g)	Evidence that all applicable anti-money laundering and “know your customer” laws, regulations and procedures (including internal procedures of each Lender) applicable to each Obligor have been complied with.

(h)	Evidence that the fees, costs and expenses (including legal fees) then due by the Borrowers to the Finance Parties have been paid or will be paid on the Closing Date.

(i)	A copy of any other authorisation or other document or assurance which the Agent, acting reasonably, deems necessary in connection with the entry into and performance of the transactions contemplated by any Transaction Document or the Structure Memorandum or for the validity and enforceability of any Finance Document.

(j)	A copy of a funds flow statement consistent with the Structure Memorandum.

(k)	A copy of the valuation report from the Commissaire aux Apports appointed in the context of the contribution of the Na Pali ORAs to the Company confirming a valuation of Na Pali of at least €250,000,000 and a valuation of the Na Pali ORAs which are the object of the contribution of at least €40,000,000.

(l)	A copy of the resolution of the extraordinary general assembly of the Company convened in accordance with paragraph 1 of article L. 225-248 of the Code de Commerce which notwithstanding the fact that the Company’s equity capital (capitaux propres) is less than half of its share capital (capital social) rejects the dissolution of the Company and decides the continuation of the latter.

(m)	A copy of the resolution of the extraordinary general assembly of the Company approving the share capital decrease of the Company and evidence that such share capital decrease has been consummated all as described in Step 3 of the Structure Memorandum.

(n)	A copy of the resolutions of the sole shareholder of Na Pali approving the distribution of dividends as described in steps 2 and 6 of the Structure Memorandum and evidence that such dividends have been paid.

(o)	Evidence that the SG Forward Financing has been entered into in accordance with the terms of the Security Sharing Agreement.

(p)	A copy of the SG Financing Documents.

(q)	(i) An estimate of the year-to-date consolidated profit and loss account of the Company and its Subsidiaries on or about the Closing Date, (ii) an estimate of the consolidated cash and indebtedness position of the Company and it Subsidiaries on or about the Closing Date, (iii) the Capital Expenditure incurred on or about the Closing Date and (iv) the back-log on or about the Closing Date, in each case as certified by a legal representative of the Company.

(r)	Evidence that the application of the proceeds of drawing of Facility A will result in the full repayment (and release of the relevant security interests) of the indebtedness under the Pilot Facility Agreement, the cancellation of any commitment thereunder and the release of any security interest granted in connection therewith.

(s)	Evidence that the application of the proceeds of drawing of Facility B will be applied only to repay NP Perimeter Indebtedness To Be Refinanced and that on the Closing Date all of the NP Perimeter Indebtedness To Be Refinanced shall be repaid in full, all commitments thereunder cancelled and all security interests granted in connection therewith released.

(t)	Evidence that the proposed intercompany transactions relating to the NP Permanent Advance, the €208,248,624.48 ORAs issued by the Company and the €68,500,000 ORAs issued by Na Pali have been consummated as described in the Structure Memorandum.

(u)	Evidence of the transfer of the receivables referred to under steps 2, 4 and 6 of the Structure Memorandum and of the extinguishment of the latter.

(v)	Copies of the corporate approvals and agreements relating to the QSH/Biarritz Holdings Contribution and evidence that the QSH/Biarritz Holdings Contribution has been consummated.

(w)	A certificate executed by a legal representative of the Company demonstrating EBITDA of the Group for the three month period ending 31 July 2009, which shall not be less than €10,500,000.

(x)	An executed copy of the Deloitte Letter.

Part III
Conditions precedent to any Utilisation of a Facility
(a)	The relevant Borrower (or the Company on its behalf) has delivered a duly completed Utilisation Request.

(b)	Evidence that the fees, costs and expenses then due by the Borrowers to the Finance Parties have been paid or will be paid on the Utilisation Date.

Part IV
Conditions precedent required to be
delivered by an Additional Guarantor (other than Biarritz Holdings, Quiksilver Europa and QSH)
1.	An Accession Letter executed by the Additional Guarantor and the Company.

2.	A copy of the constitutional documents and the up-to-date share register of each Additional Guarantor (including a K-bis extract and a non-bankruptcy certificate (certificat de non faillite) for each Additional Guarantor organized under the laws of France, not more than 10 days old).

3.	A copy of a resolution of the board of directors (or any other appropriate corporate body) of the Additional Guarantor:
(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute, deliver and perform the Accession Letter and any other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute the Accession Letter and other Finance Documents on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or dispatch all other documents and notices to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Company to act as its agent in connection with the Finance Documents
4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	[A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.][1]

6.	A certificate of the Additional Guarantor (signed by a legal representative of the Additional Guarantor) confirming that guaranteeing or securing, as appropriate, the Total Commitments would not cause any guarantee, security or similar limit binding on it to be exceeded.

[1]	If required by legal counsel in the relevant jurisdictions.

7.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part IV of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Letter.

8.	A copy of any other authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.	If available, the latest audited financial statements of the Additional Guarantor.

10.	The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:
(a)	A legal opinion of the legal advisers to the Agent in form and substance substantially similar to the legal opinion delivered on the Closing Date.

(b)	A legal opinion of the legal advisers to the Additional Guarantor in the jurisdiction of its incorporation in form and substance substantially similar to the legal opinion delivered on the Closing Date.
11.	The Guarantees duly executed by such Additional Guarantors and any security documents which, subject to the Agreed Security Principles, are required by the Agent to be executed by the proposed Additional Guarantor as provided under Part VI of this Schedule 2.

12.	Any notices or documents required to be given or executed under the terms of those security documents.

13.	Such documentary evidence as legal counsel to the Agent may require, that such Additional Guarantor has complied with any law in its jurisdiction relating to financial assistance or analogous process.

Part V
Transaction Security Documents and security related documents to be delivered on the
Closing Date
1.	At least two originals of the following security documents (in form and substance satisfactory to all the Lenders) shall be received by the Agent prior the Closing Date:
(a)	a New York law guarantee agreement executed by Quiksilver, Inc. as guarantor to secure the obligations of Pilot under Facility A and of Na Pali under the Facilities;

(b)	a Luxembourg law first demand guarantee agreement executed by Biarritz Holdings S.à r.l as guarantor to secure the obligations of Pilot and Na Pali under the Facilities;

(c)	a Spanish law first demand guarantee agreement executed by Quiksilver Europa SL as guarantor to secure the obligations of Pilot and Na Pali under the Facilities;

(d)	a French law first demand guarantee agreement executed by Pilot as guarantor to secure the obligations of Na Pali under the Facilities;

(e)	a Luxembourg law first ranking pledge agreement executed by QS Holdings S.à r.l as pledgor over 100% of the ordinary shares and restricted shares (and all other securities whatsoever) owned by it in Biarritz Holdings S.à r.l to secure the obligations of Pilot and Na Pali under the Facilities;

(f)	a Spanish law first ranking pledge agreement executed by Biarritz Holdings S.à r.l as pledgor over 100% of the shares owned by it in Quiksilver Europa SL to secure the obligations of Pilot and Na Pali under the Facilities;

(g)	a French law first ranking pledge agreement (nantissement de compte titres) executed by Quiksilver Europa SL as pledgor over 100% of the ordinary shares and all other securities whatsoever issued by Pilot and owned by Quiksilver Europa SL to secure the obligations of Pilot and Na Pali under the Facilities;

(h)	a French law first ranking pledge agreement (nantissement de compte titres) executed by Pilot as pledgor over 100% over the shares and all other securities whatsoever issued by Na Pali and owned by Pilot (including the NP ORAs, if any) to secure the obligations of Pilot and Na Pali under the Facilities;

(i)	a French law first ranking pledge agreement (nantissement de compte titres) executed by Biarritz Holdings S.à r.l as pledgor over the Pilot ORAs to secure the obligations of Pilot and Na Pali under the Facilities;

(j)	a first ranking pledge agreement executed by Na Pali as pledgor over the shares owned by it in each Material Subsidiary, governed by the law of the jurisdiction of incorporation of the relevant Material Subsidiary, to secure the obligations of Na Pali under the Facility B, the L/C Facility and the Revolving Facility;

(k)	a Luxembourg law first ranking pledge agreement executed by Biarritz Holdings S.à r.l as pledgor over the marks and trademarks owned by it (such marks and trademarks to include the Material Trademarks and other trademarks held by Biarritz Holdings and used by Pilot and its Subsidiaries) to secure the obligations of Pilot and Na Pali under the Facilities and the obligations of QS Finance S.à r.l under the SG Financing Documents, provided that such pledge shall provide that all the marks and trademarks which are identified on the lists provided by the Company to the Agent pursuant to Clause 25.24(c) (Intellectual Property) are pledged at all times;

(l)	a first ranking notarized and registered mortgage deed (hypothèque conventionnelle inscrite) executed by Na Pali as mortgagor over the walls of Na Pali’s corporate seat in Saint-Jean-de-Luz to secure the obligations of Na Pali under the Facility B, the L/C Facility and the Revolving Facility;

(m)	a French law first ranking pledge agreement executed by Na Pali as pledgor over its on-going concern (fonds de commerce) located at 32 avenue des Champs-Elysées, 75008 Paris to secure the obligations of Na Pali under the Facility B, the L/C Facility and the Revolving Facility;

(n)	a French law assignment by way of security agreement (cession de créances professionnelles à titre de garantie) executed by Na Pali as assignor of:
(i)	the commercial receivables originated by it which do not fall within the scope of the factoring programme pursuant to the NP Factoring Agreements or any other factoring programme in replacement thereof in accordance with this Agreement; and

(ii)	any receivable (other than commercial receivables) due to it by Quiksilver, Inc. or any Subsidiary of Quiksilver. Inc. under any existing (to the extent those receivables have not been repaid distributed or otherwise extinguished on the Closing Date) or future intercompany loans, to secure the obligations of Na Pali under Facility B, the L/C Facility and the Revolving Facility;
(o)	a French law first ranking pledge agreement executed by Pilot as pledgor over any amount due to it by Chartreuse et Mont Blanc SAS under the EUR 10,000,000 Subordinated Promissory Note dated 12 November 2008 issued by Chartreuse et Mont Blanc SAS, provided that such pledge shall not restrict setoff against payments owed to the purchaser under the stock purchase agreement dated 12 November 2008 entered into for the purpose of the Rossignol Sale, to secure the obligations of Pilot and Na Pali under the Facilities;

(p)	first ranking pledge agreements executed by Pilot and Biarritz Holdings S.à r.l as pledgors over any existing (to the extent those receivables have not been repaid, distributed or otherwise extinguished on the Closing Date) or future receivables (other than commercial receivables) held by any of them against Quiksilver, Inc. or any of its Subsidiaries, to secure the obligations of Pilot and Na Pali under the Facilities; and

(q)	a first ranking pledge agreement executed by QS Holdings S.à r.l as pledgor over any existing (to the extent those receivables have not been repaid, distributed or otherwise extinguished on the Closing Date) or future receivables (other than commercial receivables) owned by QS Holdings S.à r.l against Biarritz Holdings S.à r.l or any of its Subsidiaries to secure the obligations of Pilot and Na Pali under the Facilities.
2.	A copy of all notices required to be sent under the Transaction Security Documents duly acknowledged by the addressee in accordance with and at the times provided for in the Transaction Security Documents.

3.	If the Transaction Security Document to be executed by the relevant Obligor creates a Security over shares in a Subsidiary of that Obligor:
(a)	where such Subsidiary is not itself an Obligor, a certified copy of the constitutional documents of such Subsidiary in a form acceptable to the Agent;

(b)	appropriate corporate resolutions from each such Subsidiary (including any “agrément”); and

(c)	a certified copy of all documents (such as, with respect to each Subsidiary organized under the laws of France, registre de mouvement de titres, comptes de titulaires de valeurs mobilières) evidencing the ownership of any security issued by such Subsidiary owned by that Obligor and evidencing Security thereon in accordance with the Transaction Security Documents.

Part VI
Transaction Security Documents and security related documents to be delivered by the
Additional Guarantors (other than Biarritz Holdings, Quiksilver Europa and QSH)
1.	A Guarantee (in form and substance satisfactory to the Lenders) to be executed by the relevant Additional Guarantor.

2.	All Transactions Security Documents (in form and substance satisfactory to the Lenders) listed in paragraph 4 of Schedule 10.

3.	A copy of all notices required to be sent under the Transaction Security Documents duly acknowledged by the addressee in accordance with and at the times provided for in the Transaction Security Documents.

4.	If the Transaction Security Document to be executed by the relevant Additional Guarantor creates a Security over shares in a Subsidiary of that Additional Guarantor:
(a)	where such Subsidiary is not itself an Obligor, a certified copy of the constitutional documents of such Subsidiary in a form acceptable to the Agent;

(b)	appropriate corporate resolutions from each such Subsidiary (including any “agrément”); and

(c)	a certified copy of all documents (such as, with respect to each Subsidiary organized under the laws of France, registre de mouvement de titres, comptes de titulaires de valeurs mobilières) evidencing the ownership of any security issued by such Subsidiary owned by that Additional Guarantor and evidencing Security thereon in accordance with the Transaction Security Documents.

Schedule 3
Requests
Part I
Utilisation Request
Loans
From: [Borrower] [Company]*
To:     [Agent]
Dated:
Dear Sirs
[Company] — [     ] Facilities Agreement
dated [     ] (the “Facilities Agreement”)
1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:
(a)	Borrower: [ ]

(b)	Proposed Utilisation Date: [ ] (or, if that is not a Business Day, the next Business Day)

(c)	Facility to be utilised: [Facility A]/[Facility B]/[Revolving Facility]**

(d)	Amount: [ ] or, if less, the Available Facility

(e)	Interest Period: [ ]
3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for

[the Company on behalf of [insert name of relevant Borrower]]/ [insert name of Borrower]*
NOTES:

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.

**	Select the Facility to be utilised and delete references to the other Facilities.

Part II
L/C Request
Letters of Credit
From: [Na Pali] [Company]*
To:     [Agent]
Dated:
Dear Sirs
[Company] — [     ] Facilities Agreement
dated [     ] (the “Facilities Agreement”)
1.	We refer to the Facilities Agreement. This is an L/C Request. Terms defined in the Facilities Agreement have the same meaning in this L/C Request unless given a different meaning in this L/C Request.

2.	We wish to arrange for a Letter of Credit to be issued by the Issuing Bank specified below (which has agreed to do so) on the following terms:
(a)	Applicant/account party: Na Pali

(b)	Issuing Bank: [ ]

(c)	Proposed Utilisation Date: [ ] (or, if that is not a Business Day, the next Business Day)

(d)	Facility to be utilised: L/C Facility

(e)	Currency of Letter of Credit: [ ]

(f)	Amount: [ ] or, if less, the Available Facility in relation to the L/C Facility

(g)	Term: [ ]
3.	We confirm that each condition specified in paragraph (b) of Clause 6.5 (Issuance of Letters of Credit) is satisfied on the date of this L/C Request.

4.	We attach a copy of the proposed Letter of Credit.

5.	The purpose of this proposed Letter of Credit is [ ].

6.	This L/C Request is irrevocable.

7.	This L/C Request and the Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600.

Yours faithfully,

authorised signatory for
[the Company on behalf of Na Pali]*
NOTES:

*	Amend as appropriate. The L/C Request can be given by Na Pali or by the Company.

Part III
Selection Notice

Applicable to a Term Loan
From: [Borrower] [Company]*
To:     [Agent]
Dated:
Dear Sirs
[Company] — [ ] Facilities Agreement
dated [     ] (the “Facilities Agreement”)
1.	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility [A/B] Loan with an Interest Period ending on [ ]**.
or
[We request that the next Interest Period for the above Facility [A]/[B] Loan[s] is [ ]].
3.	This Selection Notice is irrevocable.
Yours faithfully

authorised signatory for
[the Company on behalf of] [insert name of Relevant Borrower] *
NOTES:

*	Amend as appropriate. The Selection Notice can be given by the Borrower or the Company.

**	Insert details of all Term Loans for the relevant Facility which have an Interest Period ending on the same date.

Schedule 4
Mandatory Cost Formula
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:
(a)	in relation to a sterling Loan:

AB + C(B - D)+E x 0.01 per cent. per annum 100 - (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01 per cent. per annum. 300

Where:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.
9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 5
Form of Transfer Agreement
To: [     ] as Agent and [      ] as Security Agent
From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:
Pilot SAS — Facilities Agreement
dated [     ] (the “Facilities Agreement”)
1.	We refer to the Facilities Agreement and to the Security Sharing Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as a Transfer Agreement for the purpose of the Facilities Agreement and as an Accession Agreement for the purposes of the Security Sharing Agreement (and as defined in the Security Sharing Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

The Existing Lender wishes to [transfer/assign] and the New Lender wishes to acquire [all] [the part specified in Schedule 1 to this Transfer Agreement] of the Existing Lender’s Commitment, rights [and obligations] referred to in Schedule 1 to this Transfer Agreement.

2.	The Existing Lender and the New Lender agree to the [transfer/assignment] (cession) of [all] [the part specified in Schedule 1 to this Transfer Agreement] of the Existing Lender’s Commitment, rights [and obligations] referred to in Schedule 1 to this Transfer Agreement in accordance with Clause 27.5 (Procedure for transfer) of the Facilities Agreement.[2]

3.	The proposed Transfer Date is [•].

4.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in Schedule 1 to this Transfer Agreement.

5.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 27.4 (Limitation of responsibility of Existing Lenders) of the Facilities Agreement.

[2]	The New Lender may, in the case of a transfer of rights by the Existing Lender under this Transfer Agreement, if it considers it necessary to make the transfer effective as against third parties, arrange for it to be notified by way of signification to the Obligors in accordance with article 1690 of the French Code Civil.

6.	The New Lender confirms, for the benefit of the Agent and without any liability to any Obligor, that it is:
(a)	a Qualifying Lender other than a Treaty Lender;

(b)	a Treaty Lender;

(c)	not a Qualifying Lender.[3]
7.	The New Lender confirms to the other Finance Parties represented by the Agent that it has become entitled to the same rights and that it will assume the same obligations to those Parties as it would have been under if it was an Original Lender.

8.	[We refer to clause 20.2 (Change of Secured Creditors or New Secured Creditors) of the Security Sharing Agreement:

In consideration of the New Lender being accepted as a Senior Facilities Lender for the purposes of the Security Sharing Agreement (and as defined in the Security Sharing Agreement), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Security Sharing Agreement as a Senior Facilities Lender, and undertakes to perform all the obligations expressed in the Security Sharing Agreement to be assumed by a Senior Facilities Lender and agrees that it shall be bound by all the provisions of the Security Sharing Agreement, as if it had been an original party to the Security Sharing Agreement.]

9.	[This Agreement has been entered into on the date stated at the beginning of this Agreement.]

10.	[This Agreement is governed by French law. The Tribunal of Commerce of Paris shall have jurisdiction in relation to any dispute concerning it.]

11.	[This Agreement has been executed in [ ] originals.]

[3]	Delete as applicable. Each New Lender is required to confirm which of these three categories it falls within.

Schedule 1
Commitment/rights [and obligations] to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Agreement is accepted by the Agent and the Transfer Date is confirmed as [• ].
[Agent]
By:

Schedule 6
Form of Accession Letter

To: [ ] as Agent and [ ] as Security Agent for itself and each of the other parties to the Intercreditor Agreements referred to below From: [Subsidiary] and [Company]
Dated: [•]
Dear Sirs,
[Company] — [•]     Facilities Agreement dated [•]     (the “Facilities Agreement”)
1.	We refer to the Facilities Agreement and to the Intercreditor Agreements. This is an Accession Letter. This letter (the “Accession Letter”) shall take effect as an Accession Letter for the purposes of the Facilities Agreement, as an Accession Agreement for the purposes of the Subordination Agreement (and as defined in the Subordination Agreement) and as an Accession Agreement for the purposes of the Security Sharing Agreement (and as defined in the Security Sharing Agreement). Terms defined in the Facilities Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Facilities Agreement and the other Finance Documents (other than the Intercreditors Agreement) as an Additional Guarantor pursuant to Clause 28.2 (Additional Guarantors) of the Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:	[•]

Fax No:	[•]

Attention:	[•]
4.	The Additional Guarantor confirms that it intends to be party to the Subordination Agreement as an Obligor and an Intra-Group Debtor (each as defined in the Subordination Agreement) and to the Security Sharing Agreement as an Obligor (and as defined in the Security Sharing Agreement), undertakes to perform all the obligations expressed to be assumed by an Obligor and an Intra-Group Debtor (each as defined in the Subordination Agreement and as defined in the Security Sharing

Agreement) and agrees that it shall be bound by all the provisions of the Subordination Agreement and the Security Sharing Agreement as if it had been an original party to the Subordination Agreement and the Security Sharing Agreement.

5.	[In consideration of the Additional Guarantor being accepted as Subordinated Creditor for the purposes of the Subordination Agreement, the Additional Guarantor also confirms that it intends to be party to the Subordination Agreement as a Subordinated Creditor, and undertakes to perform all the obligations expressed in the Subordination Agreement to be assumed by a Subordinated Creditor and agrees that it shall be bound by all the provisions of the Subordination Agreement, as if it had been an original party to the Subordination Agreement]

6.	This Accession Letter is governed by French law.

[Company]	[Subsidiary]

Schedule 7
Form of Compliance Certificate
To: [     ] as Agent
From: [Company]
Dated:
Dear Sirs
[Company] — [     ] Facilities Agreement
dated [      ] (the “Facilities Agreement”)
1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[Insert details of covenants to be certified].

[We confirm that Leverage Ratio is [ ]:1 and that, therefore, the Facility A Margin should be [ ]% and the Facility B and Revolving Facility Margin should be [ ]%.]

3.	[We confirm that no Default is continuing.]**

4.	[We confirm that the following companies constitute Material Subsidiaries for the purposes of the Facilities Agreement: [ ].]

[We confirm that the [aggregate of the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, as defined in Clause 24 (Financial Covenants))] / [aggregate gross assets, aggregate net assets and aggregate turnover] of the Guarantors (calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group) exceeds [ ]% of the [EBITDA, as defined in Clause 24 (Financial Covenants)] [consolidated gross assets, consolidated net assets and consolidated turnover of the Group].

Signed

	Director	Director

	Of	of

	[Company]	[Company]

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

[insert applicable certification language]**

for and on behalf of
[name of Auditors of the Company]***

**	To be agreed with the Company’s Auditors and the Lenders prior to signing the Agreement.

***	Only applicable if the Compliance Certificate accompanies the audited financial statements and is to be signed by the Auditors. To be agreed with the Company’s auditor’s prior to signing the Agreement.

Schedule 8
Timetables
Part I
Loans

Loans in euro —
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 14.1 (Selection of Interest Periods and Terms))	U-3 9.30am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation)	U-3 Noon

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 3.00pm

EURIBOR is fixed	Quotation Day as of 11.00 a.m. (Brussels time) in respect of EURIBOR

“U”	= date of utilisation or, if applicable, in the case of a Term Loan that has already been borrowed, the first day of the relevant Interest Period for that Term Loan.

“U — X”	= X Business Days prior to date of utilisation

Part II
Letters of Credit

	Letters of Credit	Letters of Credit in other
	in euro	currencies
Delivery of a duly completed L/C Request (Clause 6.2 (Delivery of an L/C Request for Letters of Credit))	U-3 11.00 am	U-3 11.00 am

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)		U-4

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit if required under paragraph (d) of Clause 6.5 (Issuance of Letters of Credit) and notifies the Issuing Bank and Lenders participating in the Letter of Credit in accordance with paragraph (d) of Clause 6.5 (Issuance of Letters of Credit).
	U-3 1.00 pm	U-3 1.00 pm

[Delivery of duly completed Extension Request (Clause 6.6 (Extension of a Letter of Credit))]	U-3 11.00 am	U-3 11.00 am

“U”	=	date of utilisation[, or, if applicable, in the case of a Letter of Credit to be extended in accordance with Clause 6.6 (Extension of a Letter of Credit), the last day of the term of the Letter of Credit prior to its extension]

“U-X”	=	Business Days prior to date of utilisation

Schedule 9
Material Subsidiaries
Emerald Coast SAS
Sumbawa SL
Lanai Ltd.
Cariboo SAS
Omareef SAS

Schedule 10
Agreed Security Principles
1.	SECURITY PRINCIPLES

(i)	The guarantees and Security to be provided pursuant to this Agreement will be given in accordance with the agreed security principles set out in this Schedule 10 (the “Agreed Security Principles”). This Schedule 10 addresses the manner in which the Agreed Security Principles will impact on the guarantees and Security proposed to be taken in relation to the Refinancing.

(ii)	The Agreed Security Principles embody recognition by all parties that general statutory limitations, financial assistance, corporate benefit, fraudulent preference and “thin capitalisation” rules and fiduciary duties of the directors or officers may limit the ability of a member of the Group to provide a guarantee or Transaction Security.

2.	ENFORCEMENT EVENT
The following principles will be reflected in the terms of any Transaction Security:
(i)	Save where it is not possible under applicable law, Security created under any Transaction Security Document (other than a Transaction Security Document governed by French law) will be enforceable upon the occurrence of an Event of Default (and so long as such Event of Default is continuing) or such other trigger event as is agreed has occurred; and

(ii)	Security created under any Transaction Security Document governed by French law will be enforceable upon the occurrence of a payment default under any Finance Document.

In the case of any Transaction Security granted over commercial receivables (“créances clients”), prior to a Default, no notification will be given to the relevant debtors of such Security.

3.	SHARES
Any Transaction Security Document creating a pledge over the shares of a company will be governed by the laws of the company whose shares are being secured and not by the laws of the country of the Obligor granting the security.
Until an Event of Default has occurred or such other trigger event as is agreed has occurred, the charging Obligor will be (i) permitted to receive dividends on pledged shares to the extent permitted under the Finance Documents and (ii) retain and exercise voting rights.

4.	ADDITIONAL GUARANTORS

(i)	Each Additional Guarantor incorporated or established in the same jurisdiction as an Original Obligor shall provide the same type and scope of Security as that provided by the relevant Original Obligor, including a first-ranking pledge by its Holding Company or Holding Companies over the entire issued share capital of that Additional Guarantor which it respectively holds, provided that where that Additional Guarantor has other types of assets over which Security may be taken, that Additional Guarantor shall provide such other Security over those assets as the Security Agent (acting on the instructions of the Majority Lenders) reasonably determines can be provided in accordance with paragraph 1 of this Schedule 10, and provided further that each Additional Guarantor incorporated in France shall deliver a pledge over its on-going business (“fonds de commerce”).

(ii)	Each Additional Guarantor incorporated or established in any jurisdiction other than those in which the Original Obligors are incorporated or established shall provide the following in accordance with and subject to paragraph 1 of this Schedule 10:
(a)	a first ranking pledge (governed by the law of the place of incorporation of the relevant Additional Guarantor) by its Holding Company or Holding Companies over the entire issued share capital of that Additional Guarantor which it respectively holds;

(b)	a first ranking fixed and floating security over all its present and future assets if applicable in the relevant jurisdiction; and
such other Security over all or any of its assets as the Security Agent (acting on the instructions of the Majority Lenders) reasonably determines can be provided.

Schedule 11
List of Securities
See the attached.

Schedule 11
List of Securities

Expiration
Category	Creditor	Debtor	Signing Date	Date	Description
Pledge of going concern (nantissement de fonds de commerce), in connection with the following shops:	CIC	Cariboo	September 2008	September 2013	Pledge guaranteeing the obligations of Cariboo under a term loan agreement for a maximum amount of 4,884,000€
- Quiksilver Hossegor
- Roxy Bordeaux
- Roxy Lorient
- Roxy Carre Sénart
- Roxy Etrembières
- Quiksilver Aulnay
- Roxy Aulnay	GE Factofrance	Na Pali	22/08/08	N/A	- Assignment of the credit balance of the bank accounts where payments are made by debtors of Na Pali in connection with a NP Factoring Agreement
Assignment of receivables					- Cross security interests over the

Expiration
Category	Creditor	Debtor	Signing Date	Date	Description
Current Accounts of Na Pali SAS and Emerald Coast SAS. opened in the books of GE Factofrance
Assignment of receivables	GE Factofrance	Emerald Coast	22/08/08	N/A	- Assignment of the credit balance of the bank account where payments are made by debtors of Emerald Coast in connection with a NP Factoring Agreement
- Cross security interests over the Current Accounts of Na Pali SAS. Emerald Coast SAS, opened in the books of GE Factofrance
Assignment of receivables	GE Factofrance	Sumbawa	30/10/08	N/A	- Pledge over the credit balance of the Dedicated Accounts where payments are made by debtors of Sumbawa in connection with a NP Factoring Agreement,
- Cross security interests over the Current Accounts of Na Pali SAS, Emerald Coast SAS, and Lanai Ltd opened in the books of GE Factofrance
Assignment of receivables	GE Factofrance	Lanai	30/10/08	N/A	- Charge, over debts and Dedicated Accounts where payments are made by debtors of Lanai in connection with a NP Factoring Agreement
- Cross security interests over the

Expiration
Category	Creditor	Debtor	Signing Date	Date	Description
Current Accounts of Na Pali SAS, Emerald Coast SAS, Sumbawa SL, and Lanai Ltd. opened in the books of GE Factofrance
Leasing	Natixis Lease	Na Pali	29/11/2007	31/10/2014	Leasing of racks
Leasing	Natixis Lease	Na Pali	27/01/2009	30/09/2015	Leasing of racks

Schedule 12
List of Loans
See the attached.

Schedule 12
List of Long Term Receivable 31 July 2009 in K€

									Outstanding RECEIVABLE
						Amount
			Duration			Klocal
	Company	Counterpart	(years)	Date	Currency	currency	Rate	Amount K€	Total	Long term	Short term
Long term Receivable	NAPALI	(Illegible)	ND	(Illegible)	ZAR	10 667	11.02	2 564	2 564	2 564
		(Illegible)	ND	(Illegible)	ZAR	26 396	11.02	6 826	6 826	6 826
		(Illegible)	3 years	(Illegible)	PLN	5 500	4.16	1 322	1 322	1 322
		(Illegible)	4 years	(Illegible)	PLN	1 401	4.16	337	337	337
		(Illegible)	4 years	(Illegible)	PLN	50	4.16	12	12	12	0
		(Illegible)	5 years	(Illegible)		€525	1.00	525	525	525	0
		(Illegible)	5 years	(Illegible)	PLN	13 623	4.16	3 275	3 275	3 275	0
		(Illegible)	4 years	(Illegible)	PLN	5 667	4.16	1 362	1 362	1 362	0
		(Illegible)	5 years	(Illegible)	PLN	300	4.16	72	72	72	0
								16 295	16 295	16 295	0
	Pilot	(Illegible)				€1 240		1 240	1 240	1 240	0
								1 240	1 240	1 240	0

Schedule 13
Guarantees and Off-Balance Sheet Liabilities
See the attached.

Schedule 13
Guarantees and Off-Balance Sheet Liabilities
As of July 29, 2009
I. General
NA PALI
•	Granting in favor of COFIGEST of a joint and several guarantee for the obligations of CARIBOO pursuant to a commercial lease agreement, 136, rue de Rivoli, Paris, for the duration of the lease and for an unlimited amount.

•	Granting in favor of Crédit Agricole of a guarantee in connection with the Credit facilities granted to the EMERALD COAST SAS.

•	Granting in favor of Blueco Ltd of a joint and several guarantee for undertakings made by sub-subsidiary MOLOKAI, pursuant to the commercial lease agreement for Unit L003, Lower Level, Bluewater, Kent; United Kingdom, for the duration of the lease and for an unlimited amount.

•	Granting of a guarantee to Banque Populaire Natixis for indirect German subsidiary MAKAHA for a total of EUR 33,183.

•	Granting of six guarantees to BNP Paribas for indirect Spanish subsidiary BAKIO for a total of EUR 492,434.

•	Granting of three guarantees to BNP Paribas for indirect Italian subsidiary MOOREA for a total of EUR 92,223.

•	Granting of a counter-guarantee to BNP Amsterdam for indirect Dutch subsidiary PUKALANI for a total of EUR 9,659 for TCN Sports Business Center Holding BV.

•	Granting of a guarantee to BNP for Spanish subsidiary SUMBAWA for a total of EUR 42,000.

•	Granting in favor of Crédit Agricole of a guarantee for the L/C facilities granted to EMERALD COAST.

•	Since fiscal year 1997/1998, the company has granted to its subsidiaries several cancellation of debts including betterment clauses. As of October 31, 2008, the aggregate amount of these abandoned loans was EUR 23,277,086.

•	Since fiscal year 2002/2003, the company has granted to its indirect subsidiaries several agreements to abandon trade receivables. As of October 31, 2008, the aggregate amount of these abandoned trade receivables was EUR 3,752,000.

•	Guarantee received from Société Générale for the payment of amounts owing to SAS COVERIS pursuant to works for the extension of Na Pali’s headquarter for a total of EUR 2,139,644.

•	Guarantee received from Société Générale for the payment of amounts owing to SAS ATELIER D’AGENCEMENT pursuant to works for the extension of Na Pali’s headquarter for a total of EUR 647,036.

•	Guarantee received from Société Générale for the payment of amounts owing to SA COPPET pursuant to works for the extension of Na Pali’s headquarter for a total of EUR 4,089,442.48.
EMERALD COAST
•	NA PALI SAS has acted as joint and several guarantor for the credit facilities granted by Credit Agricole to EMERALD COAST.
CARIBOO
•	Guarantee received from Société Générale in favor of SARL CARIBOO in relation to SA BILL TORNADE for a total of EUR 91,469.41.

•	The going concern (fonds de commerce) of Nantes, Quiksilver Hossegor, Roxy Bordeaux, Lorient, Roxy Carre Sénart, Etrembières, Quiksilver Aulnay, Roxy Aulnay, have been pledged in the context of a loan of October 2008 with CIC for a total of EUR 4,825,448.
II. NP Factoring Agreements
•	Assignment of the right to indemnification under insurance policies (Délégation du droit aux indemnites d’assurance) pursuant to the NP Factoring Agreement.

•	Guarantee fund and other special reserves pursuant to the NP Factoring Agreements.

•	Undertaking to assign the relevant receivables pursuant to the NP Factoring Agreements.

•	Assignment or pledge of the credit balance of certain bank accounts of Na Pali, Emerald Coast, Sumbawa and Lanai in connection with the NP Factoring Agreements.

Schedule 14
Existing Financial Indebtedness
See the attached.

Schedule 14
Other Debt as of 31.07.09 in KEuro

								Outstanding debt
						Amount
			Duration			Klocal
	Company	Bank	(years)	Date	Currency	currency	Amount K€	Total	Long term	Short term
Group Debt	NEW PIER	Quiksilver Holding	5	feb-06	ZAR	59503	5404	5404	5404
								5404	5404	0

Leasing	NAPALI	Natixis Lease	7	oct-08		€150	150	129	107	21
		Natixis Lease	7	nov-07		€1136	1136	852	690	262

								981	797	184

Others Lt Debt	NAPALI & subsidiaries	Profit sharing Banques (interest)			€			7285	6447	838
								470		470

								7756	6447	1308

TOTAL OTHER DEBT								14141	12649	1492

Schedule 15
Existing Letters of Credit

Schedule 15
Existing Letters of Credit
as of 31.07.09

								Outstanding debt
						Amount
			Duration			Klocal
	Company	Bank	(years)	Date	Currency	currency	Amount K€	Total	Long term	Short term
Letters of Credit	NAPALI	BNP			€		738	738		738
		NATIXIS			€		0	0		0
		SG			€		911	911		911
		BPSO			€		1610	1610		1610
		CREDIT AGRICOLE			€		2510	2510		2510
		HSBC			€		2547	2547		2547
		CIC			€		1090	1090		1090

							9406	9406	0	9406
Letters of Credit	EMERALD COAST	CREDIT AGRICOLE			€		3327	3327		3327

							3327	3327	0	3327
TOTAL LETTERS OF CREDIT							12733	12733	0	12733

SIGNATURES

THE COMPANY

PILOT SAS

By:

Title:

THE BORROWERS

PILOT SAS

By:

Title:

Address:

26/28 rue Danielle Casanova
75002 Paris
Attn:
Fax:

NA PALI SAS

By:

Title:

THE ORIGINAL GUARANTORS

QUIKSILVER, INC.

By:

Title:

PILOT SAS

By:

Title:

THE ARRANGERS

BNP PARIBAS

By:

Title:

CRÉDIT LYONNAIS

By:

Title:

SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING

By:

Title:

THE AGENT

BNP PARIBAS

By:

Title:

Address:

BNP Paribas
37 place du Marché Saint Honoré
75031 Paris Cedex 01 (France)
Tel.
Fax
E-mail:

THE SECURITY AGENT

SOCIETE GENERALE

By:

Title:

Address:

Attn:
Fax:

THE ISSUING BANK

CAISSE REGIONALE DE CREDIT AGRICOLE MUTUEL PYRENEES- GASCOGNE

By:

Title:

THE ORIGINAL LENDERS

BANQUE POPULAIRE DU SUD OUEST

By:

Title:

BNP PARIBAS

By:

Title:

CAISSE REGIONALE DE CREDIT AGRICOLE MUTUEL PYRENEES- GASCOGNE

By:

Title:

CIC — SOCIETE BORDELAISE

By:

Title:

CREDIT LYONNAIS

By:

Title:

HSBC FRANCE

By:

Title:

NATIXIS

By:

Title:

SOCIETE GENERALE

By:

Title: